                                        Exhibit (10)(b)

                AGREEMENT OF LIMITED PARTNERSHIP

                               OF

                       WIRELESSCO, L.P.,

                 A DELAWARE LIMITED PARTNERSHIP

                  dated as of October 24, 1994

                             among

                     SPRINT SPECTRUM, INC.

                       TCI NETWORK, INC.

                   COMCAST TELEPHONY SERVICES

                              and

               COX COMMUNICATIONS WIRELESS, INC.

                       TABLE OF CONTENTS

SECTION 1  THE PARTNERSHIP                                              1
 1.1 Formation.                                                         1
 1.2 Name.                                                              1
 1.3 Purpose.                                                           1
 1.4 Principal Executive Office.                                        2
 1.5 Term.                                                              2
 1.6 Filings; Agent for Service of Process.                             3
 1.7 Title to Property.                                                 3
 1.8 Payments of Individual Obligations.                                3
 1.9 Independent Activities.                                            3
 1.10 Definitions.                                                      4
 1.11 Additional Definitions.                                           23
 1.12 Terms Generally.                                                  26

 SECTION 2  PARTNERS' CAPITAL CONTRIBUTIONS                             27
 2.1 Percentage Interests; Preservation of Percentages of
      Interests Held as General Partners and as Limited
      Partners.                                                         27
 2.2 Partners' Original Capital Contributions.                          27
 2.3 Additional Capital Contributions.                                  28
 2.4 Failure to Contribute Capital.                                     32
 2.5 Other Additional Capital Contributions.                            47
 2.6 Partnership Funds.                                                 37
 2.7 Partner Loans; Other Borrowings.                                   37
 2.8 Other Matters.                                                     38

 SECTION 3  ALLOCATIONS                                                 39
 3.1 Profits.                                                           39
 3.2 Losses.                                                            40
 3.3 Special Allocations.                                               40
 3.4 Curative Allocations.                                              42
 3.5 Loss Limitation.                                                   43
 3.6 Other Allocation Rules.                                            43
 3.7 Tax Allocations:  Code Section 704(c).                             44

 SECTION 4  DISTRIBUTIONS                                               44
 4.1 Available Cash.                                                    44
 4.2 Tax Distributions.                                                 44
 4.3 Amounts Withheld.                                                  45

 SECTION 5  MANAGEMENT                                                  45
 5.1 Authority of the Management Committee.                             45
 5.2 Business Plan and Annual Budget.                                   50
 5.3 Employees.                                                         53
 5.4 Limitation of Agency.                                              53
 5.5 Liability of Partners and Representatives.                         54
 5.6 Indemnification.                                                   54
 5.7 Temporary Investments.                                             56
 5.8 Deadlocks.                                                         56
 5.9 Conversion to Corporate Form.                                      57

 SECTION 6  PARTNERSHIP OPPORTUNITIES;
                CONFIDENTIALITY                                         58
 6.1 Engaging in Wireless Businesses.                                   58
 6.2 Enforceability and Enforcement.                                    61
 6.3 General Exceptions to Section 6.1.                                 61
 6.4 Comcast Exceptions.                                                63
 6.5 Freedom of Action.                                                 67
 6.6 Confidentiality.                                                   68

 SECTION 7  ROLE OF EXCLUSIVE LIMITED PARTNERS  70
 7.1 Rights or Powers.                                                  70
 7.2 Voting Rights.                                                     70

 SECTION 8  TRANSACTIONS WITH PARTNERS; OTHER
                AGREEMENTS                                              71
 8.1 Sprint Cellular.                                                   71
 8.2 Sprint Brand Licensing Agreement.                                  71
 8.3 Joint Marketing Agreement.                                         72
 8.4 Network Services Agreement.                                        72
 8.5 Preferred Provider.                                                72
 8.6 MFJ                                                                73
 8.7 Interested Party Transactions.                                     73
 8.8 Access to Technical Information                                    74
 8.9 Parent Undertaking.                                                74
 8.10 Certain Additional Covenants.                                     74
 8.11 PioneerCo Preemptive Rights.                                      75
 8.12 Foreign Ownership                                                 75

SECTION 9  REPRESENTATIONS AND WARRANTIES                               76

 SECTION 10  ACCOUNTING, BOOKS AND RECORDS                              78
 10.1 Accounting, Books and Records.                                    78
 10.2 Reports.                                                          78
 10.3 Tax Returns and Information.                                      80
 10.4 Proprietary Information.                                          81

 SECTION 11  ADVERSE ACT                                                81
 11.1 Remedies.                                                         81
 11.2 Adverse Act Purchase.                                             83
 11.3 Net Equity.                                                       86
 11.4 Gross Appraised Value.                                            87
 11.5 Extension of Time.                                                88

 SECTION 12  DISPOSITIONS OF INTERESTS                                  89
 12.1 Restriction on Dispositions.                                      89
 12.2 Permitted Transfers.                                              89
 12.3 Conditions to Permitted Transfers.                                89
 12.4 Right of First Refusal.                                           92
 12.5 Tagalong Rights.                                                  96
 12.6 Partner Put Rights.                                               97
 12.7 Prohibited Dispositions.                                          100
 12.8 Representations Regarding Transfers.                              100
 12.9 Distributions and Allocations in Respect of
         Transferred Interests                                          100

 SECTION 13  CONVERSION OF INTERESTS                                    101
 13.1 Termination of Status as General Partner.                         101
 13.2 Restoration of Status as General Partner.                         101

 SECTION 14  DISSOLUTION AND WINDING UP                                 102
 14.1 Liquidating Events.                                               102
 14.2 Winding Up.                                                       102
 14.3 Compliance With Certain Requirements of Regulations;
         Deficit Capital Accounts.                                      104
 14.4 Deemed Distribution and Recontribution.                           104
 14.5 Rights of Partners.                                               105
 14.6 Notice of Dissolution.                                            105
 14.7 Buy/Sell Arrangements.                                            105

 SECTION 15  MISCELLANEOUS                                              108
 15.1 Notices.                                                          108
 15.2 Binding Effect.                                                   108
 15.3 Construction.                                                     108
 15.4 Time.                                                             108
 15.5 Table of Contents; Headings.                                      109
 15.6 Severability.                                                     109
 15.7 Incorporation by Reference.                                       109
 15.8 Further Action.                                                   109
 15.9 Governing Law.                                                    109
 15.10 Waiver of Action for Partition; No Bill For
           Partnership Accounting.                                      109
 15.11 Counterpart Execution.                                           110
 15.12 Sole and Absolute Discretion.                                    110
 15.13 Specific Performance.                                            110
 15.14 Entire Agreement.                                                110
 15.15 Limitation on Rights of Others.                                  110
 15.16 Waivers; Remedies.                                               110
 15.17 Jurisdiction; Consent to Service of Process.                     111
 15.18 Waiver of Jury Trial.                                            111
 15.19 No Right of Set-Off.                                             112

              AGREEMENT OF LIMITED PARTNERSHIP
                               OF
                       WIRELESSCO, L.P.,
                 A DELAWARE LIMITED PARTNERSHIP


     This AGREEMENT OF LIMITED PARTNERSHIP is entered into as of the 24th day of October, 1994, by and among Sprint Spectrum, Inc., a Kansas corporation ("Sprint"), TCI Network, Inc., a Colorado corporation ("TCI"), Comcast Telephony Services, a Delaware general partnership ("Comcast"), and Cox Communications Wireless, Inc., a Delaware corporation ("Cox"), each as a General Partner and a Limited Partner, pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, on the following terms and conditions:


                            SECTION 1
                        THE PARTNERSHIP

     1.1   Formation.

     The Partners hereby form the Partnership as a limited partnership pursuant to the provisions of the Act for the purposes and upon the terms and conditions set forth in this Agreement.

     1.2   Name.

     The name of the Partnership shall be WirelessCo, L.P, and all business of the Partnership shall be conducted in such name or, in the discretion of the Management Committee, under any other names (but excluding a name that includes the name of a Partner unless such Partner has consented thereto).

     1.3   Purpose.

          (a) Subject to, and upon the terms and conditions of this Agreement, the purposes and business of the Partnership shall be to develop (through acquisition, lease, construction, investment or otherwise) a seamless, integrated, competitive Wireless
Business providing Wireless Exclusive Services and Non-Exclusive Services nationwide, and to operate, manage and maintain such business. Without the unanimous consent of the Partners, the Partnership shall not engage in any other business, including any of the Excluded Businesses. During the term of the Trademark
License and upon the terms and conditions thereof, the Partnership's services will be marketed under the Sprint Brand.
In furtherance of its purposes, but subject to the terms and conditions of this Agreement, the Partnership may do any or all of the following: provide certain services to other operators of Wireless Businesses that provide Wireless Exclusive Services and Non-Exclusive Services pursuant to Affiliation Agreements or other contractual relationships with such operators (including

PioneerCo); make and prosecute applications and bids for licenses for such Wireless Business and renewals thereof; invest in Persons holding licenses for such Wireless Businesses (including
PioneerCo); and design, construct, develop and dispose of systems for such Wireless Business.

          (b) The Partnership shall have all the powers now or hereafter conferred by the laws of the State of Delaware on limited partnerships formed under the Act and, subject to the limitations of this Agreement, may do any and all lawful acts or things that are necessary, appropriate, incidental or convenient for the furtherance and accomplishment of the purposes of the Partnership. Without limiting the generality of the foregoing, and subject to the terms of this Agreement, the Partnership may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out its purposes and conduct its business.

          (c) Simultaneously with the execution of this Agreement, the Parents of the Partners have entered into the Joint Venture
Formation Agreement, pursuant to which (subject to the satisfaction of certain conditions) NewTelco will be formed by the Partners on the NewTelco Closing Date to engage in the businesses described in the Joint Venture Formation Agreement.
On the NewTelco Closing Date, NewTelco and the Partnership will be combined in a manner to be agreed upon by the Partners.

     1.4   Principal Executive Office.

     The principal executive office of the Partnership shall be located in such place as determined by the Management Committee, and the Management Committee may change the location of the principal executive office of the Partnership to any other place within or without the State of Delaware upon ten (10) Business Days prior notice to each of the Partners, provided that such principal executive office shall be located in the United States. The Management Committee may establish and maintain such additional offices and places of business of the Partnership, within or without the State of Delaware, as it deems appropriate.

     1.5   Term.

     The term of the Partnership shall commence on the date the certificate of limited partnership described in Section 17-201 of the Act (the "Certificate") is filed in the office of the Secretary of State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in Section 14.

     1.6   Filings; Agent for Service of Process.

          (a) Promptly following the execution of this Agreement, the General Partners shall cause the Certificate to be filed in the office of the Secretary of State of Delaware in accordance with the Act. The Management Committee shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of Delaware. The General Partners shall cause amendments to the Certificate to be filed whenever required by the Act. The
Partners shall be provided with copies of each document filed or recorded as contemplated by this Section 1.6 promptly following the filing or recording thereof.

          (b) The General Partners shall execute and cause to be filed original or amended Certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other states or jurisdictions in which the Partnership engages in business.

          (c) The registered agent for service of process on the Partnership shall be The Corporation Trust Company or any successor as appointed by the Management Committee in accordance with the Act. The registered office of the Partnership in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

     1.7   Title to Property.

     No Partner shall have any ownership interest in its individual name or right in any real or personal property owned, directly or indirectly, by the Partnership, and each Partner's Interest shall be personal property for all purposes. The Partnership shall hold all of its real and personal property in the name of the Partnership or its nominee and not in the name of any Partner.

     1.8   Payments of Individual Obligations.

     The Partnership's credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for, or in payment of, any individual obligation of any Partner.

     1.9   Independent Activities.

     Each Partner and any of its Affiliates shall be required to devote only such time to the affairs of the Partnership as such Partner determines in its sole discretion may be necessary to manage and operate the Partnership to the extent contemplated by this Agreement, and each such Person, except as expressly provided herein, shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

     1.10  Definitions.

     Capitalized words and phrases used in this Agreement have the following meanings:

          "Act" means the Delaware Revised Uniform Limited
Partnership Act, as set forth in Del. Code Ann. tit. 6, 17-101 to 17-1109.

          "Accountants" means, as of any time, such firm of nationally recognized independent certified public accountants that, as of such time, has been appointed by the Management
Committee as the accountants for the Partnership.

          "Additional Capital Contributions" means, with respect to each Partner, the Capital Contributions made by such Partner pursuant to Sections 2.3, 2.4 and 2.5, reduced by the amount of any liabilities of such Partner assumed by the Partnership in connection with such Capital Contributions or which are secured by any property contributed by such Partner as a part of such Capital Contribution. In the event all or a portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Additional Capital Contributions of the transferor to the extent they relate to the transferred Interest.

          "Additional Contribution Agreement" means a contribution agreement the terms of which have been approved by the Unanimous Vote of the Management Committee pursuant to which a Partner makes an Additional Capital Contribution to the Partnership pursuant to Section 2.5.

          "Additional Contribution Notice" means a written notice given to all Partners, which shall (i) state the Additional Contribution Amount being requested of all Partners and each Partner's proportionate share thereof determined as provided in
Section 2.3(a) (or, in the case of a required Additional Capital Contribution in respect of a Declined Accelerated Contribution, as provided in Section 2.3(c)), (ii) specify in reasonable detail the purposes for which the Additional Contribution Amount is required, (iii) identify a date (the "Contribution Date"), not more than forty-five (45) days nor less than thirty (30) days after the date of such notice, upon which the Additional Capital Contributions are to be made and (iv) specify the account of the Partnership to which the contribution is to be made; provided that any Additional Contribution Notice with respect to any portion of the Auction Commitment of the Partners may require the Additional Capital Contribution to be made on a date that is less than thirty (30) days, but not less than two (2) days, after the date of such notice.

          "Adjusted Capital Account Deficit" means, with respect to any Exclusive Limited Partner, the deficit balance, if any, in such Exclusive Limited Partner's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

              (i) Credit to such Capital Account any amounts which such Exclusive Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

             (ii)   Debit to such Capital Account the items
described in Sections 1.704-1(b)(2)(ii)(d)(4),
1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the
Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section
1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

          "Adverse Act" means, with respect to any Partner, any of the following:

              (i)   Such Partner becomes a Defaulting Partner;

             (ii) Such Partner Disposes of all or any part of its Interest except as required or permitted by this Agreement; provided, however, that no Adverse Act shall be considered to have occurred until thirty (30) days following the involuntary encumbrance of all or any part of such Interest if during such thirty (30) day period the affected Partner acts diligently to, and prior to the end of such thirty (30) day period does, remove any such encumbrance, including effecting the posting of a bond to prevent foreclosure where necessary;

            (iii) Such Partner has committed a material breach of any covenant contained in this Agreement (other than as otherwise expressly enumerated in this definition) or a material default on any obligation provided for in this Agreement (other than as otherwise expressly enumerated in this definition) and such breach or default continues for thirty (30) days after the date written notice thereof has been given to such Partner by any other Partner (with a copy to the Management Committee and each other Partner); provided that if such breach or default is not a failure to pay money and is of such a nature that it cannot reasonably be cured within such thirty (30) day period, but is curable and such Partner in good faith begins efforts to cure it within such thirty (30) day period and continues diligently to do so, such Partner shall have a reasonable additional period thereafter to effect the cure (which shall not exceed an additional ninety (90) days unless otherwise approved by the Management Committee by Required Majority Vote; and provided further that if, within thirty (30) days after the date written notice of such breach or default has been given to such Partner, such Partner delivers written notice (the "Contest Notice") to the Management Committee and all other Partners that it contests such notice of breach or default, such breach or default shall not constitute an Adverse Act unless and until (and assuming that such breach or default has not theretofore been cured in full)
(A) the disinterested Representatives determine in good faith by Required Majority Vote that such Partner has committed such a breach or default or (B) there is a Final Determination that such Partner's actions or failures to act constituted such a breach or default; and provided further that this clause (iii) shall not apply in the event of a breach of Section 8.6 hereof, which breach shall constitute an Adverse Act (if at all) pursuant to clause (vii) below;

             (iv)   The Bankruptcy of such Partner or the
occurrence of any other event which would permit a trustee or receiver to acquire control of the affairs or assets of such Partner;

              (v) The occurrence of a Change in Control of such Partner without the unanimous written consent of the other
General Partners;

             (vi) An IXC Transaction has occurred with respect to such Partner;

            (vii) The occurrence of any event with respect to such Partner (A) that causes such Partner or the Partnership to become a BOC or (B) that causes the Partnership to become a BOC Affiliated Enterprise or an entity subject to any restriction or limitation under Section II of the MFJ, provided, however, that
(a) in the case of an event specified in clause (B) above, such event must have a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of the Partnership and (b) no Adverse Act shall be considered to have occurred if such Partner has taken actions which have cured the event that would otherwise have constituted an Adverse Act under clause (B) of this clause (vii) within ninety (90) days following its receipt of notice from a General Partner of the occurrence of such event; and provided further that if, within ninety (90) days after the date written notice of such occurrence has been given to such Partner, such Partner delivers a Contest Notice to the Management Committee and all other Partners that it contests such occurrence (or contests whether such occurrence constitutes an Adverse Act under this clause (vii)), such occurrence shall not constitute an Adverse Act unless and until (and assuming that such event has not theretofore been cured in full) (A) the disinterested Representatives determine in good faith by Required Majority Vote that such occurrence constitutes an Adverse Act under this clause
(vii) or (B) there is a Final Determination that such occurrence constitutes an Adverse Act under this clause (vii); or

           (viii) Such Partner otherwise causes a dissolution of the Partnership in contravention of the terms of this Agreement (other than solely by reason of the Bankruptcy of such Partner).

          An "Adverse Partner" is any Partner with respect to which an Adverse Act has occurred.

          "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term "controls" (including its correlative meanings "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) neither the Partnership, NewTelco nor any Person controlled by the Partnership or NewTelco shall be deemed to be an Affiliate of any Partner or of any Affiliate of any Partner and (ii) no Partner or any Affiliate thereof shall be deemed to be an Affiliate of any other Partner or any Affiliate thereof solely by virtue of its Interest in the Partnership or its partnership interest in NewTelco.

          "Agreement" or "Partnership Agreement" means this Agreement of Limited Partnership, including all Schedules hereto, as amended from time to time.

          "Allocation Year" means (i) the period commencing on the effective date of this Agreement and ending on December 31, 1994, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Partnership is required to allocate Profits, Losses, and other items of Partnership income, gain, loss or deduction pursuant to
Section 3.

          "Auction Commitment" of any Partner means an amount equal to the product of (i) such Partner's initial Percentage
Interest as of the date of this Agreement and (ii) the aggregate maximum amount of the Additional Capital Contributions specified in the Management Committee Resolution (whether or not specified in the Management Committee Resolution as required to be immediately available or to be secured by the Letters of Credit) to be used for (a) the Partnership's maximum budgeted expenditure in the PCS Auction for the payment of the purchase price for PCS Licenses awarded to it, (b) capital contributions to be paid in cash to PioneerCo under the partnership agreement of PioneerCo during the Auction
Period in connection with the formation of PioneerCo and the contribution of the Cox Pioneer Preference License to PioneerCo and capital contributions to be paid in cash during the Auction
Period to other partnerships formed to hold pioneer preference licenses for frequency blocks "A" and "B" in connection with the formation of such partnerships and the payment of the purchase price for such licenses, (c) capital contributions to be paid in cash during the Auction Period for investments in or with entities that are eligible to bid for PCS licenses in frequency blocks "C" and "F" in connection with the formation of such entities and the payment of the purchase price for such licenses and (d) incidental expenses relating to the foregoing; provided, that the amount specified in this clause
(ii) shall be increased if and to the extent that the Management Committee by Unanimous Vote approves an increase in the aggregate amount of such Additional Capital Contributions, and shall be reduced following the PCS Auction as and to the extent contemplated by the Wireless Strategic Plan to reflect the results of the PCS Auction. In the event all or a portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Auction Commitment of the transferor to the extent it relates to the transferred
Interest and has not been called in full.

          "Auction Period" means the period from the date hereof to the effective date of the Initial Business Plan.

          "Available Cash" means as of any date the cash of the Partnership as of such date less such portion thereof as the Management Committee determines to reserve for Partnership expenses, debt payments, capital improvements, replacements, and contingencies.

          "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due (other than any obligation of such Person to make capital contributions under this Agreement), or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such

Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty (60) days.

          "BOC" means "BOC" or "Bell Operating Companies" as defined in Section IV.C of the MFJ.

          "BOC Affiliated Enterprise" has the same meaning as the term "affiliated enterprise" as used with respect to "BOC" or "Bell Operating Companies" in Section II.D of the MFJ.

          "BTA" means a Basic Trading Area, as defined in the FCC
Rules to be codified at 47 C.F.R.  24.13.

          "Business Day" means a day of the year on which banks are not required or authorized to close in the State of New York.

          "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

              (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's Special Contributions, if any, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4, and the amount of any Partnership liabilities which are assumed by such Partner or secured by any Property distributed to such Partner as permitted by this Agreement.

             (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed or deemed to be distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to
Section 3.3 or Section 3.4, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

            (iii) In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

             (iv) In determining the amount of any liability for purposes of the definitions of "Additional Capital
Contributions" and "Original Capital Contribution" and subparagraphs (i) and (ii) of this definition of "Capital
Account," there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or any Partner), are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 14 upon the dissolution of the Partnership. The Management Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and
(ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). Any such action will require the Unanimous Vote of the Management Committee.

          "Cable Partners" means Comcast, Cox and TCI.

          "Capital Commitment" of any Partner means with respect to any Fiscal Year or part thereof included in the Initial Three-Year Period, an amount equal to the excess, if any, of (i) the product of (A) such Partner's initial Percentage Interest and
(B) the sum of (1) the aggregate amount of Additional Capital Contributions expressly contemplated by the Initial Business Plan to be required of the Partners in such Fiscal Year (including, with respect to the first Fiscal Year in the Initial Three-Year Period, the Post-Auction Requirements) plus (2) the Prior Years' Carryforward, over (ii) the cumulative Accelerated Contribution Amounts requested of and made by such Partner in all prior Fiscal Years that the Management Committee has determined shall be applied to reduce the Planned Capital Amount for such Fiscal Year. In the event all or a portion of an Interest is Transferred in accordance with this Agreement, the transferee shall succeed to the Capital Commitment of the transferor to the extent it relates to the transferred Interest and has not been called in full.

          "Capital Contribution" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed or deemed to be contributed to the Partnership with respect to the Interest held by such Partner. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

          "Carrier" has the meaning set forth in the definition of "IXC" below.

          "Change in Control" means, with respect to any Partner that has a Parent other than itself, such Partner's ceasing to be a Subsidiary of its Parent other than in connection with a Permitted Transaction.

          "Chief Executive Officer" means the chief executive officer of the Partnership, including any interim chief executive officer.

          "Code" means the Internal Revenue Code of 1986.

          "Comcast Parent" means Comcast Corporation, a
Pennsylvania corporation.

          "Consumer Price Index" means the Consumer Price Index "All Urban Consumers: U.S. city average, all items" (1982-1984 =
100) published by the Bureau of Labor Statistics of the United States Department of Labor, or any equivalent successor or substitute index selected by the Management Committee and published by the Bureau of Labor Statistics or a successor or substitute governmental agency and selected by the Management Committee.

          "Contest Notice" has the meaning set forth in clause
(iii) of the definition of "Adverse Act."

          "Contribution Date" has the meaning set forth in the definition of "Additional Contribution Notice."

          "Controlled Affiliate" of any Person means the Parent of such Person and each Subsidiary of such Parent. As used in Sections 6, 8.6, 8.10 and 8.12 the term "Controlled Affiliate" shall also include any Affiliate of a Person that such Person or its Parent can directly or indirectly unilaterally cause to take or refrain from taking any of the actions required, prohibited or otherwise restricted by such Section, whether through ownership of voting securities, contractually or otherwise. As used in Sections 2.4, 5.1(c), 11.2, 12.4, 12.5 and 12.6, the term
"Controlled Affiliate" shall also include any Affiliate of a Person that such Person or its Parent can directly or indirectly unilaterally cause to take or refrain from taking any action regarding the Partnership, whether through ownership of voting securities, contractually or otherwise.

          "Cox Parent" means Cox Cable Communications, Inc., a
Delaware corporation; provided, that if on January 1, 1996, Cox
Cable Communications, Inc. is not Publicly Held, the term Cox

Parent shall thereafter mean the Person that would be the Parent of Cox if a Permitted Transaction were deemed to have occurred on such date with respect to Cox.

          "Cox Pioneer Preference License" means the 30 MHz MTA
"A" block PCS license in the Los Angeles MTA for which Cox Parent has filed an application with the FCC.

          "Debt" means (i) any indebtedness for borrowed money or deferred purchase price of property or evidenced by a note, bonds, or other instruments, (ii) obligations to pay money as lessee under capital leases, (iii) obligations to pay money secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Partnership whether or not the Partnership has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement (the principal amount of such obligation shall be deemed to be the notional principal amount on which such swap is based), and (v) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii) and (iv) above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Partnership's business and are not delinquent or are being contested in good faith by appropriate proceedings.

          "Depreciation" means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

          "Dispose" (including its correlative meanings, "Disposed of", "Disposition" and "Disposed"), with respect to any Interest means to Transfer, pledge, hypothecate or otherwise dispose of such Interest, in whole or in part, voluntarily or involuntarily, except by operation of law in connection with a merger, consolidation or other business combination of the Partnership and except that such term shall not include any pledge or hypothecation of, or granting of a security interest in, an Interest that is approved by the Management Committee in connection with any financing obtained on behalf of the Partnership.

          "ESMR" means any commercial mobile radio service, and the resale of such service, authorized under the rules for Specialized Mobile Radio services designated under Subpart S of
Part 90 of the FCC's rules in effect on the date hereof, including the networking, marketing, distribution, sales, customer interface and operations functions relating thereto.

          "Excluded Businesses" has the meaning set forth in Exhibit A to Exhibit 1.1(a) to the Joint Venture Formation
Agreement.

          "Exclusive Limited Partner" means any Limited Partner that is not also a General Partner.

          "FCC" means the Federal Communications Commission.

          "Final Determination" means (i) a determination set forth in a binding settlement agreement between the Partnership and the Partner alleged to have committed the Adverse Act, which has been approved by a Required Majority Vote of the Management Committee pursuant to Section 8.7 or (ii) a final judicial determination, not subject to further appeal, by a court of competent jurisdiction.

          "Fiscal Year" means (i) the period commencing on the date of this Agreement and ending on December 31, 1994, (ii) any subsequent twelve (12) month period commencing on January 1, and ending on December 31, or (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Partners pursuant to
Section 14.2. When used in connection with the Initial Business Plan or the Initial Three-Year Period, "Fiscal Year" also means the period commencing on the effective date of the Initial Business Plan and ending on December 31, 1995.

          "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

          "General Partner" means any Person who (i) is referred to as such in the first paragraph of this Agreement or has become a General Partner pursuant to the terms of this Agreement, and
(ii) has not, at any given time, ceased to be a General Partner pursuant to the terms of this Agreement. "General Partners" means all such Persons.

          "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

              (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Management Committee in accordance with Section 8.7;

             (ii) The Gross Asset Value of all Partnership assets shall be adjusted to equal their gross fair market value, as determined by the Management Committee, as of the following times: (A) the acquisition of an Interest by any new Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an Interest; (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) the conversion of a General Partner to an Exclusive Limited Partner if, and only if, in the judgment of the Management Committee, such adjustment would either cause the Person who is being converted to an Exclusive Limited Partner to have a deficit balance in its Capital Account or increase the amount of such a deficit balance;

            (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Management Committee in accordance with Section 8.7;

             (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" and
Section 3.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Management Committee determines that an adjustment pursuant to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv); and

              (v)   If Gross Asset Value is required to be
determined for the purpose of Sections 11.1 or 14.7, Gross Asset
Value shall be determined in the manner set forth in such Sections.

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          "Hypothetical Federal Income Tax Amount" means for any Fiscal Year the product of (A) the daily weighted average highest marginal federal income tax rate applicable to domestic corporations in effect for such Fiscal Year expressed as a percentage and (B) the excess, if any, of (i) the cumulative amount of taxable income and gain reported by the Partnership on its Internal Revenue Service Forms 1065 over its life determined as of the end of such Fiscal Year, over (ii) the larger of zero
(0) or the cumulative amount of taxable income and gain reported by the Partnership on its Internal Revenue Service Forms 1065 over its life determined as of the beginning of such Fiscal Year.

          "Initial Three-Year Period" means the period from the effective date of the Initial Business Plan through December 31, 1997.

          "Intermediate Subsidiary" means, with respect to any Parent of a Partner, a Subsidiary of such Parent that holds a direct or indirect equity interest in such Partner.

          "Interest" means, as to any Partner, all of the interests of such Partner in the Partnership, including any and all benefits to which the holder of an interest in the Partnership may be entitled as provided in this Agreement and under the Act, together with all obligations of such Partner to comply with the terms and provisions of this Agreement.

          "IXC" means each of AT&T Corp., MCI Communications
Corporation and British Telecommunications plc (each, a
"Carrier") and each of their respective Affiliates.

          "IXC Transaction" means, with respect to any Partner, that (i) an IXC has become the beneficial owner of an equity interest in such Partner or an equity interest in any Intermediate Subsidiary (other than a Publicly Held Intermediate Subsidiary) of the Parent of such Partner, (ii) an IXC has become the beneficial owner of securities representing fifteen percent (15%) or more of the voting power of the outstanding voting securities of the Parent of such Partner or any Publicly Held Intermediate Subsidiary of such Parent, and, if such Parent or Publicly Held Intermediate Subsidiary is subject to a State Statute or has a shareholder rights plan, such Parent or Publicly Held Intermediate Subsidiary or the board of directors or other governing body of such Parent or Publicly Held Intermediate Subsidiary has approved such beneficial ownership or otherwise has taken action to waive any applicable restrictions with respect to such ownership under any State Statute or to permit the exercise by the IXC of its rights under any shareholder rights plan, (iii) an IXC has become the beneficial owner of securities representing twenty-five percent (25%) or more of the voting power of the outstanding voting securities of any such Parent or Publicly Held Intermediate Subsidiary, provided that, if such IXC is an Affiliate of a Carrier, such Affiliate has identified a Carrier as a Person controlling such Affiliate either (a) pursuant to General

Instruction C to Schedule 13D, in a Schedule 13D
(filed with the Securities and Exchange Commission in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) or (b) pursuant to General Instruction C to
Schedule 14D-1, in a Schedule 14D-1 (filed with the Securities Exchange Commission in accordance with Section 14(d) of the Securities Exchange Act of 1934, as amended), (iv) any such Parent or Publicly Held Intermediate Subsidiary has sold or issued beneficial ownership in any equity interest in such Parent or Publicly Held Intermediate Subsidiary to an IXC or granted to an IXC any rights with respect to the governance of such Parent or Publicly Held Intermediate Subsidiary that are not possessed generally by the owners of outstanding equity interests in such Parent or Publicly Held Intermediate Subsidiary; or (v) such Partner has otherwise become an Affiliate of an IXC. Solely for the purposes of this definition the terms "beneficial owner" and "beneficial ownership" shall have the same meaning as in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

          "Joint Venture Formation Agreement" means the Joint
Venture Formation Agreement of even date herewith among each of the Parents providing for the formation of NewTelco and certain other actions.

          "Limited Partner" means any Person (i) who is referred to as such in the first paragraph of this Agreement or who has become a Limited Partner pursuant to the terms of this Agreement, and (ii) who, at any given time, holds an Interest. "Limited Partners" means all such Persons.

          "Management Committee" means the committee that will have the authority and powers set forth in Section 5.1.

          "Management Committee Resolution" means the resolution of the Management Committee adopted by written consent simultaneously with the execution of this Agreement that approves
(among other things) the aggregate Auction Commitment.

          "MFJ" means the Modification of Final Judgment agreed to by the American Telephone and Telegraph Company and the U.S. Department of Justice and approved by the U.S. District Court for the District of Columbia on August 24, 1982, as reported in United States v. Western Electric Company, Inc., et al., 552 F. Supp. 131 (D.D.C. 1982), aff'd sub nom Maryland v. United States, 460 U.S. 1001 (1983) and any subsequent orders or amendments issued in connection therewith. Any reference in this Agreement to Section II of the MFJ shall also include any subsequent statute, rule, regulation, order or decree which modifies or supersedes Section II of the MFJ (or any material portion thereof) and imposes any restriction(s) substantially similar to any of the material restrictions imposed by Section II of the MFJ.

          "Minimum Ownership Requirement" means, with respect to
(i) any Original Partner, as of any date, that the ratio (expressed as a percentage) of such Original Partner's Percentage Interest to the aggregate Percentage Interests of all Original Partners is at least eight percent (8%) or (ii) any Partner not an Original Partner, as of any date, that such Partner's Percentage Interest is at least eight percent (8%).

          "MTA" means a Major Trading Area as defined in FCC
Rules to be codified at 47 C.F.R.  24.13.

          "NewTelco" means the Delaware limited partnership to be formed by the Partners subsequent to the date hereof pursuant to the terms of the Joint Venture Formation Agreement to conduct the Wireline Business (as defined in the Joint Venture Formation Agreement).

          "NewTelco Closing Date" means the date of formation of NewTelco pursuant to the Joint Venture Formation Agreement.

          "NewTelco Partnership Agreement" means the Agreement of
Limited Partnership of NewTelco to be entered into by the Partners on the NewTelco Closing Date in accordance with the provisions of the Joint Venture Formation Agreement.

          "Non-Exclusive Services" has the meaning set forth in Exhibit A to Exhibit 1.1(a) to the Joint Venture Formation
Agreement.

          "Nonrecourse Deductions" has the meaning set forth in
Section 1.704-2(b)(1) of the Regulations.

          "Nonrecourse Liability" has the meaning set forth in
Section 1.704-2(b)(3) of the Regulations.

          "Original Capital Contribution" means, with respect to each Partner, the Capital Contribution to be made by such Partner pursuant to Section 2.2. In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Original Capital Contribution of the transferor to the extent it relates to the transferred Interest.

          "Original Partners" means collectively Cox, Comcast,
TCI and Sprint and any successors or transferees thereof to the extent such successors or transferees acquired their Interest in accordance with this Agreement.

           "Parent" means, except as otherwise provided below with respect to Cox (and its Controlled Affiliates), Cox Parent, (ii) with respect to Comcast (and its Controlled Affiliates), Comcast
Parent, (iii) with respect to TCI (and its Controlled Affiliates), TCI Parent and (iv) with respect to Sprint (and its Controlled

Affiliates), Sprint Parent. With respect to any other Person hereafter admitted to the Partnership as a Partner, the Parent with respect to such Partner shall be the Person identified as such in a Schedule to be attached to this Agreement in connection with the admission of such Partner. In the event of a Permitted Transaction, the new Parent of the applicable Partner immediately following such Permitted Transaction will be the ultimate parent entity (as determined in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act")) of such Partner (or such Partner if it is its own ultimate parent entity); provided that if such ultimate parent entity is not a Publicly Held Person then the next highest corporate entity in the ownership chain from such ultimate parent entity through the Partner which is a Publicly Held Person shall be deemed to be the new Parent. If there is no intermediate Publicly Held Person or if the ultimate parent entity is an individual, the Parent shall be the highest entity in the ownership chain from the ultimate parent entity through the Partner which is not an individual. For purposes of the definition of Controlled Affiliate, the Parent of a Person that is neither a Partner nor a Controlled Affiliate of a Partner is the ultimate parent entity (as determined in accordance with the HSR Act) of such Person.

          "Parents' Undertaking" means a written instrument in substantially the form of Exhibit 1.10(a) executed simultaneously with the execution of this Agreement by each Parent of a Partner for the benefit of the Partnership, the Partners and the other Parents.

          "Partner Nonrecourse Debt" has the meaning set forth in
Section 1.704-2(b)(4) of the Regulations.

          "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

          "Partner Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

          "Partners" means all General Partners and all Limited
Partners.  "Partner" means any one of the Partners.

          "Partnership" means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

          "Partnership Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

          "PCS" means a radio communications system authorized under the rules for broadband personal communications services designated as Subpart E of Part 24 of the FCC's rules, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

          "PCS Auction" means the series of simultaneous multiple round auctions for broadband PCS licenses to be conducted by the FCC under the authority of Section 309(j) of the Communications Act, 47 U.S.C. 309(j) (1993), in accordance with the rules promulgated thereunder by the FCC.

          "Percentage Interest" means, with respect to any Partner, (i) until the Original Capital Contributions are made, the Percentage Interest of each Partner set forth on Schedule 2.1 and (ii) thereafter, the ratio (expressed as a percentage) of the sum of such Partner's Original Capital Contribution and aggregate Additional Capital Contributions (other than Special Contributions) as of such date to the sum of the aggregate Original Capital Contributions and Additional Capital Contributions (other than Special Contributions) of all Partners as of such date. Such Capital Contributions will be determined after giving effect to all Capital Contributions made prior to and on the date as to which the determination of Percentage Interests is made, subject to the provisions regarding the adjustment of Percentage Interests set forth in Section 2.4(d). In the event all or any portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Percentage Interest of the transferor to the extent it relates to the Transferred Interest.

          "Permitted Transaction" with respect to a Partner means a transaction or series of related transactions in which (i) such Partner ceases to be a Subsidiary of its Parent or such Partner Transfers its Interest and (ii) the new Parent of such Partner (or such Partner if it is its own Parent) or the Parent of the transferee of the Interest after giving effect to such transaction, or the last transaction in a series of related transactions, owns, directly or indirectly through its Controlled Affiliates, all or a Substantial Portion of the cable system assets (in the case of a Cable Partner) or long distance telecommunications business assets (in the case of Sprint) owned by the Parent of such Partner, directly and indirectly through its Controlled Affiliates, immediately prior to the commencement of such transaction or series of transactions. As used herein, "Substantial Portion" means (x) in the case of a Cable Partner, cable systems serving 75% or more of the aggregate number of basic subscribers served by cable systems owned by the Parent of such Cable Partner, directly and indirectly through its Controlled Affiliates, and (y) in the case of Sprint, long distance telecommunications business assets serving 75% or more of the aggregate number of customers served by the long distance telecommunications business owned by the Parent of Sprint, directly and indirectly through its Controlled Affiliates.

          "Person" means any individual, partnership, corporation, trust, or other entity.

          "PioneerCo" means the Delaware limited partnership to be formed between the Partnership and an Affiliate of Cox, as contemplated by the PioneerCo Term Sheet, to own the Cox Pioneer
Preference License and to operate a Wireless Business in connection therewith.

          "PioneerCo Term Sheet" means the term sheet attached as
Exhibit 1.1(c) to the Joint Venture Formation Agreement regarding the formation of PioneerCo.

          "Planned Capital Amount" means for any Fiscal Year during the Initial Three-Year Period the amount of Additional Capital Contributions contemplated to be required of the Partners during such Fiscal Year as set forth in the Initial Business Plan, as such amount may be revised by the Unanimous Vote of the Management Committee.

          "Prime Rate" means the rate announced from time to time by Citibank, N.A. as its prime rate.

          "Prior Years' Carryforward", with respect to any Fiscal Year, means the amount by which the aggregate amount of Additional Capital Contributions actually made by the Partners with Contribution Dates during the Fiscal Year(s) in the Initial Three-Year Period prior to such Fiscal Year (disregarding for such purposes any Additional Capital Contribution representing an Accelerated Contribution Amount during such Fiscal Year(s) that the Management Committee has accelerated from a Planned Capital Amount for a Fiscal Year following such Fiscal Year) was less than the aggregate amount of Additional Capital Contributions that the Initial Business Plan contemplated would be requested during such Fiscal Year(s).

          "Profits" and "Losses" means, for each Allocation Year, an amount equal to the Partnership's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

              (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

             (ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section
705(a)(2)(B) expenditures pursuant to Regulations Section
1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses," shall be subtracted from such taxable income or loss;

            (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) or
(iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

             (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

              (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

             (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

            (vii) Notwithstanding any other provision of this definition of "Profits" or "Losses," any items which are specially allocated pursuant to Section 3.3 or Section 3.4 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 shall be determined by applying rules analogous to those set forth in this definition of "Profits" and "Losses."

          "Property" means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

          "Publicly Held" means, with respect to any Person, that such Person has a class of equity securities registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

          "Publicly Held Intermediate Subsidiary" means, with respect to any Parent of a Partner, an Intermediate Subsidiary of such Parent that is Publicly Held.

          "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code.

          "Representative" means an individual designated by a General Partner as a member of the Management Committee.

          "Sprint Brand" means the trademark "Sprint" together with the related "Diamond" logo.

          "Sprint Parent" means Sprint Corporation, a Kansas corporation.

          "State Statutes" means any business combination statute, anti-takeover statute, fair price statute, control share acquisition statute or any other state statute or regulation that contains any similar prohibition, limitation, obligation, restriction or other provision adopted and in effect in the jurisdiction of organization of such Person that affects the rights of any other Person that acquires a specified percentage ownership interest in another Person without the consent or approval of the board of directors or other governing body of such other Person, and, includes (i) with respect to Cox Parent and TCI Parent, Section 203 of the Delaware General Corporation Law; (ii) with respect to Comcast Parent, Subchapters E, F and G of Chapter 25 of the Pennsylvania Business Corporation Law of 1988; and (iii) with respect to Sprint Parent, Sections 17-12,100 and 17-1286 through 1298, et seq. of the Kansas Corporations Statute.

          "Subsidiary" of any Person means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or equity securities are, as of the time of such determination, owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person, and the shares or securities so owned entitle such Person and/or its Subsidiaries to elect at least a majority of the members of the board of directors or other managing authority of such corporation, company or other entity notwithstanding the vote of the holders of the remaining shares or equity securities so entitled to vote or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest is, as of the time of such determination, owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person, or in which the ownership interest so owned entitles such Person and/or Subsidiaries to make the decisions for such corporation, company or other entity.

          "TCI Parent" means Tele-Communications, Inc., a
Delaware corporation.

          "Technical Information" means all technical information, regardless of form and however transmitted and shall include, among other forms, computer software, including computer program code, and system and user documentation, drawings, illustrations, diagrams, reports, designs, specifications, formulae, know-how, procedural protocols and methods and manuals.

          "Technical Information Rights" means all intellectual property rights which protect or cover Technical Information.

          "Transfer" means, as a noun, any sale, exchange assignment or transfer and, as a verb, to sell, exchange, assign or transfer.

          "Voluntary Bankruptcy" has the meaning set forth in the definition of "Bankruptcy".

          "Voting Percentage Interest" means, as of any date and with respect to any Partner that as of such date is entitled to designate one or more members of the Management Committee, the ratio (expressed as a percentage) of such Partner's Percentage Interest to the aggregate Percentage Interests of all Partners that are entitled to designate one or more members of the Management Committee.

          "Wireless Business" means the use of radio spectrum for cellular, PCS, ESMR, paging, mobile telecommunications and any other voice or data wireless services, whether fixed or mobile conducted in the United States of America (including its territories and possessions other than Puerto Rico), but not including the delivery of video or the provision of satellite or broadband microwave transmission services.

          "Wireless Exclusive Services" has the meaning set forth in Exhibit A to Exhibit 1.1(a) to the Joint Venture Formation
Agreement.


     1.11 Additional Definitions.


           Defined Term                                         Defined in


     "1933 Act"                                         Section 5.9(a)
     "Accelerated Contribution Amount"          Section 2.3(a)(ii)
     "Accepting Offerees"                               Section 12.4(d)
     "Additional Contribution Amount"           Section 2.3(a)
     "Additional Purchase Commitment"           Section 12.6(c)(i)
     "Adjusted Percentage Interest"             Section 2.4(a)(iv)
     "Affiliation Agreement"                            Section 6.1(d)
     "Agents"                                                   Section 6.6(a)


     "Annual Budget"                                    Section 5.2(c)
     "Approved Business Plan"                           Section 5.2(c)
     "Bidding Partner"                                  Section 14.7(e)
     "Blocking Limited Partner"                         Section 5.1(k)(ii)
     "Brief"                                                    Section 5.8(a)(ii)
     "Business Plan"                                    Section 5.2(a)
     "Buying Partner"                                   Section 12.6(c)
     "Buy-Sell Price"                                   Section 11.2(a)
     "Cable Buying Partner"                             Section 12.6(c)(i)
     "Certificate"                                              Section 1.5
     "Comcast Area"                                     Section 6.4(a)(v)
     "Competitive Activity"                             Section 6.1(a)
     "Confidential Information"                         Section 6.6(a)
     "Contributing Partner"                             Section 2.4(a)(ii)
     "Control Notice"                                   Section 12.5(b)
     "Control Offer"                                    Section 12.5(b)
     "Control Offer Period"                             Section 12.5(b)
     "Controlling Partner"                              Section 12.5(b)
     "Cure Date"                                        Section 2.4(c)(iii)
     "Damages"                                          Section 11.1(a)
     "Deadlock Event"                                   Section 5.8(b)
     "Declining Partner"                                Section 2.4(a)(i)
     "Declined Accelerated Contribution"        Section 2.3(c)
     "Declined Additional Contribution"                 Section 2.3(c)
     "Default Budget"                                   Section 5.2(d)
     "Default Loan"                                     Section 2.4(c)(ii)
     "Default Loan Notice"                              Section 2.4(c)(ii)
     "Defaulted Contribution"                           Section 2.3(b)(i)
     "Defaulting Partner"                               Section 2.4(c)(i)
     "Delinquent Partner"                               Section 2.4(b)
     "Determination Date"                               Section 12.6(a)
     "Election Notice"                                  Section 11.2(a)
     "Election Period"                                  Section 11.2(b)
     "Excess Contribution Amount"               Section 2.3(a)(ii)
     "Firm Offer"                                       Section 12.4(b)
     "First Appraiser"                                  Section 11.4
     "Floating Rate"                                    Section 2.4(f)
     "Free to Sell Period"                              Section 12.4(f)
     "Funding Commitment"                               Section 2.4(a)(ii)
     "General Partner Percentage Interests"     Section 2.1
     "Grace Period"                                     Section 2.4(b)
     "Gross Appraised Value"                            Section 11.4
     "In-Territory Customers"                           Section 6.4(e)
     "In-Territory Distributors"                        Section 6.4(e)
     "Initial Business Plan"                            Section 5.2(a)
     "Initial Offer"                                            Section 14.7(b)
     "Interested Person"                                Section 8.7
     "Issuance Items"                                   Section 3.3(h)
     "Lending Commitment"                               Section 2.4(c)(ii)
     "Lending Partner"                                  Section 2.4(c)(ii)
     "Letter of Credit"                                 Section 2.3(b)(ii)
     "Liquidating Events"                               Section 14.1(a)
     "Limited Partner Percentage Interests"     Section 2.1
     "Loan Date"                                        Section 2.4(c)(ii)


     "Loan Date"                                        Section 2.3(b)(i)
     "Make-up Amount"                                   Section 2.4(c)(iii)
     "Mediator"                                         Section 5.8(a)(ii)
     "Net Equity"                                       Section 11.3
     "Net Equity Notice"                                Section 11.3
     "Network Services Statement of
       Principles"                                              Section 8.9(a)
     "Non-Adverse Partners"                             Section 11.1(a)
     "Non-Defaulting Partners"                          Section 2.3(b)(i)
     "Offer"                                                    Section 6.1(c)
     "Offer Notice"                                     Section 12.4(b)
     "Offer Period"                                     Section 12.4(c)
     "Offer Price"                                      Section 12.4(a)
     "Offered Interest"                                 Section 12.4
     "Offerees"                                         Section 12.4(b)
     "Other Pennsylvania Company"               Section 6.4(g)
     "Ownership Restrictions"                           Section 8.12
     "Overlap Cellular Area"                            Section 8.1(b)
     "Partner Loan"                                     Section 2.7
     "Partnership's Businesses"                         Section 6.4(b)
     "Paying Partner"                                   Section 2.4(a)(ii)
     "Payment Default"                                  Section 2.4(c)(i)
     "Penalty Amount"                                   Section 2.4(b)
     "Permitted Transfer"                               Section 12.2
     "PhillieCo"                                                Section 6.3(e)
     "Preliminary Initial Business Plan"                Section 5.2(a)
     "Proposed Budget"                                  Section 5.2(c)
     "Proposed Business Plan"                           Section 5.2(c)
     "Post-Auction Requirements"                        Section 2.3(a)
     "Purchase Commitment"                              Section 11.2(b)
     "Public Offering"                                  Section 5.9(c)
     "Purchase Notice"                                  Section 11.2(b)
     "Purchase Offer"                                   Section 12.4(a)
     "Purchaser"                                        Section 12.4(a)
     "Purchasing Partner"                               Section 11.2(b)
     "Put Notice"                                       Section 12.6(b)(i)
     "receiving party"                                  Section 6.5(a)
     "Regulatory Allocations"                           Section 3.4
     "Related Group"                                    Section 5.1(c)
     "Remaining Deficit Balance"                        Section 14.3
     "Representative"                                   Section 5.1(c)
     "Requested Contribution"                           Section 2.3(a)(ii)
     "Required Majority Vote"                           Section 5.1(i)
     "Restricted Party"                                 Section 6.5(a)
     "Sale Notice"                                      Section 12.4(e)
     "Second Appraiser"                                 Section 11.4
     "Section 5.1 Election Period"                      Section 5.1(k)(ii)
     "Seller"                                                   Section 12.4
     "Selling Partner"                                  Section 12.6(c)
     "Senior Credit Agreement"                          Section 2.7
     "Shortfall"                                                Section 2.4(a)(ii)
     "Shortfall Notice"                                 Section 2.4(a)(ii)
     "Special Contribution"                             Section 2.4(b)
     "Sprint Cellular Business"                         Section 8.1(b)


     "Sprint Obligation"                                Section 12.6(c)(i)
     "Substantial Portion"                              Section 1.10
     "Tagalong Notice"                                  Section 12.5(a)
     "Tagalong Offer"                                   Section 12.5(a)
     "Tagalong Period"                                  Section 12.5(a)
     "Tagalong Purchaser"                               Section 12.5(a)
     "Tagalong Transaction"                             Section 12.5(a)
     "Tax Matters Partner"                              Section 10.3(a)
     "Third Appraiser"                                  Section 11.4
     "Timely Partner"                                   Section 2.4(b)
     "Trademark License"                                Section 8.2
     "Transferring Partner"                             Section 12.5(a)
     "Unanimous Partner Vote"                           Section 5.1(k)(i)
     "Unanimous Vote"                                   Section 5.1(j)
     "Unfunded Shortfall"                               Section 2.3(c)
     "Unpaid Amount"                                    Section 2.4(b)
     "Unreturned Capital"                               Section 11.2(a)
     "Wireless Strategic Plan"                          Section 5.2(a)


     1.12 Terms Generally.

     The definitions in Sections 1.10 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

                            SECTION 2
                PARTNERS' CAPITAL CONTRIBUTIONS

     2.1  Percentage Interests; Preservation of Percentages of
            Interests Held as General Partners and as Limited Partners.

     The initial Percentage Interest of each Partner as of the date of this Agreement is set forth on Schedule 2.1 and represents the sum of the "General Partner Percentage Interest" and "Limited Partner Percentage Interest" of such Partner as set forth in such Schedule 2.1. Except as expressly provided in this Agreement, or as may result from a Transfer of Interests required or permitted by this Agreement, the Percentage Interest of a Partner shall not be subject to increase or decrease without such Partner's prior consent. For purposes of this Agreement, each Partner is treated as though it holds a single Interest, even though such Partner (unless and until it becomes an Exclusive
Limited Partner) holds ninety-nine percent (99.0%) of its Interest as a General Partner and one percent (1.0%) of its Interest as a Limited Partner. Each Partner, unless and until it becomes an Exclusive Limited Partner, will hold ninety-nine percent (99.0%) of its Interest as a General Partner and one percent (1.0%) of its Interest as a Limited Partner and the amount of any Capital Contributions made by a Partner pursuant to
Section 2 and any allocations and distributions to a Partner pursuant to Section 3 or Section 4 shall, except as otherwise provided therein, be allocated ninety-nine percent (99.0%) to the Interest held by the Partner as a General Partner and one percent (1.0%) to the Interest held by the Partner as a Limited Partner. In the event that a Partner Transfers all or any portion of its Interest pursuant to this Agreement, ninety-nine percent (99.0%) of the aggregate Interest so acquired by any Person shall be treated as attributable to the Interest held by the transferring Partner as a General Partner and one percent (1.0%) of the aggregate Interest so acquired shall be treated as attributable to the Interest held by the transferring Partner as a Limited Partner. In the event that the Interest of a Partner is otherwise increased or decreased pursuant to this Agreement, the amount of the increase or decrease, as the case may be, shall be allocated ninety-nine percent (99.0%) to the Interest held by such Partner as a General Partner and one percent (1.0%) to the Interest held by such Partner as a Limited Partner.

     2.2   Partners' Original Capital Contributions.

     Within five (5) Business Days after the execution and delivery of this Agreement, the Partners shall make their respective Original Capital Contributions in cash by wire transfer of immediately available funds to the Partnership's bank account. The name, address and Original Capital Contribution of each of the Partners is as set forth on Schedule 2.2.

     2.3   Additional Capital Contributions.

          (a) Additional Capital Contributions Generally. Subject to the limitations of this Agreement, the Management Committee (or the Chief Executive Officer pursuant to (x) the express provisions of Section 2.3(b), (y) the authority to be granted in each Annual Budget to make requests for Additional Capital
Contributions in the amounts, during the periods and subject to the limitations set forth therein, and (z) such authority as may be delegated to the Chief Executive Officer from time to time by the Management Committee (which delegation may occur only by a vote of the members of the Management Committee required to take the action so delegated)) may in accordance with the following procedures request the Partners to make Additional Capital
Contributions to the Partnership in cash from time to time to fund (i) in the case of Additional Capital Contributions requested during the Auction Period, the expenditures described in the definition of Auction Commitment in Section 1.10 and
(ii) following the Auction Period, the cash needs of the Partnership in conformity with the Annual Budget then in effect, as it may be modified from time to time in accordance with this Agreement; provided that the Capital Commitment reflected in the Annual Budget for the first Fiscal Year of the Initial Three-Year
Period shall include that portion of the Auction Commitment that has not been contributed to the Partnership as of the end of the Auction Period and that the Management Committee determines will be required during such first Fiscal Year for the purposes specified in the definition of Auction Commitment (the
"Post-Auction Requirements"). The aggregate amount of the Additional Capital Contributions requested to be made as of any Contribution Date (the "Additional Contribution Amount") shall be set forth in an Additional Contribution Notice given to each Partner, shall not exceed the amount reasonably anticipated to be required to fund the cash needs of the Partnership for the ensuing six months or such shorter period as may be determined by the Management Committee, and

             (i) during the Auction Period, shall not be greater than that amount which, when added to the Additional Contribution Amounts stated in all prior Additional Contribution Notices, equals the cumulative amount of Additional Capital Contributions contemplated to be required of the Partners pursuant to the Management Committee Resolution, unless otherwise approved by the Unanimous Vote of the Management Committee, and

             (ii) during each Fiscal Year commencing with the first Fiscal Year in the Initial Three-Year Period, shall not be greater than that amount which, when added to the Additional Contribution Amounts stated in all prior Additional Contribution Notices with Contribution Dates in the then-current Fiscal Year,
(x) does not exceed the cumulative amount of Additional Capital Contributions contemplated to be required of the Partners during such Fiscal Year as set forth in the Annual Budget for such Fiscal Year (including, with respect to the first Fiscal Year in the

Initial Three-Year Period, any Post-Auction Requirements) unless otherwise approved by the Required Majority Vote of the Management Committee and (y) if such Fiscal Year falls within the Initial Three-Year Period, also does not exceed, unless otherwise approved by the Unanimous Vote of the Management Committee, the sum of (A) the product of (1) 150% times (2) the Planned Capital Amount for such Fiscal Year minus (for the first Fiscal Year of the Initial Three-Year Period) any Post-Auction Requirements; provided, that the amount determined in accordance with this clause (2) will be decreased by any portion thereof the payment of which the Management Committee has previously determined as provided below to accelerate into any prior Fiscal Year, (B) 100% of the Prior Years' Carryforward and (C) for the first Fiscal Year of the Initial Three-Year Period, any Post-Auction Requirements.

          To the extent that the cumulative Additional
Contribution Amounts stated in Additional Contribution Notices with Contribution Dates in any given Fiscal Year within the period covered by the Initial Three-Year Period exceed the sum of the Planned Capital Amount for such Fiscal Year plus the Prior Years' Carryforward, such excess shall constitute an "Excess Contribution Amount" and, if determined by a Required Majority Vote of the Management Committee, an "Accelerated Contribution Amount". The Accelerated Contribution Amount in any Fiscal Year will be applied to reduce the Planned Capital Amount set forth in the Initial Business Plan for subsequent Fiscal Years in such order of priority as the Management Committee may determine in connection with its determination pursuant to the immediately preceding sentence. The amount of the Additional Capital Contribution requested of any Partner in an Additional Contribution Notice (the "Requested Contribution") shall be equal to (i) with respect to Requested Contributions with Contribution Dates during the Auction Period or during any Fiscal Year in the Initial Three-Year Period, that amount which represents the same percentage of the Additional Contribution Amount specified in such Additional Contribution Notice as such Partner's initial Percentage Interest and (ii) with respect to Requested Contributions with Contribution Dates during any Fiscal Year after the period in the Initial Three-Year Period, that amount which represents the same percentage of the Additional Contribution Amount specified in such Additional Contribution Notice as such Partner's Percentage Interest as of the date of such Additional Contribution Notice.

          (b) Mandatory Additional Capital Contributions With Respect to the Auction Commitment.

              (i) A Partner may not decline to make any of its Requested Contributions with Contribution Dates in the Auction
Period.

             (ii)   Not later than November 18, 1994, each
Partner shall provide the Partnership with an irrevocable letter of credit (or the legal equivalent thereof as approved by a

Unanimous Vote of the Management Committee) ("Letter of Credit") in the amount of such Partner's share of the portion of the Auction Commitment as is designated in the Management Committee Resolution to be secured by a Letter of Credit, which may be drawn by the Chief Executive Officer on behalf of the Partnership to fund such Partner's Auction Commitment solely in accordance with Section 2.3(b)(iii). Within two (2) Business Days after a Partner makes a Requested Contribution in accordance with Section 2.3(b)(iii), the Chief Executive Officer shall notify the issuing bank of such Partner's Letter of Credit of the payment of the Requested Contribution and shall instruct such bank to reduce the amount of the Letter of Credit by an amount equal to the Requested Contribution made by such Partner. In addition, the Chief Executive Officer shall, as directed by the Management Committee instruct the issuing bank of each Partner's Letter of Credit to reduce the amount thereof as may be appropriate to effect the results of the PCS Auction. Each Partner's Letter of Credit shall be issued on behalf of such Partner by a bank reasonably satisfactory to the other Partners with offices in New York City for payment of amounts under the Letter of Credit. The expiry date of the Letter of Credit shall be no sooner than September 30, 1995; provided that if the Auction Commitment has not been fully contributed prior to August 31, 1995, each Partner shall by September 15, 1995, extend the term of its Letter of Credit in the amount of such Partner's Auction Commitment (as reduced pursuant to the second sentence of this paragraph) until December 31, 1995, unless otherwise determined by a Required Majority Vote of the Management Committee. Each such Letter of Credit shall be substantially in the form and substance of
Exhibit 2.3(b)(iii) attached hereto, with such changes as shall be approved by the Management Committee.

            (iii) To the extent necessary to satisfy on a timely basis in accordance with the FCC's rules all
(A) obligations of the Partnership with respect to the payment of the purchase price for PCS licenses for frequency blocks "A" and "B" awarded to it in the PCS Auction or (B) obligations to make capital contributions under the partnership agreement of PioneerCo during the Auction Period in connection with the formation of PioneerCo and the contribution of the Cox Pioneer Preference License to PioneerCo and obligations of the Partnership pursuant to partnership agreements or related agreements to make capital contributions to other entities that are awarded pioneer preference licenses for frequency blocks "A" and "B" in the PCS Auction in connection with the formation of such entities and the payment of the purchase price for such licenses, in either case as contemplated by and in accordance with the Wireless Strategic Plan, the Chief Executive Officer is expressly authorized, without any requirement of action by the Management Committee, to give an Additional Contribution Notice to the Partners with respect to the Additional Capital Contributions required to fund such payment obligations and commitments subject, however, to the limitations of Section 2.3(a). If any Partner fails to make its Requested

Contribution as set forth in such Additional Contribution Notice on or before the Contribution Date, the Chief Executive Officer is expressly authorized to draw on the Partner's Letter of Credit.

          (c) Mandatory Additional Capital Contributions After the Auction Period. No Partner may decline to make any of its Requested Contributions with Contribution Dates after the Auction Period unless, and then only to the extent that, (i) with respect to Requested Contributions with Contribution Dates during any Fiscal Year in the Initial Three-Year Period, the amount of the Requested Contribution of such Partner, when added to the cumulative amount of all Requested Contributions theretofore requested of and made by such Partner during the same Fiscal
Year, would exceed the sum of (A) such Partner's Capital
Commitment with respect to such Fiscal Year and (B) the product of such Partner's initial Percentage Interest times any Excess Contribution Amount for such Fiscal Year if and to the extent that such Partner's Representative(s) voted for approval of the Annual Budget pursuant to which the Excess Contribution Amount is being requested or voted in favor of requesting (or delegating to the Chief Executive Officer the authority to request) such Excess Contribution Amount, and (ii) with respect to Requested Contributions with Contribution Dates during any Fiscal Year after the Initial Three-Year Period, none of such Partner's Representative(s) voted for approval of the Annual Budget that provides for the Additional Contribution Amount being requested and did not vote in favor of requesting (or delegating to the Chief Executive Officer the authority to request) such Additional Contribution Amount or such Partner was an Exclusive Limited
Partner at the time of such vote. Notwithstanding the foregoing, if it was a Declining Partner with respect to an Accelerated Contribution Amount with a Contribution Date during a prior
Fiscal Year in the Initial Three-Year Period (with respect to any such Partner, its "Declined Accelerated Contribution"), such
Partner shall also be required to make an Additional Capital Contribution to the Partnership (to the extent that there is a Shortfall that is not fully allocated to one or more Contributing Partners pursuant to Section 2.4(a) in connection with a Requested Contribution with a Contribution Date during a subsequent Fiscal Year (an "Unfunded Shortfall")) up to an amount equal to such Partner's initial Percentage Interest of the portion of the Planned Capital Amount set forth in the Initial Business Plan for such subsequent Fiscal Year that was accelerated to such prior Fiscal Year (but only to the extent of such Declined Accelerated Contribution and, if there is more than one such Partner, pro rata in proportion to the aggregate amounts of the previously unfunded Declined Accelerated
Contributions of each such Partner).  Any such required
Additional Capital Contribution shall be contributed by such Partner within ten (10) days of notice to such Partner by the Chief Executive Officer that there exists an Unfunded Shortfall with respect to which such Partner is required to make an Additional Capital Contribution pursuant to the preceding sentence, which notice shall set forth the amount of the Additional Capital Contribution required of such Partner and the applicable Contribution Date and shall otherwise constitute an Additional Contribution Notice for purposes of this Agreement.

          (d) Cox Contribution Credit. Cox shall contribute to the Partnership an undivided fractional interest in the Cox Pioneer
Preference License and other associated assets (the "License
Contribution"), with a deemed Gross Asset Value of $17,647,059, as determined pursuant to the PioneerCo Term Sheet and the partnership agreement of PioneerCo to be entered into pursuant thereto, which undivided interest the Partnership in turn will contribute to the capital of PioneerCo. Such contribution shall be made concurrently with the contribution by Cox Communications
Pioneer, Inc. to PioneerCo of the remaining undivided fractional interest in the Cox Pioneer Preference License and such associated assets, which shall be made at the date and time provided in, and in accordance with, the PioneerCo Term Sheet and the partnership agreement of PioneerCo. For purposes hereof, such contributions to the Partnership and then to PioneerCo may be effected through the direct conveyance by Cox Parent of the Cox Pioneer Preference License to PioneerCo. The Gross Asset
Value of the License Contribution shall be credited against the next Additional Capital Contribution to be made by Cox under this Agreement to the same extent as if Cox had contributed cash in the amount of such Gross Asset Value.

     2.4  Failure to Contribute Capital.

          (a)       Declining Partners.

               (i) Any Partner that is entitled to decline to make a Requested Contribution as provided in Sections 2.3(b) and 2.3(c) may do so by notice given to the Chief Executive Officer (with a copy to the Management Committee) within fifteen (15) days of the date the applicable Additional Contribution Notice was given (any such Partner that timely exercises such right is herein referred to as a "Declining Partner").

               (ii) If any Partner is a Declining Partner with respect to an Additional Contribution Notice, the Chief Executive Officer shall, within five (5) days after the date notice was required to be received under Section 2.4(a)(i), give a notice (a "Shortfall
Notice") to each Partner that made its Requested Contribution in full (each a "Paying Partner") requesting the Paying Partners to make Additional Capital Contributions in an aggregate amount equal to the amount not contributed by the Declining Partner(s) in response to such Additional Contribution Notice (the
"Shortfall"). Each Paying Partner that is willing to commit to fund all or any portion of the Shortfall (each a "Contributing
Partner") shall so notify the Chief Executive Officer and each other Paying Partner within ten (10) days after the date the Shortfall Notice was given, setting forth the maximum amount of the Shortfall, up to one hundred percent (100%) thereof, that such Contributing Partner is willing to fund (the "Funding

Commitment"). Except as otherwise provided in Section 2.4(a)(iii), if the aggregate Funding Commitments are less than or equal to one hundred percent (100%) of the Shortfall, each Contributing Partner shall be entitled to make an Additional Capital Contribution to the Partnership in response to a Shortfall Notice in an amount equal to its Funding Commitment.
If the aggregate Funding Commitments made by the Contributing Partners exceed one hundred percent (100%) of the Shortfall, then except as otherwise provided in Section 2.4(a)(iii), each Contributing Partner shall be entitled to contribute an amount equal to the same percentage of the Shortfall as such Contributing Partner's Percentage Interest represents of the total Percentage Interests of the Contributing Partners (in each case before giving effect to any adjustments to the Percentage Interests to be made in connection with the Additional Contribution Notice with respect to which the Shortfall occurred), provided that, if any Contributing Partner's Funding Commitment was for an amount less than its proportionate share of the Shortfall as so determined, the portion of the Shortfall not so committed to be funded shall, except as otherwise provided in
Section 2.4(a)(iii), continue to be allocated proportionally, in the manner provided above in this sentence, among the other Contributing Partners until each has been allocated by such process of apportionment an amount equal to its Funding Commitment or until the entire Shortfall has been allocated among the Contributing Partners. The amount of the Additional Capital Contribution to be made by each Contributing Partner in response to the Shortfall Notice as determined in accordance with this
Section 2.4(a)(ii) shall be specified in a notice delivered by the Chief Executive Officer to the Contributing Partner and shall be paid to the account of the Partnership designated in the Shortfall Notice within ten (10) days after the date of such notice.

               (iii) Except as otherwise provided in Section 2.4(a)(iv), if the Declining Partner is a Cable Partner and no Cable
Partner's Percentage Interest, when added to the Percentage
Interests of all Controlled Affiliates of such Partner, is equal to or greater than Sprint's Percentage Interest, when added to the Percentage Interests of all Controlled Affiliates of Sprint
(in each case determined without regard to any Additional Capital
Contribution made by any Partner pursuant to the Additional
Contribution Notice with respect to which the Shortfall occurred), the Shortfall shall be allocated first among those of the Contributing Partners that are Cable Partners in the manner provided in Section 2.4(a)(ii) as though Sprint were not a Contributing Partner, and if and to the extent that the aggregate
Funding Commitments made by such Cable Partners are less than one hundred percent (100%) of the Shortfall, the balance of the Shortfall up to Sprint's Funding Commitment shall be allocated to Sprint.

               (iv) The Shortfall shall be allocated among the Cable Partners in the manner set forth in Section 2.4(a)(iii) until any Cable Partner would have a Percentage Interest, when added to the Percentage Interests of all Controlled Affiliates of such Partner, that is equal to Sprint's Percentage Interest, when added to the Percentage Interests of all Controlled Affiliates of Sprint, calculated in each case after giving effect to the adjustments to the Percentage Interests to be made in connection with the Additional Contribution Notice with respect to which the Shortfall occurred assuming that the Additional Capital
Contributions to be made pursuant to this Section 2.4(a) were made up to the aggregate amount that would yield such result (as to each Partner, its "Adjusted Percentage Interest"). Any portion of the Shortfall not yet allocated shall continue to be allocated proportionately among all of the Contributing Partners (including Sprint, if applicable) in the manner provided in
Section 2.4(a)(ii) without regard to Section 2.4(a)(iii), but substituting the Adjusted Percentage Interests of the Contributing Partners for the Percentage Interests that would otherwise be used to determine such allocation, until each has been allocated by such process an amount equal to its Funding Commitment or until the entire Shortfall has been allocated among the Contributing Partners.

          (b) Delinquent Partners. In the event that any Partner other than a Declining Partner (a "Delinquent Partner") fails to make all or any portion of its Requested Contribution on or before the related Contribution Date, an additional amount shall accrue as a penalty with respect to such unpaid amount (the
"Unpaid Amount") at the applicable Floating Rate from and including the Contribution Date until the Unpaid Amount and the full amount of the penalty accrued thereon (as of any date of determination, the "Penalty Amount") are paid as provided in this
Section 2.4 or the failure to pay the same results in such Partner becoming a Defaulting Partner. If the Delinquent Partner pays the Unpaid Amount to the Partnership at any time during the period ending at the close of business on the tenth (10th) day following the related Contribution Date (the "Grace Period"), the Delinquent Partner shall, at the time of such payment, pay to each other Partner, if any, that made its Requested Contribution in full on or before the related Contribution Date and has no uncured Payment Defaults (each a "Timely Partner"), a pro rata portion of the Penalty Amount (based on the percentage that the amount of each Timely Partners' Requested Contribution represents of the total amount of the Timely Partner's Requested
Contributions), but in no event more than the amount that such Timely Partner would have earned as interest on the amount of its Requested Contribution, from and including the Contribution Date to the date the Delinquent Partner pays the Unpaid Amount to the Partnership, if the Timely Partner had made a loan in such amount to the Partnership with interest at the Floating Rate applicable during the Grace Period. The Delinquent Partner shall pay the balance of the Penalty Amount, if any, to the Partnership and the amount so paid shall be deemed to be a "Special Contribution" by the Delinquent Partner to the capital of the Partnership. The portion of the Penalty Amount paid to the Timely Partners shall not, for any purpose, be deemed to be a Capital Contribution.

          (c)       Defaulting Partners.

               (i) If a Delinquent Partner fails to pay the Unpaid Amount together with the Penalty Amount to the Partnership or the Timely
Partners as provided in Section 2.4(b) on or before the expiration of the Grace Period, such failure shall constitute a "Payment Default" and if such Payment Default is not thereafter cured in full as provided in Section 2.4(c)(iii) the Delinquent
Partner shall for all purposes hereof be considered a "Defaulting
Partner" with the effect described herein.

               (ii) If a Payment Default occurs with respect to any Additional Contribution Notice, the Chief Executive Officer shall, within five (5) days after the related Contribution Date, give a notice
(a "Default Loan Notice") to each Partner that was a Paying
Partner with respect to such Additional Contribution Notice requesting the Paying Partners to make loans (each a "Default
Loan") to the Partnership in an aggregate amount equal to the Unpaid Amount. Each Paying Partner that is willing to commit to make a Default Loan (each a "Lending Partner") shall so notify the Chief Executive Officer and each other Paying Partner within ten (10) days after the date the Default Loan Notice was given, setting forth the maximum portion of the Unpaid Amount, up to one hundred percent (100%) thereof, that such Lending Partner is willing to lend to the Partnership (the "Lending Commitment").
The amount of the Default Loan that each Lending Partner shall be entitled to make to the Partnership in response to a Default Loan
Notice shall be determined in the same manner as provided in
Section 2.4(a) for the determination of the amount of the Additional Capital Contribution that each Contributing Partner is entitled to make in response to a Shortfall Notice. The amount of the Default Loan to be made by each Lending Partner in response to the Default Loan Notice as so determined shall be paid to the account of the Partnership designated in the Default
Loan Notice within fifteen (15) days after the date the Default
Loan Notice was given. Each Default Loan shall bear interest from the date made (the "Loan Date") until paid in full or contributed to the Partnership as provided in this Section 2.4 at the Floating Rate applicable following the Grace Period and shall be evidenced by a promissory note of the Partnership in the form of Exhibit 2.3(c)(ii) hereto (with any changes thereto requested by any lender under any Senior Credit Agreement and consented to by the Lending Partner, which consent shall not be unreasonably withheld).

               (iii) A Delinquent Partner may cure its Payment Default at any time prior to the close of business on the ninetieth (90th) day following the Loan Date (the "Cure Date") by transferring to an account of the Partnership designated by the Chief Executive
Officer as an Additional Capital Contribution cash in an amount equal to the sum of the Unpaid Amount and the Penalty Amount accrued thereon to the date of such transfer (the "Make-up
Amount").  The portion of the Make-up Amount equal to the Penalty
Amount shall be deemed to be a Special Contribution by the

Delinquent Partner to the Partnership and the balance thereof shall constitute an Additional Capital Contribution by the Delinquent Partner to the Partnership. The Chief Executive Officer shall cause the Partnership to apply the funds so received from the Delinquent Partner to the payment in full of the unpaid principal of and accrued interest on each Default Loan in accordance with the terms of the note evidencing the same.

               (iv) If a Delinquent Partner has not timely cured its Payment Default in full in accordance with Section 2.4(c)(iii), then the Lending Partners shall contribute their respective Default Loans to the Partnership effective as of the day following the Cure
Date and surrender the notes evidencing the same to the Partnership for cancellation. The unpaid principal amount of a Lending Partner's Default Loan through the Cure Date shall constitute an Additional Capital Contribution (and the accrued interest on such Default Loan shall constitute a Special
Contribution) by the Lending Partner to the Partnership as of the effective date of such contribution.

          (d) Adjustments to Percentage Interests. The Percentage Interests of the Partners shall be adjusted in accordance with the definition of "Percentage Interest" to give effect to Additional Capital Contributions made pursuant to Section 2.3 and this Section 2.4, provided that if there are any Declining
Partners or Delinquent Partners with respect to any Additional
Contribution Notice, the determination of the amount of the adjustment of the Percentage Interests for Additional Capital
Contributions made in response to such notice will be deferred until the later of the last day for the making of Additional
Capital Contributions in connection with any Shortfall and the expiration of the Grace Period, provided, however, that such adjustment whenever determined shall be effective as of the Contribution Date. If any Partner is a Defaulting Partner with respect to an Additional Contribution Notice, the Percentage
Interests of the Partners will be further adjusted as and when
Additional Capital Contributions are made as contemplated by clause (iii) or (iv), as applicable, of Section 2.4(c). Solely for purposes of calculating Percentage Interests, the Gross Asset
Value of the License Contribution made by Cox pursuant to Section
2.3(d) shall not be treated as a Capital Contribution until the Contribution Date on which the License Contribution is credited against an Additional Capital Contribution to be made by Cox.
The Management Committee shall provide notice of each adjustment to all Partners and Schedule 2.1 shall be revised to reflect such adjustment.

          (e) Paying Partners. A Paying Partner that declines to make a Funding Commitment or Lending Commitment as contemplated by this Section 2.4 shall not be deemed to be a Delinquent
Partner or Defaulting Partner as a result thereof, nor shall the failure to make such a commitment constitute a Payment Default with respect to such Partner.

          (f)       Floating Rate.  Subject to the last two sentences of
Section 2.7, the term "Floating Rate" means the rate per annum
(computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable), compounded monthly, equal to the greater of (i) the Prime Rate (adjusted as and when changes in the Prime Rate occur) plus (x) during the Grace
Period, two percent (2%) and (y) following the Grace Period, five percent (5%), and (ii) the rate per annum applicable to borrowings by the Partnership under its principal credit facility, if any, or, if a choice of rates is then available to the Partnership, the highest such rate (in either case adjusted as and when changes in such applicable rate occur) plus, following the Grace Period, two percent (2%).

     2.5  Other Additional Capital Contributions.

          Each Partner may contribute from time to time such additional cash or other Property as the Management Committee may approve by Unanimous Vote or as may be expressly contemplated by this Agreement, provided that any Capital Contribution of property (other than cash) made pursuant to this Section 2.5 shall be subject to the terms and provisions of an Additional Contribution Agreement.

     2.6  Partnership Funds.

     The funds of the Partnership shall be deposited in such bank accounts or invested in such investments as shall be designated by the Management Committee. Partnership funds shall not be commingled with those of any Person other than a wholly owned subsidiary of the Partnership without the consent of all Partners. The Partnership shall not lend or advance funds to, or guarantee any obligation of, a Partner or any Affiliate thereof without the prior written consent of all Partners.

     2.7  Partner Loans; Other Borrowings.

     In order to satisfy the Partnership's financial needs, the Partnership may, if so approved by the requisite vote of the Management Committee, borrow from (i) banks, lending institutions or other unrelated third parties, and may pledge Partnership properties or the production of income therefrom to secure and provide for the repayment of such loans and
(ii) any Partner or an Affiliate of a Partner. Loans made by a Partner or an Affiliate of a Partner (a "Partner Loan") shall be evidenced by a promissory note of the Partnership in the form attached hereto as Exhibit 2.7 and, subject to the last two sentences of this Section 2.7, shall bear interest payable quarterly from the date made until paid in full at a rate per annum to be determined by the Management Committee that is no less favorable to the Partnership than if the loan had been made by an independent third party. Unless a Partner declines to make such loan or is a Defaulting Partner or a Partner subject to Bankruptcy, Partner Loans shall be made pro rata in accordance with the respective
Percentage Interests of the Partners (or in such other proportion as the Management Committee may approve by Unanimous Vote).

     Unless otherwise determined by the Management Committee, all Partner Loans shall be unsecured and the promissory notes evidencing the same shall be nonnegotiable and, except as otherwise provided in this Section 2.7(c) or Section 12.3(c), nontransferable. Repayment of the principal amount of and accrued interest on all Partner Loans and Default Loans shall be subordinated to the repayment of the principal of and accrued interest on any indebtedness of the Partnership to third party lenders to the extent required by the applicable provisions of the instruments creating such indebtedness to third party lenders ("Senior Credit Agreements"). All amounts required to be paid in accordance with the terms of such notes and all amounts permitted to be prepaid shall be applied to the notes held by the Partners in accordance with the order of payment contemplated by
Section 14.2(b)(ii) and (iii). Subject to the terms of applicable Senior Credit Agreements, Partner Loans shall be repaid to the Partners at such times as the Partnership has sufficient funds to permit such repayment without jeopardizing the Partnership's ability to meet its other obligations on a timely basis. Nothing contained in this Agreement or in any promissory note issued by the Partnership hereunder shall require the Partnership or any Partner to pay interest or any amount as a penalty at a rate exceeding the maximum amount of interest permitted to be collected from time to time under applicable usury laws. If the amount of interest or of such penalty payable by the Partnership or any Partner on any date would exceed the maximum permissible amount, it shall be automatically reduced to such amount, and interest or the amount of the penalty for any subsequent period, to the extent less than that permitted by applicable usury laws, shall, to that extent, be increased by the amount of such reduction.

     An election by a Partner to purchase all or any portion of another Partner's Interest pursuant to Sections 5.1, 11, 12.4, 12.5, 12.6 or 14.7 shall also constitute an election to purchase an equivalent portion of any outstanding Partner Loans held by such selling Partner, and each purchasing Partner shall be obligated to purchase a percentage of such Partner Loans equal to the percentage of the selling Partner's Interest such purchasing Partner is obligated to purchase for a price equal to the outstanding principal and accrued and unpaid interest on such Partner Loans through the date of the closing of such purchase (except in the case of a transfer pursuant to Section 12.4, in which case the terms of the Purchase Offer shall apply).

     2.8  Other Matters.

          (a) No Partner shall have the right to demand or, except as otherwise provided in Sections 4.1 and 14.2, receive a return of all or any part of its Capital Account or its Capital

Contributions or withdraw from the Partnership without the consent of all Partners. Under circumstances requiring a return of all or any part of its Capital Account or Capital
Contributions, no Partner shall have the right to receive
Property other than cash.

          (b) The Exclusive Limited Partners shall not be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except as otherwise provided by any other agreements among the Partners or mandatory provisions of applicable state law, an Exclusive Limited Partner shall be liable only to make Capital Contributions to the extent required by Sections 2.2, 2.3, 2.5 and 14.3 and shall not be required to lend any funds to the Partnership or, after such Capital
Contributions have been made, to make any additional Capital
Contributions to the Partnership.

          (c) No other Partner shall have any personal liability for the repayment of any Capital Contributions of any Partner.

          (d) No Partner shall be entitled to receive interest on its Capital Contributions or Capital Account.

                            SECTION 3
                          ALLOCATIONS

     3.1   Profits.

     After giving effect to the special allocations set forth in Sections 3.3 and 3.4, Profits for any Allocation Year shall be allocated in the following order and priority:

          (a) First, one hundred percent (100%) to the Partners, in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the cumulative Losses allocated to each such Partner pursuant to Section 3.5 for all prior Allocation
Years, over (ii) the cumulative Profits allocated to such Partner pursuant to this Section 3.1(a) for all prior Allocation Years;

          (b) Second, one hundred percent (100%) to the Partners, in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the cumulative Losses allocated to each such Partner pursuant to Section 3.2(c) for all prior Allocation
Years, over (ii) the cumulative Profits allocated to such Partner pursuant to this Section 3.1(b) for all prior Allocation Years;

          (c) Third, to the extent such Profits arise during or after the Allocation Year in which all or substantially all of the Partnership's assets are disposed of, to the Partners in such ratios and amounts as may be necessary to cause the balances in their Capital Accounts to be as nearly as practicable in the same ratio as their respective Percentage Interests; and

          (d) The balance, if any, among the Partners in proportion to their Percentage Interests.

     3.2   Losses.

     After giving effect to the special allocations set forth in Sections 3.3 and 3.4, Losses for any Allocation Year shall be allocated in the following order and priority:

          (a) First, one hundred percent (100%) to the Partners, in proportion to, and to the extent of, the excess, if any, of
(i) the cumulative Profits allocated to each such Partner pursuant to Section 3.1(d) for all prior Allocation Years, over
(ii) the cumulative Losses allocated to such Partner pursuant to this Section 3.2(a) for all prior Allocation Years; and

          (b) Second, to the extent such Losses arise during or after the Allocation Year in which all or substantially all of the Partnership's assets are disposed of, to the Partners in such ratio and amounts as may be necessary to cause the balances in their Capital Accounts to be as nearly as practicable in the same ratio as their respective Percentage Interests; and

          (c) The balance, if any, among the Partners in proportion to their Percentage Interests.

     3.3   Special Allocations.

     The following special allocations shall be made in the following order:

          (a)    Minimum Gain Chargeback.  Except as otherwise provided in
Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent
Allocation Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-
2(j)(2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section
1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

          (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation

Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

          (c) Qualified Income Offset. In the event any Exclusive Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or
1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Exclusive Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Exclusive Limited
Partner as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that such Exclusive Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in the Agreement.

          (d) Gross Income Allocation. In the event any Exclusive Limited Partner has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount such Exclusive Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Exclusive Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Exclusive Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Exclusive Limited
Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) and this Section 3.3(d) were not in the Agreement.

          (e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated among the Partners in proportion to their Percentage Interests.

          (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse
Deductions are attributable in accordance with Regulations
Section 1.704-2(i)(1).

          (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code
Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or
1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining
Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss
(if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations
Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations Section
1.704-1(b)(2)(iv)(m)(4) applies.

          (h) Allocations Relating to Taxable Issuance of Partnership Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an Interest by the Partnership to a Partner (the "Issuance Items") shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

          (i) Special Interest Allocation. In the event that the Partnership makes any payment in respect of interest accrued on any Default Loan in any Allocation Year, the deduction attributable to such payment shall be specially allocated to the Delinquent Partner with respect to which such Default Loan was made.

     3.4   Curative Allocations.

     The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f) and 3.3(g) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Management Committee shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's
Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 3.1, 3.2, 3.3(h) and 3.3(i). In exercising its discretion under this
Section 3.4, the Management Committee shall take into account future Regulatory Allocations under Sections 3.3(a) and 3.3(b) that, although not yet made, are likely to offset other
Regulatory Allocations previously made under Section 3.3(e) and 3.3(f).

     3.5   Loss Limitation.

     The Losses allocated pursuant to Section 3.2 shall not exceed the maximum amount of Losses that can be so allocated without causing (or increasing the amount of) any Exclusive Limited Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. All Losses in excess of such limitation shall be allocated to the Partners who are not Exclusive Limited Partners in proportion to their Percentage Interests.

     3.6   Other Allocation Rules.

          (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by a Required Majority Vote of the Management Committee using any permissible method under Code
Section 706 and the Regulations thereunder.

          (b) The Partners are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Partnership income and loss for income tax purposes.

          (c) Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Section 1.752-3(a)(3) of the Regulations, the Partners' interests in Partnership profits are in proportion to their Percentage Interests.

          (d) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Management Committee shall endeavor to treat distributions of cash as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Exclusive Limited
Partner.

     3.7   Tax Allocations:  Code Section 704(c).

     In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

     In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

     Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                            SECTION 4
                         DISTRIBUTIONS

     4.1    Available Cash.

     Except as otherwise provided in Section 4.2 and 14.2, Available Cash, if any, shall be distributed among the Partners in cash in proportion to their Percentage Interests at such times and in such amounts as the Management Committee shall determine by Required Majority Vote. The Partnership shall pay in full all Partner Loans (in accordance with the order of payment contemplated by Section 14.2(b)) prior to making any cash distributions to the Partners.

     4.2    Tax Distributions.

     Available Cash shall be distributed to the Partners in proportion to their Percentage Interests within one hundred thirty-five (135) days after the end of each Fiscal Year of the Partnership in an aggregate amount equal to the Hypothetical Federal Income Tax Amount for such Fiscal Year.

     4.3    Amounts Withheld.

     All amounts withheld pursuant to the Code or any provision of any state or local tax law from any payment or distribution to a Partner shall be treated as amounts paid or distributed to such Partner pursuant to this Section 4 for all purposes under this Agreement. The Management Committee is authorized to withhold from payments and distributions to any Partner and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law.

                            SECTION 5
                           MANAGEMENT

     5.1   Authority of the Management Committee.

          (a) General Authority. Subject to the limitations and restrictions set forth in this Agreement, the General Partners shall conduct the business and affairs of the Partnership, and all powers of the Partnership, except those specifically reserved to the Partners by the Act or this Agreement, are hereby granted to and vested in the General Partners, which shall conduct such business and exercise such powers through their Representatives on the Management Committee.

          (b) Delegation. The Management Committee shall have the power to delegate authority to such officers, employees, agents and representatives of the Partnership as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Management Committee to approve such action directly.

          (c) Number and Term of Office. The Management Committee initially shall have six voting members, one of which shall be designated by each Cable Partner and three of which shall be designated by Sprint. Each General Partner shall give written notice to the other General Partners on or prior to the date hereof of the Person(s) selected to be its initial Representative(s). The Chief Executive Officer shall be a non-voting member of the Management Committee. During the term of this Agreement, except as otherwise provided below, each General Partner shall be entitled to designate one Representative to the Management Committee, provided that (i) for so long as Sprint is entitled to representation on the Management Committee (except as otherwise provided below), Sprint shall be entitled to designate three Representatives to the Management Committee; provided, however, that at any time any other Partner holds a greater
Voting Percentage Interest than Sprint (except as otherwise provided below), Sprint shall be entitled to designate only two Representatives to the Management Committee; and provided, further, that at any time any other Partner holds a greater Voting Percentage Interest than Sprint and Sprint's Percentage Interest is less than twenty percent (20%), Sprint shall be entitled to designate only one Representative to the Management Committee, and (ii) those Partners, if any, that are Controlled Affiliates of the same Parent (a "Related Group") shall collectively be entitled to designate only the largest number of Representatives as is entitled to be designated by any single member of the Related Group, which Representative(s) shall be designated by the Partner that has the largest Percentage Interest of the Partners in the Related Group.
Any Partner whose Percentage Interest, together with the Percentage Interest(s) of each other Partner, if any, that is a member of the same Related Group, is, in the aggregate, less than the Minimum Ownership Requirement shall, for so long as its Percentage Interest or the aggregate Percentage Interest of its Related Group, as applicable, is less than the Minimum Ownership Requirement, not be entitled to designate a Representative to the Management
Committee, and the Representative of such Partner or Related
Group, as applicable, shall immediately cease to be a member of the Management Committee, without any further act by the affected Partner.

          Any Partner who becomes an Adverse Partner shall immediately forfeit the right to designate a member of the Management Committee, and the Representative(s) of the affected Partner shall immediately cease to be a member of the Management Committee, without any further act by the affected Partner; provided that if a Partner becomes an Adverse Partner as the result of the occurrence of an Adverse Act described in clause
(iii), (iv), (vi) or (vii) of the definition of such term in
Section 1.10, such Partner will regain (or its transferee will be entitled to, as applicable) the right to designate a Representative on the Management Committee (if otherwise so entitled thereto under this Agreement) if (i) a Partner that is an Adverse Partner other than as a result of the occurrence of an Adverse Act described in clause (iii) of the definition of such term in Section 1.10 Transfers its Interest in compliance with
Section 12 to a Person that is not an Adverse Partner and does not become an Adverse Partner as a result of such Transfer, (ii) in the case of a Partner that is an Adverse Partner as a consequence of the occurrence of an Adverse Act described in clause (iii) of the definition of such term in Section 1.10, there is a Final Determination that such Partner's actions or failure to act did not constitute such an Adverse Act, (iii) a Partner that is an Adverse Partner as a consequence of Bankruptcy ceases to be in a state of Bankruptcy, (iv) a Partner that is an Adverse Partner as a consequence of the occurrence of any IXC Transaction ceases to have the relationship with the IXC which caused such IXC Transaction to occur, or (v) a Partner that is an Adverse Partner as a consequence of the occurrence of an event described in clause (vii) of the definition of the term "Adverse Act" in Section 1.10 takes actions that eliminate the circumstances that constituted such an Adverse Act within the meaning of such clause (vii). The membership of the Management Committee shall be increased or decreased from time to time in accordance with the preceding sentences.

          Each Representative shall hold office at the pleasure of the Partner that designated such Representative. Any Partner may at any time, and from time to time, by written notice to the other Partners remove any or all of the Representatives designated by such Partner, with or without cause, and appoint substitute Representatives to serve in their stead. Each Partner shall be entitled to name an alternate Representative to serve in the place of any Representative appointed by such Partner should any such Representative not be able to attend a meeting or meetings, which alternate shall be deemed to be a Representative hereunder with respect to any action taken at such meeting or meetings. Each Partner shall bear the costs incurred by each Representative or alternate designated by it to serve on the Management Committee, and no Representative or alternate shall be entitled to compensation from the Partnership for serving in such capacity.

          The written notice of a Partner's appointment of a Representative or alternate shall in each case set forth such Representative's or alternate's business and residence addresses and business telephone number. Each Partner shall promptly give written notice to the other Partners of any change in the business or residence address or business telephone number of any of its Representatives. Each Partner shall cause its Representatives on the Management Committee to comply with the terms of this Agreement. In the absence of prior written notice to the contrary, any action taken by a Representative of a Partner shall be deemed to have been duly authorized by the Partner that appointed such Representative.

          (d) Vacancy. In the event any Representative dies or is unwilling or unable to serve as such or is removed from office by the Partner that designated him or her, such Partner shall promptly designate a successor to such Representative.

          (e) Place of Meeting/Action by Written Consent. The Management Committee may hold its meetings at such place or places within or outside the State of Delaware as the Management Committee may from time to time determine or as may be designated in the notice calling the meeting. If a meeting place is not so designated, the meeting shall be held at the Partnership's principal office. Notwithstanding anything to the contrary in this Section 5.1, the Management Committee may take without a meeting any action contemplated to be taken by the Management Committee under this Agreement if such action is approved by the unanimous written consent of a Representative of each of the Partners (which may be executed in counterparts). The initial meeting of the Management Committee shall take place on such date and at such time and place as the Partners shall agree. The Management Committee may meet in person or by means of conference telephone or similar communications equipment. Each
Representative shall have the right to participate in any meeting by means of conference telephone or similar communications equipment.

          (f) Regular Meetings. The Management Committee shall hold regular meetings no less frequently than quarterly and shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement. At such meetings the members of the Management Committee shall transact such business as may properly be brought before the meeting.

          (g) Special Meetings. Special meetings of the Management Committee may be called by any Representative. Notice of each such meeting shall be given to each member of the Management
Committee by telephone, telecopy, telegram or similar method (in which case notice shall be given at least twenty-four (24) hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least five (5) days before the meeting), unless a longer notice period is established by the Management Committee. Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Partnership unless otherwise agreed to by all Representatives) or other means of conducting such meeting and (ii) the purpose of the meeting to be so held. Any Representative may waive notice of any meeting in writing before, at or after such meeting. The attendance of a Representative at a meeting shall constitute a waiver of notice of such meeting, except when a Representative attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

          (h) Voting. The Representative(s) of each General Partner or of the General Partners in a Related Group shall together have voting power equal to the Voting Percentage Interest held by such General Partner or the aggregate Voting Percentage Interest of the General Partners in such Related Group, as applicable, as in effect from time to time. If a General Partner or a Related
Group designates only one Representative, such Representative shall be entitled to vote the entire voting power held by such General Partner or the General Partners in such Related Group, as applicable. If a General Partner or Related Group designates more than one Representative, such Representatives shall vote the entire voting power of such General Partner or the General
Partners in such Related Group as a single unit. None of the Partners (other than the Partners in a Related Group) shall enter into any agreements with any other Partner regarding the voting of their Interests or of Representatives on the Management
Committee.

          (i)       Required Majority Decisions.  Except as provided in
Section 5.1(j) or as otherwise expressly provided in this Agreement, all actions required or permitted to be taken by the Management Committee (including the matters listed on Schedule
5.1(i)) must be approved by the affirmative vote, at a meeting at which a quorum is present, of Representatives with voting power of seventy-five percent (75%) or more of the Voting Percentage

Interests of all Partners whose Representatives are not required by Section 8.7 or any other express provision of this Agreement to abstain from such vote (a "Required Majority Vote").

          (j) Unanimous Vote (Management Committee). No action may be taken by the Partnership in connection with any of the matters listed on Schedule 5.1(j) without the prior approval of the Management Committee by the unanimous vote of all of the Representatives who are not required to abstain from the vote with respect to the particular matter as provided for in Section
8.7 of this Agreement or any other express provision of this Agreement, whether or not present at a Management Committee meeting (a "Unanimous Vote").

          (k)    Unanimous Decisions (Partners).

               (i) No action may be taken by the Partnership in connection with any of the matters listed on Schedule 5.1(k) without the prior consent of all of the Partners (including Exclusive Limited Partners) other than any Partner required to abstain from the vote with respect to a particular matter by
Section 8.7 or any other express provision of this Agreement (a "Unanimous Partner Vote").

               (ii) If any matter listed on Schedule 5.1(k) or otherwise required by this Agreement to be approved by the unanimous consent of the Partners is not approved solely as a result of the failure of one or more Exclusive Limited Partners to consent to such action (each, a "Blocking Limited Partner"), the remaining Partners (other than any Exclusive Limited Partner) may purchase all but not less than all of the respective
Interests of the Blocking Limited Partner(s) pursuant to this
Section 5.1(k)(ii) if the Management Committee elects to initiate the procedures in this Section. For a period ending at 11:59 p.m. (local time at the Partnership's principal office) on the thirtieth (30th) day following the date on which such Blocking Limited Partner failed to consent to such matter, the Management Committee may elect to cause the Net Equity of the Blocking
Limited Partner's Interest to be determined in accordance with
Section 11.3. For purposes of such determination of Net Equity, the Management Committee shall designate the First Appraiser as required by Section 11.4 and the Blocking Limited Partner shall designate the Second Appraiser within ten (10) days of receiving notice of the First Appraiser. For a period ending at 11:59 p.m. (local time at the Partnership's principal office) on the thirtieth (30th) day following the date on which notice of the Net Equity of the Blocking Limited Partner's Interest is given pursuant to Section 11.3 (the "Section 5.1 Election Period"), except as otherwise provided in Section 11.2(b), each of the Partners (other than any Exclusive Limited Partner) may elect to purchase all or any portion of the Interests of the Blocking Limited Partners. Such elections shall be made, and the purchase of the Blocking Limited Partner's Interest shall occur, in the manner and pursuant to the procedures set forth in Section 11.2 as if the Blocking Limited Partner were an Adverse Partner and the Election Period referred to in Section 11.2 was the Section 5.1

Election Period; provided that the Buy-Sell Price of the Blocking Limited Partner's Interest shall be equal to the Net Equity thereof. Notwithstanding the foregoing, the Blocking Limited Partner will not be subject to the buy-out provisions of this Section 5.1(k)(ii) if the matter to which the Blocking Limited Partner refused to consent would, if approved, have adversely affected the Exclusive Limited Partner's rights and obligations under this Agreement in a manner different from the other Partners.

          (l) Proxies; Minutes. Each Representative entitled to vote at a meeting of the Management Committee may authorize another
Person to act for him by proxy; provided that such proxy must be signed by the Representative and shall be revocable by such Representative any time prior to such meeting. Minutes of each meeting of the Management Committee shall be prepared by the Chief Executive Officer or his or her designee and circulated to the Representatives. Written consents to any action taken by the Management Committee shall be filed with the minutes.

          (m) Quorum. At any meeting of the Management Committee duly called or held, the presence or participation in person, by conference telephone or similar communications equipment or by proxy of Representatives with voting power equal to at least a Required Majority Vote of the Voting Percentage Interests of all Partners shall constitute a quorum for the taking of any action at such meeting.

     5.2   Business Plan and Annual Budget.

          (a) Simultaneously with the execution of this Agreement, the Management Committee has adopted the Management
Committee Resolution specifying the aggregate Auction Commitment.
Prior to the commencement of the PCS Auction, the General
Partners shall, and shall cause their respective Representatives on the Management Committee to, use all commercially reasonable efforts and cooperate in good faith with each other to develop and approve by Unanimous Vote of the Management Committee a strategic plan for the Wireless Business during the Auction Period
(the "Wireless Strategic Plan"). Within sixty (60) days after the completion of the PCS Auction relating to frequency blocks "A" and "B", the General Partners shall, and shall cause their respective Representatives on the Management Committee to, use all commercially reasonable efforts and cooperate in good faith with each other to develop and approve a business plan
("Business Plan") for the Partnership covering the balance of the Fiscal Year in which the PCS Auction is completed and the succeeding Fiscal Years through the Fiscal Year ending
December 31, 1999 (such initial Business Plan, if approved, being herein referred to as the "Initial Business Plan"). The
Initial Business Plan shall include capital expenditure and operating budgets for each Fiscal Year covered thereby and shall also specify for each Fiscal Year (or portion thereof) covered thereby the aggregate amount of Additional Capital
Contributions that would be requested of the

Partners during such Fiscal Year based on the assumptions (or varying sets of assumptions) upon which the Initial Business Plan was prepared (which shall be stated therein) and depending, if applicable, on the achievement of any milestones specified therein.

          (b) The approval of the Initial Business Plan shall require the Unanimous Vote of the Management Committee.

          (c) The Chief Executive Officer shall submit annually to the Management Committee at least ninety (90) days prior to the start of each Fiscal Year after the first full Fiscal Year (i) a proposed budget (the "Proposed Budget") for the forthcoming
Fiscal Year including an income statement prepared on an accrual basis which shall show in reasonable detail the revenues and expenses projected for the Partnership's business for the forthcoming Fiscal Year and a cash flow statement which shall show in reasonable detail the receipts and disbursements projected for the Partnership's business for the forthcoming
Fiscal Year and the amount of any corresponding cash deficiency or surplus, and the required Additional Capital Contributions, if any, and any contemplated borrowings of the Partnership and
(ii) a proposed revised Business Plan ("Proposed Business Plan") for the Fiscal Year covered by the Proposed Budget and the succeeding four Fiscal Years in substantially the same or greater detail as the Initial Business Plan and containing such additional categories of information as may be appropriate to reflect the progress of the development of the Partnership's business. Such Proposed Budget and Proposed Business Plan shall be prepared on a basis consistent with the Partnership's audited financial statements. If such Proposed Budget or such Proposed
Business Plan is approved by the Management Committee, then such Proposed Budget or such Proposed Business Plan, as the case may be, shall be considered approved and shall constitute the "Annual
Budget" or the "Approved Business Plan," as the case may be, for all purposes of this Agreement and shall supersede any previously approved Annual Budget or Approved Business Plan, as the case may be. Except as provided on Schedule 5.1(j), the approval of each Proposed Budget and Proposed Business Plan and action by the Partnership constituting any material deviation from any Annual
Budget or Approved Business Plan shall require the Required
Majority Vote of the Management Committee.  No Approved Business
Plan or Annual Budget shall be inconsistent with the provisions of this Agreement, nor shall this Agreement be deemed amended by any provision of an Approved Business Plan or Annual Budget. If a Proposed Budget or Proposed Business Plan is not approved by the Required Majority Vote of the Management Committee, then the General Partners shall cause their Representatives to cooperate in good faith and confer with the Chief Executive Officer and other senior officers of the Partnership for the purpose of attempting to arrive at a Proposed Budget or Proposed Business
Plan, as the case may be, that can secure the approval of the Management Committee.

          (d) If, notwithstanding the foregoing procedures, on January 1 of any Fiscal Year no Proposed Budget has been approved by the Management Committee for such Fiscal Year, then the Annual Budget for the prior Fiscal Year, adjusted (without duplication) to reflect increases or decreases resulting from the following events, shall govern until such time as the Management Committee approves a new Proposed Budget:

              (i) the operation of escalation or de-escalation provisions in contracts in effect at the time of approval of the prior
          Fiscal Year's Annual Budget solely as a result of the passage of time or the occurrence of events beyond the control of the Partnership to the extent such contracts are still in effect;

             (ii) elections made in any prior Fiscal Year under contracts contemplated by the Annual Budget for the prior Fiscal Year regardless of which party to such contracts makes such election;

            (iii) increases or decreases in expenses attributable to the annualized effect of employee additions or reductions during the prior Fiscal Year contemplated by the Annual Budget for the prior Fiscal Year;

             (iv) changes in interest expense attributable to any loans made to or retired by the Partnership (including Partner Loans);

              (v) increases in overhead expenses in an amount equal to the total of overhead expenses reflected in the Annual Budget for the prior Fiscal Year multiplied by the increase in the Consumer Price Index for the prior year, but in no event more than five percent (5%);

             (vi) the anticipated incurrence of costs during such Fiscal Year for any legal, accounting and other professional fees or disbursements in connection with events or changes not contemplated at the time of preparation of the Annual Budget for the prior Fiscal Year;

            (vii) the continuation of the effects of a decision made by the Management Committee or the Partners in the prior Fiscal Year with respect to any of the matters referred to on Schedules 5.1(i), 5.1(j) or 5.1(k) that are not reflected in the Annual Budget for the prior Fiscal Year; and

           (viii) decreases in expense attributable to non-recurring items reflected in the prior Fiscal Year's Annual Budget.

     Any budget established pursuant to this Section 5.2(d) is herein referred to as a "Default Budget."

          (e) If a Proposed Business Plan is submitted for approval pursuant to this Section 5.2 and is not approved by the requisite vote of the Management Committee, the Business Plan most recently approved by the Management Committee pursuant to Section 5.2(c) shall remain in effect as the Approved Business Plan; provided, that, if a Proposed Budget is approved pursuant to Section 5.2(c)
(and the corresponding Proposed Business Plan is not so approved), the Approved Business Plan then in effect shall be deemed to be amended so that the Fiscal Year therein corresponding to the Fiscal Year for which such Annual Budget has been approved shall be consistent with such Annual Budget.

          (f) The day-to-day business and operations of the Partnership shall be conducted in accordance with the Approved Business Plan and the Annual Budget (or Default Budget) then in effect and the policies, strategies and standards established by the Management Committee. The Management Committee and the officers and employees of the Partnership shall implement the Annual Budget and Approved Business Plan.

     5.3  Employees.

     The Management Committee will appoint the senior management of the Partnership and will establish policies and guidelines for the hiring of employees to permit the Partnership to act as an operating company with respect to its Wireless Business. The Management Committee may adopt appropriate management incentive plans and employee benefit plans.

     5.4  Limitation of Agency.

     The Partners agree not to exercise any authority to act for or to assume any obligation or responsibility on behalf of the Partnership except (i) as approved by the Management Committee by Required Majority Vote, (ii) as approved by written agreement among the General Partners and (iii) as expressly provided herein. No Partner shall have any authority to act for or to assume any obligations or responsibility on behalf of another Partner under this Agreement except (i) as approved by written agreement among the Partners and (ii) as expressly provided herein. Subject to Section 5.6, in addition to the other remedies specified herein, each Partner agrees to indemnify and hold the Partnership and the other Partners harmless from and against any claim, demand, loss, damage, liability or expense (including reasonable attorneys' fees and disbursements and amounts paid in settlement, but excluding any indirect, special or consequential damages) incurred by or against such other Partners or the Partnership and arising out of or resulting from any action taken by the indemnifying Partner in violation of this
Section 5.4.

     5.5  Liability of Partners and Representatives.

     No Partner, former Partner or Representative or former Representative, no Affiliate of any thereof, nor any partner, shareholder, director, officer, employee or agent of any of the foregoing, shall be liable in damages for any act or failure to act in such Person's capacity as a Partner or Representative or otherwise on behalf of the Partnership unless such act or omission constituted bad faith, gross negligence, fraud or willful misconduct of the indemnified person or a violation of this Agreement. Subject to Section 5.6, each Partner, former Partner, Representative and former Representative, each Affiliate of any thereof, and each partner, shareholder, director, officer, employee and agent of any of the foregoing, shall be indemnified and held harmless by the Partnership, its receiver or trustee from and against any liability for damages and expenses, including reasonable attorneys' fees and disbursements and amounts paid in settlement, resulting from any threatened, pending or completed action, suit or proceeding relating to or arising out of such Person's acts or omissions in such Person's capacity as a Partner or Representative or (except as provided in Section 5.4) otherwise involving such Person's activities on behalf of the Partnership, except to the extent that such damages or expenses result from the bad faith, gross negligence, fraud or willful misconduct of the indemnified Person or a violation by such Person of this Agreement or an agreement between such Person and the Partnership. Any indemnity by the Partnership, its receiver or trustee under this Section 5.5 shall be provided out of and to the extent of Partnership Property only.

     5.6  Indemnification.

     Any Person asserting a right to indemnification under
Section 5.4 or 5.5 shall so notify the Partnership or the other Partners, as the case may be, in writing. If the facts giving rise to such indemnification shall involve any actual or threatened claim or demand by or against a third party, the indemnified Person shall give such notice promptly (but the failure to so notify shall not relieve the indemnifying Person from any liability which it otherwise may have to such indemnified Person hereunder except to the extent the indemnifying Person is actually prejudiced by such failure to notify). The indemnifying Person shall be entitled to control the defense or prosecution of such claim or demand in the name of the indemnified Person, with counsel satisfactory to the indemnified Person, if it notifies the indemnified Person in writing of its intention to do so within twenty (20) days of its receipt of such notice, without prejudice, however, to the right of the indemnified Person to participate therein through counsel of its own choosing, which participation shall be at the indemnified Person's expense unless (i) the indemnified Person shall have been advised by its counsel that use of the same counsel to represent both the indemnifying Person and the indemnified Person would present a conflict of interest (which shall be deemed to include any case where there may be a legal defense or claim available to the indemnified Person which is different from or additional to those available to the indemnifying Person), in which case the indemnifying Person shall not have the right to direct the defense of such action on behalf of the indemnified Person, or (ii) the indemnifying Person shall fail vigorously to defend or prosecute such claim or demand within a reasonable time. Whether or not the indemnifying Person chooses to defend or prosecute such claim, the Partners shall cooperate in the prosecution or defense of such claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested in connection therewith. The indemnifying Person may not take control of any investigation or defense, without the consent of any indemnified Person, if the claims involved in such proceedings involve any material risk of the sale, forfeiture or loss of, or the creation of any lien (other than a judgment lien) on, any material property of such indemnified Person or could entail a risk of criminal liability to such indemnified Person.

     The indemnified Person shall not settle or permit the settlement of any claim or action for which it is entitled to indemnification without the prior written consent of the indemnifying Person, unless the indemnifying Person shall have failed to assume the defense thereof after the notice and in the manner provided above.

     The indemnifying Person may not without the consent of the indemnified Person agree to any settlement (i) that requires such indemnified Person to make any payment that is not indemnified hereunder, (ii) does not grant a general release to such indemnified Person with respect to the matters underlying such claim or action, or (iii) that involves the sale, forfeiture or loss of, or the creation of any lien on, any material property of such indemnified Person. Notwithstanding the foregoing, the indemnifying Person may not in connection with any such investigation, defense or settlement, without the consent of the indemnified Person, take or refrain from taking any action which would reasonably be expected to materially impair the indemnification of such indemnified Person hereunder or would require such indemnified Person to take or refrain from taking any action or to make any public statement, which such indemnified Person reasonably considers to materially adversely affect its interests.

     Upon the request of any indemnified Person, the indemnifying Person shall use reasonable efforts to keep such indemnified Person reasonably apprised of the status of those aspects of such investigation and defense controlled by the indemnifying Person and shall provide such information with respect thereto as such indemnified Person may reasonably request.

     5.7    Temporary Investments.

     All Property in the form of cash not otherwise invested shall be deposited for the benefit of the Partnership in one or more accounts of the Partnership or any of its wholly owned subsidiaries, maintained in such financial institutions as the Management Committee shall determine or shall be invested in short-term liquid securities or other cash-equivalent assets or shall be left in escrow, and withdrawals shall be made only for Partnership purposes on such signature or signatures as the Management Committee may determine from time to time.

     5.8   Deadlocks.

          (a) Upon the occurrence of a Deadlock Event, the General Partners shall first use their good faith efforts to resolve such matter in a mutually satisfactory manner. If, after such efforts have continued for twenty (20) days, no mutually satisfactory solution has been reached, the General Partners shall resolve the Deadlock Event as provided herein:

               (i) The General Partners shall (at the insistence of any of them) refer the matter to the chief executive officers of their respective Parents for resolution.

               (ii) Should the chief executive officers of the Parents fail to resolve the matter within ten (10) days after it is referred to them, each General Partner (or any group of General Partners electing to act together) shall prepare a brief (a "Brief"), which includes a summary of the issue, its proposed resolution of the issue and considerations in support of such proposed resolution, not later than ten (10) days following the failure of the chief executive officers to resolve such dispute, and such Briefs shall be submitted to such reputable and experienced mediation service as is selected by the Management Committee by Required Majority Vote or, failing such selection, by the Chief
Executive Officer (the "Mediator").  During a period of twenty
(20) days, the Mediator and the General Partners shall attempt to reach a resolution of the Deadlock Event.

               (iii) In the event that after such twenty (20) day period (or such longer period as the Management Committee may approve by Required Majority Vote), the General Partners are still unable to reach resolution of the Deadlock Event (such resolution to be evidenced by the requisite vote of the Management Committee with respect to the underlying matters), the Deadlock Event shall constitute a Liquidating Event as provided in Section
14.1(a)(iii) unless the Management Committee determines by Required Majority Vote not to dissolve.

          (b)    A "Deadlock Event" shall be deemed to have occurred if
(i) after failing to approve a Proposed Budget or Proposed
Business Plan for one Fiscal Year, the Management Committee has failed to approve a Proposed Budget or Proposed Business Plan for the next succeeding Fiscal Year prior to the commencement of such succeeding Fiscal Year, or (ii) the position of Chief Executive
Officer is vacant for a period of more than sixty (60) days after at least two Partners with an aggregate of at least thirty-three percent (33%) of the Voting Percentage Interests have proposed a candidate to fill such vacancy.

     5.9   Conversion to Corporate Form.

          (a) In the event that the Management Committee shall determine by Required Majority Vote (or such other vote as may be required by Item B. of Schedule 5.1(i)) that it is desirable or helpful for the business of the Partnership to be conducted in a corporate rather than in a partnership form (for the purposes of conducting a public offering or otherwise), the Management
Committee shall have the power to incorporate the Partnership in Delaware. In connection with any such incorporation of the Partnership, the Partners shall receive, in exchange for their Interests, shares of capital stock of such corporation having the same relative economic interests and other rights as such Partners hold in the Partnership as set forth in this Agreement, subject in each case to (i) any modifications required solely as a result of the conversion to corporate form and (ii) modifications to the provisions of Section 5.1 to conform to the provisions relating to actions of stockholders and a board of directors set forth in the Delaware General Corporation Law;
provided, that the relative number of representatives on the board of directors and relative voting power of the outstanding equity interests of such corporation of each General Partner shall be as nearly as practicable in proportion to the relative
Voting Percentage Interests of the General Partners immediately prior to such incorporation. For purposes of the preceding sentence, each Partner's relative economic interest in the Partnership shall equal such Partner's Net Equity as compared to the Net Equity of all of the Partners, as determined in accordance with Section 11.3 except that the Management Committee shall by Required Majority Vote select a single Appraiser to determine Gross Appraised Value. At the time of such conversion, the Partners shall enter into a stockholders' agreement providing for (i) rights of first refusal and other restrictions on transfer equivalent to those set forth in Sections 12.1 through 12.4; provided that such restrictions shall not apply, following the initial Public Offering by the corporate successor to the Partnership, to sales in broadly disseminated Public Offerings or sales in accordance with Rule 144 under the Securities Act of 1933 (the "1933 Act"), including the manner of sale required by Rule 144 (whether or not applicable to such sale) and (ii) an agreement to vote all shares of capital stock held by them with respect to the election of directors of the corporation so as to duplicate as closely as possible the management structure of the Partnership as set forth in Section 5.1.

          (b) Upon conversion to corporate form, the corporate successor to the Partnership shall grant to each of the Partners certain rights to require such successor to register under the 1933 Act the shares of capital stock received by the Partners in exchange for their Partnership Interests. Such rights shall be as approved by the Required Majority vote of the Management
Committee, provided that the registration rights of each Partner shall be identical on a proportionate basis.

          (c) Each Partner shall have preemptive rights, exercisable in accordance with procedures to be established by the Management
Committee in connection with and following the conversion of the Partnership to corporate form, to purchase equity securities proposed to be issued from time to time by a corporate successor to the Partnership or its successor, provided, however, that no Partner shall have any such preemptive right with respect to any equity securities which, by a vote of the board of directors of such corporate successor that is equivalent to a Required
Majority Vote, have been approved for issuance by such corporate successor in connection with (i) a Public Offering or (ii) any acquisition (including by way of merger or consolidation) by the corporate successor of the equity interests or assets of another entity that is not a Partner or its Affiliate in a transaction pursuant to which the purchase price is paid by delivery of such equity securities to the seller. A "Public Offering" means an offering by the corporate successor pursuant to a registration statement on a form applicable to the sale of securities to the general public.

                            SECTION 6
                   PARTNERSHIP OPPORTUNITIES;
                        CONFIDENTIALITY

     6.1   Engaging in Wireless Businesses.

          (a) In General. For so long as any Person is a Partner, neither such Person nor any of its Controlled Affiliates shall engage in any Competitive Activity in the United States of America (including its territories and possessions other than Puerto Rico) except (i) through the Partnership, (ii) subject to
Section 6.1(d), as provided in Section 6.1(b) or 6.1(c) or (iii) as permitted by Section 6.3 or 6.4. The term "Competitive
Activity" means to bid on, acquire or, directly or indirectly, own, manage, operate, join, control, or finance or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, beneficial owner of an interest in any Person, or otherwise with, or use or permit its name to be used in connection with, any business or enterprise which (i) engages in the bidding for or acquisition of any Wireless Business license or engages in any Wireless Business and, in either such case, provides services within the Exclusive Services, or (ii) offers, promotes or brands services that are within the Exclusive Services.

          (b) Bidding for Wireless Business Licenses. Except as permitted by Section 6.4, no Partner nor any of its Controlled Affiliates shall bid in the PCS Auction for any Wireless Business licenses unless (i) the Management Committee consents to such bid following consultation by such Partner with the Representatives of the other Partners; or (ii) (A) the Partnership has entered a bid or bids for such license, but a third-party bid has been entered which equals or exceeds the maximum amount that the Partnership has determined to bid for such license, (B) if a vote was taken, such Partner's Representative(s) voted in favor of the Partnership's increasing the amount it would bid for such license, and (C) the Partnership has determined not to increase its bid in response to such third party bid. Prior to the PCS Auction, the Partners will agree upon procedures to facilitate the bid by a Partner under the circumstances described in clause
(ii) above and to permit the Partnership to re-enter the bidding on its own behalf following any such bid; provided the purchase price of a license purchased by or on behalf of a Partner pursuant to this Section 6.1(b) shall be in addition to (and not credited against) such Partner's Auction Commitment. This
Section 6.1(b) will not permit a Partner or its Affiliate to bid for or acquire a Wireless Business license if the bidding for or acquisition of such license by a Partner or its Affiliate would otherwise violate (or cause the Partnership or any of the other Partners or their respective Affiliates to be in violation of) the FCC's rules or orders relating to Wireless Business license cross-ownership, license attribution standards, and/or spectrum attribution or aggregation requirements, including Sections 20.6,
24.204 and 24.229(c) of the FCC's rules.

          (c)    Acquiring Interests in Wireless Businesses.  If any
Partner or any of its Controlled Affiliates proposes to engage in any Competitive Activity other than as permitted by Section
6.1(b), 6.3 or 6.4, then such Partner shall first offer to the Partnership the opportunity to engage, in lieu of such Partner and its Affiliates, in such Competitive Activity (whether by acquiring such interest itself or itself offering, promoting or branding such services) (the "Offer"), which Offer shall be made in writing and shall set forth in reasonable detail the nature and scope of the activity proposed to be engaged in, including all material terms of any proposed acquisition. The Partnership
(by Required Majority Vote of the Management Committee pursuant to Section 8.7) shall have thirty (30) days from receipt of the Offer to accept or reject it. If the Partnership fails to accept the Offer within such thirty (30) day period, it shall be deemed to have rejected the Offer, and the offering Partner or its Affiliate shall be permitted to engage in such Competitive
Activity on terms no more favorable to such Partner or its Affiliate than those described in the Offer. If the Partnership accepts the Offer, the offering Partner and its Affiliates shall not pursue such opportunity to engage in such Competitive Activity;
provided, however, that if the Partnership accepts the Offer but does not within a commercially reasonable period of time after such acceptance take reasonable steps to pursue such opportunity, other than as a result of a violation of this Agreement or wrongful acts or bad faith on the part of the offering Partner or its Controlled Affiliates, then the offering Partner or its Controlled Affiliate shall be permitted to pursue such opportunity on terms no more favorable to the offering
Partner than those terms described in the Offer.  If the offering
Partner or its Controlled Affiliate does not take reasonable steps to pursue such opportunity contemplated by the Offer within a reasonable period of time after acquiring the right to do so in accordance with the foregoing provisions of this Section 6.1(c)
(including, in the case of an acquisition, by entering into a definitive agreement (subject solely to obtaining the requisite regulatory approvals and other customary closing conditions) with respect to such acquisition within one hundred twenty (120) days thereafter), then it shall lose its right to pursue such opportunity and thereafter be required to reoffer the opportunity to do so to the Partnership in accordance with, and shall otherwise comply with, this Section 6.1(c). Notwithstanding the foregoing, a Partner shall not be permitted to present an Offer to the Partnership (or otherwise engage in any Competitive
Activity in reliance on this Section 6.1(c)) (i) involving any Wireless Business other than PCS until one year following the completion of the PCS Auction (the "Lock-out Period") or (ii) in any license area in which the Partnership or any of its Controlled Affiliates is otherwise engaged in the Wireless
Business (including pursuant to an Affiliation Agreement), in either case without a Unanimous Vote of the Management Committee pursuant to Section 8.7.

          (d) Affiliation Agreements. (i) Any Partner or Controlled Affiliate thereof that acquires or owns a Wireless Business license, or directly engages in a Wireless Business providing services included in the Exclusive Services, as permitted by the exceptions provided by Sections 6.1(b) and 6.1(c) to the prohibitions on Competitive Activities contained in Section
6.1(a), shall as a condition to the availability of such exceptions, offer to enter into an affiliation agreement with respect to such Wireless Business with the Partnership on terms and conditions comparable to those which the Partnership offers to other affiliated Wireless Businesses in similar situations (or if no such agreement then exists, such terms and conditions shall include a provision for competitive pricing), under which such Wireless Business will provide its services to the public as an affiliate of the Partnership's business (as entered into with a Partner or its Controlled Affiliate or any other person, an "Affiliation Agreement"). The Management Committee may waive compliance with all or any part of this Section 6.1(d) with respect to any transaction by Required Majority Vote of the Management Committee pursuant to Section 8.7.

               (ii) Each Partner and its Controlled Affiliates shall also use all commercially reasonable efforts to cause any Affiliate of such Partner which acquires or owns a Wireless Business license, or otherwise engages in any Wireless Business, and provides services within the Exclusive Services, to (if the Partnership so desires) enter into an Affiliation Agreement with the Partnership.

          (e) Geographic Restrictions. Unless approved by the unanimous consent of the Partners, the Partnership will not engage in any Competitive Activities in the Philadelphia, Cleveland, Richmond, El Paso, Jacksonville, Knoxville, Charlotte or Omaha MTAs, including bidding for or acquiring any PCS licenses therein; provided that, to the extent permitted by law, the Partnership may enter into Affiliation Agreements with Persons engaged in Competitive Activities in such MTAs.

          (f) Unrestricted Activities. Nothing in this Section 6 shall prevent any Person from (i) providing any Non-Exclusive Services or engaging in any Excluded Business or (ii) complying with any applicable laws, rules or regulations, including those requiring that any facilities be made available to any other Person.

     6.2   Enforceability and Enforcement.

          (a) The Partners acknowledge and agree that the time, scope, geographic area and other provisions of Section 6.1 have been specifically negotiated by sophisticated parties and agree that such time, scope, geographic area, and other provisions are reasonable under the circumstances. If, despite this express agreement of the Partners, a court should hold any portion of
Section 6.1 to be unenforceable for any reason, the maximum restrictions of time, scope and geographic area reasonable under the circumstances, as determined by the court, will be substituted for the restrictions held to be unenforceable.

          (b) The Partnership shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond or other security, to prevent any breach of Section 6.1, which rights shall be cumulative and in addition to any other rights or remedies to which the Partnership may be entitled.

     6.3  General Exceptions to Section 6.1.

     The restrictions set forth in Section 6.1 on Competitive Activities shall not be construed to prohibit any of the following actions by a Partner and its Controlled Affiliates except to the extent any such action would (i) cause the Partnership (including the ownership of its assets and the conduct of its business) to be in violation of any law or regulation or otherwise result in any restriction or other limitation on the Partnership's ownership of its assets or conduct of its business or (ii) in any way impair, prevent or delay the ability of the Partnership to bid for or acquire a Wireless Business license during the Lock-out Period in any license area in which the Partnership plans to engage in a Competitive Activity pursuant to or as set forth in the Wireless Strategic Plan:

          (a) The acquisition or ownership of any debt or equity securities registered pursuant to the Securities Exchange Act of 1934, so long as such securities (i) do not represent more than five percent (5%) of the aggregate voting power of the outstanding capital stock of any Person that engages in a Competitive Activity (assuming the conversion, exercise or exchange of all such securities held by such Partner or its Controlled Affiliates that are convertible, exercisable or exchangeable into or for voting stock) or (ii) in the case of debt securities, entitle the holder to receive only interest or other returns that are fixed, or vary by reference to an index or formula that is not based on the value or results of operations of such Person;

          (b) The acquisition (through merger, consolidation, purchase of stock or assets, or otherwise) of a Person or an interest in a Person, which engages (directly or indirectly through an Affiliate that is controlled by such Person) in any Competitive Activity if the Competitive Activity does not constitute the principal activity, in terms of revenues or fair market value, of the businesses acquired in such acquisition or conducted by the Person in which such interest is acquired, provided, in each case, that such Partner or Controlled Affiliate divests itself of the Competitive Activity or interest therein as soon as is practicable, but in no event later than twenty-four
(24) months, after the acquisition unless the Management
Committee approves the entering into of an Affiliation Agreement with respect to such Competitive Activity pursuant to Section
8.7;

          (c) The continued holding of an equity interest in an Person that commences a Competitive Activity following the acquisition of such equity interest if neither the Partner nor its Controlled
Affiliate has any responsibility or control over the conduct of such Competitive Activity, does not permit its name to be used in connection with such Competitive Activity and uses all commercially reasonable efforts, including voting its equity interest, to cause such Person either (i) to cease such Competitive Activity or (ii) to offer to enter into an Affiliation Agreement with the Partnership;

          (d) The conduct of any Competitive Activity that is a necessary component of or an incidental part of the conduct of any Excluded Business by a Partner or its Controlled Affiliates or the entering into of an arrangement with an independent third party for the provision of any services included in the Exclusive Services which is a necessary component of or an incidental part of the conduct of such Excluded Business, so long as, in each case, such Partner or Controlled Affiliate shall first use all commercially reasonable efforts to negotiate agreements with the Partnership, which are reasonable in the independent judgment of both parties, pursuant to which the Partnership would provide such services included in the Exclusive Services on terms no less favorable to the Partner or such Controlled Affiliate than such Partner or Controlled Affiliate could obtain from an independent third party or could provide itself;

          (e) The ownership and operation by (i) a partnership of Sprint, TCI and Cox of a PCS license and a Wireless Business in the Philadelphia MTA ("PhillieCo") and (ii) any of Cox, Comcast and TCI or their Affiliates (acting singly or jointly through a partnership or other entity) of a PCS License and an associated
Wireless Business in any of the Cleveland, Richmond, El Paso,
Jacksonville, Knoxville and Omaha MTAs, in each case so long as such owners or entities holding the licenses enter into Affiliation Agreements with the Partnership, subject to applicable law;

          (f) Any Partner may conduct any Competitive Activity involving the provision of any product or service that is an ancillary value-added addition to a Wireless Business and which does not itself require an FCC license (including but not limited to operator services, location services and weather, sports and other information services);

          (g) The ownership and operation by Sprint of its cellular business within the territories in which it currently operates;
and

          (h)       The ownership by Cox or its Affiliate of PioneerCo.

Notwithstanding anything to the contrary in this Section 6, any investment fund in which a Partner or any of its Affiliates has an investment (including pension funds) that invests funds on behalf of and has a fiduciary duty to third party investors shall be permitted to engage in or invest in entities engaged in any activity whatsoever provided that, neither such Partner nor any of its Controlled Affiliates, directly or indirectly, exercises any management or operational control whatsoever in any such entity engaging in a Wireless Business providing Exclusive Services.

     6.4  Comcast Exceptions.

          The restrictions set forth in Section 6.1 shall not apply with respect to the following:

          (a) Subject to the limitations set forth in this Section 6.4, Comcast and its Controlled Affiliates may engage in any Competitive Activities with respect to any Wireless Services in the Comcast Area.

          (b) Comcast and its Controlled Affiliates may participate in a bid for and/or acquire any interest in a 10 MHz PCS license only in any of the BTAs in the Philadelphia MTA or the Allentown, Pennsylvania BTA. Comcast and its Controlled Affiliates may acquire any interest in a 10 MHz PCS license in any of the following cellular license areas in New Jersey: Hunterdon

County, Middlesex County, Monmouth County and Ocean County; provided, that at the time of such acquisition Comcast and its Controlled Affiliates own a controlling interest in a cellular license for such area and further provided, that the license area of such 10 MHz license shall not extend beyond such area in other than an immaterial manner. In the event Comcast and its Controlled Affiliates own a controlling interest in any such 10 MHz PCS license, then Comcast and its Controlled Affiliates will, to the extent permitted by applicable law, provide for their customers receiving services under any such 10 MHz PCS license to receive roaming services from any of the Partnership's or its Affiliate's businesses providing services under any PCS license (the "Partnership's Businesses"), subject to the conditions that
(i) such roaming is technically feasible, (ii) such roaming is at competitive rates and on other terms and conditions reasonably acceptable to Comcast and its Controlled Affiliates, (iii) the Partnership's Businesses support the features and services provided by Comcast and its Controlled Affiliates to their customers and (iv) subject to the same conditions, the Partnership's Businesses will provide for their customers to receive reciprocal roaming services from Comcast and its Controlled Affiliates in the areas described above at such times as neither PhillieCo nor the Partnership owns or has an affiliation with respect to a Wireless Business license for such areas. Notwithstanding the foregoing, if the ownership by Comcast or any of its Controlled Affiliates of any 10 MHz PCS license outside of the Philadelphia MTA (A) causes the Partnership (including the ownership of its assets and the conduct of its business) to be in violation of any law or regulation or otherwise results in any restriction or other limitation on the Partnership's ownership of its assets or conduct of its business or (B) in any way impairs, prevents or delays the ability of the Partnership to bid for or acquire a Wireless Business license in any license area in which the Partnership plans to engage in a Competitive Activity pursuant to or as set forth in the Wireless Strategic Plan or its then-current Business Plan, Comcast and its Controlled Affiliates will be prohibited from making such acquisition or, if such acquisition has already occurred, will cure the circumstances described above (including, if required, by divesting its ownership of the 10 MHz PCS license) within a commercially reasonable period of time after its receipt of notice from the Partnership of the existence of such circumstances; provided that, in the event of such divestiture, Comcast and its Controlled Affiliates will have the right to resell service in such area provided such resale shall occur using the Partnership's facilities if they are available and it is technically feasible to do so.

          (c) Comcast and its Controlled Affiliates may engage in any Competitive Activities utilizing its currently held SMR assets within the territory covered by its current SMR licenses.

          (d) Comcast and its Controlled Affiliates may engage in any Competitive Activities with respect to any Wireless Services in the Kankakee, Illinois RSA cellular license area as well as the cellular license area served by Indiana Cellular Holdings, Inc., Harrisburg Cellular Telephone Company, Aurora/Elgin Cellular
Telephone Company, Inc. and Joliet Cellular Telephone Company,
Inc.; provided that such Competitive Activities are confined to the geographic territories of the cellular licenses currently held by such businesses.

          (e) Comcast and its Controlled Affiliates may participate in regional marketing activities within the Comcast Area for the purpose of: (i) selling to its "In-Territory Customers" (as defined below) wireless services within the Washington, D.C., New
York and Philadelphia MTAs; and (ii) obtaining distribution from its "In-Territory Distributors" (as defined below) of wireless services within the Washington, D.C., New York and Philadelphia
MTAs; provided that (A) Comcast and its Controlled Affiliates do not maintain or deploy any sales personnel, sales office or other direct sales presence, or otherwise advertise or promote the Comcast brand or any other brand, in either the New York MTA or the Washington, D.C. MTA outside of the Comcast Area, (B) Comcast and its Controlled Affiliates do not own or lease any wireless transmission facilities outside of the Comcast Area in connection therewith and (C) in obtaining the distribution contemplated by
Section 6.4(e)(ii), Comcast and its Controlled Affiliates subcontract the provision of wireless services outside the Comcast Area to a third party provider only if such services cannot be subcontracted to the Partnership without material adverse consequences for Comcast's and its Controlled Affiliates' ability to participate in such regional marketing activities.
For the purposes hereof, an "In-Territory Customer" is a customer that has a business location in the Comcast Area and places the order for the services described above through Comcast and its Controlled Affiliates in the Comcast Area. For the purposes hereof, an "In-Territory Distributor" is a distributor that has a business location in the Comcast Area and requires a regional contract be entered into by Comcast and its Controlled Affiliates in the Comcast Area. For purposes of this Section 6.4(e), the term "Comcast Area" shall include any area in which Comcast and its Controlled Affiliates at such time own a controlling interest in a PCS license which was permitted to be acquired under
Section 6.4(b).

          (f) Comcast and its Controlled Affiliates may hold an interest in Nextel, Inc. ("Nextel"), provided that (i) none of Comcast's or its Controlled Affiliates' Agents or Representatives participate in or are present at any discussions, or receive any information, regarding Nextel's PCS bidding strategies; and
(ii) at the election of Comcast, no later than the first anniversary date of the date hereof either (A) Comcast and its Controlled Affiliates shall own securities representing less than 5.4% of the voting power and equity of all of the outstanding capital stock of Nextel, (B) no Agent of Comcast or any of its

Controlled Affiliates shall be a director or officer of Nextel, and no director of Nextel shall be an appointee of Comcast or its Controlled Affiliates pursuant to any contractual right of Comcast and its Controlled Affiliates to appoint any director of Nextel, or (C) Comcast shall elect to become an Exclusive Limited Partner as of such date by giving written notice of such election to the Partnership; provided, however, that if Comcast and its Controlled Affiliates fail to satisfy either of clauses (A) or
(B) above at any time after the first anniversary hereof or acquire any additional common stock or other voting securities
(or securities convertible into or exchangeable for common stock or voting securities) of Nextel (other than as a result of the exercise of its existing stock option to acquire 25,000,000 shares and warrants to acquire 230,000 shares and of the consummation of its existing required purchase obligation in the amount of $50,000,000) then Comcast will automatically (without any action required to be taken by the Partnership or any Partner) become an Exclusive Limited Partner. Notwithstanding the preceding sentence, if (1) such acquisition is the result of the exercise by Comcast and its Controlled Affiliates of preemptive rights held by them as of the date hereof, (2) Comcast and its Controlled Affiliates exercise any available registration rights immediately following such exercise of preemptive rights and otherwise seek to Transfer such common stock as soon as practicable; and (3) all of the Nextel common stock so acquired is Transferred to a non-Affiliate of Comcast and its Controlled Affiliates within one hundred and eighty (180) days of the date of acquisition thereof, then Comcast will automatically (without any action required by the Partnership or any Partner) be returned to the status of General Partner if it satisfies either of clauses (A) or (B) above and is not otherwise required to be an Exclusive Limited Partner under this Section 6.4(f). If
Comcast has become an Exclusive Limited Partner pursuant to this
Section 6.4(f) and has on or before the first anniversary date hereof presented the Partnership in writing with a plan providing for the disposition of an ownership interest in Nextel such that following such disposition Comcast and its Controlled Affiliates will satisfy the requirements of clause (A) above, then Comcast will automatically (without any action required by the Partnership or any Partner) be returned to the status of General Partner at such time as such plan (or a substantially similar plan) is consummated if such consummation occurs prior to the second anniversary of this Agreement and if Comcast is not otherwise required to be an Exclusive Limited Partner under this
Section 6.4(f). If at any time following the date hereof Comcast and its Controlled Affiliates own more than 31% of the common stock of Nextel on a fully diluted basis (provided that at such time Nextel has a total market capitalization of at least $2,000,000,000), or own 50% or more of the common stock of Nextel on a fully-diluted basis (regardless of Nextel's total market capitalization), then the other Partners will have the option, exercisable within ninety (90) days of the date of the acquisition of such ownership interest to purchase the Interest of Comcast at its Net Equity
Value for cash at a closing to be held no later than ninety (90) days from the date such option is exercised. Such purchase shall occur in accordance with the procedures set forth in Section 11 as if Comcast is an "Adverse Partner" and each of the other
Partners is a "Purchasing Partner."

          (g) The term "Comcast Area" means (i) the following cellular license areas (or portions thereof) in New Jersey:
Hunterdon NJ1 RSA, New Brunswick MSA, Long Branch MSA,
Trenton MSA, Allentown, PA MSA, Philadelphia MSA, Ocean NJ2
RSA, Atlantic City MSA, Vineland-Millville MSA, and Wilmington,
DE MSA; (ii) Delaware; (iii) Maryland RSA2; (iv) counties in Pennsylvania in which Comcast and its Controlled Affiliates engage in the cellular business on the date hereof, and all counties in Pennsylvania contiguous thereto; (v) the Philadelphia MTA; and
(vi) minor overlaps into any territory adjoining any of the areas included in (i) - (v) required to efficiently provide services in such area.

          (h) The obligations under Section 6.1(d) shall not apply to Comcast and its Controlled Affiliates with respect to any Competitive Activities permitted pursuant to this Section 6.4.

          (i) Comcast and its Controlled Affiliates may co-brand or package any Wireless Services permitted to be provided pursuant to this Section 6.4 together with their cable television offerings; provided that in such event the only brand name(s) which may be used for any such Wireless Services are any of the following, any combination thereof or any variants thereof substantially similar thereto: Comcast, Comcast Cellular, Comcast Metrophone, Metrophone, Comcast Cellular One and Cellular
One, which Comcast represents are currently utilized by its cellular business in the Comcast Area as of the date hereof;
provided further, however, that Comcast may request that the Partnership approve the use by Comcast and its Controlled
Affiliates of another brand name (other than that of an inter-exchange carrier), in which case the Partnership's consent to the use thereof will not be unreasonably withheld.

     6.5    Freedom of Action.

     Except as set forth in this Section 6, no Partner or Affiliate shall have any obligation not to (i) engage in the same or similar activities or lines of business as the Partnership or develop or market any products or services that compete, directly or indirectly, with those of the Partnership, (ii) invest or own any interest publicly or privately in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Partnership, (iii) do business with any client or customer of the Partnership, or (iv) employ or otherwise engage a former officer or employee of the Partnership.

     6.6   Confidentiality.

          (a) Maintenance of Confidentiality. Each Partner and its Controlled Affiliates (each a "Restricted Party") shall, and shall cause their respective officers, directors, employees, attorneys, accountants, consultants and other agents and advisors (collectively, "Agents") to, keep secret and maintain in confidence the terms of this Partnership Agreement and all confidential and proprietary information and data of the Partnership and the other Partners or their Affiliates disclosed to it (in each case, a "receiving party") in connection with the formation of the Partnership and the conduct of the Partnership's business and in connection with the transactions contemplated by the Joint Venture Formation Agreement (the "Confidential
Information") and shall not disclose Confidential Information, and shall cause their respective Agents not to disclose
Confidential Information, to any Person other than the Partners, their Controlled Affiliates, their respective Agents that need to know such Confidential Information, or the Partnership. Each
Partner further agrees that it shall not use the Confidential Information for any purpose other than monitoring and evaluating its investment, determining and performing its obligations and exercising its rights under this Agreement. The Partnership and each Partner shall take all reasonable measures necessary to prevent any unauthorized disclosure of the Confidential
Information by any of their respective Controlled Affiliates or any of their respective Agents.

          (b) Permitted Disclosures. Nothing herein shall prevent the Partnership, any Restricted Party or its Agents from using, disclosing, or authorizing the disclosure of Confidential
Information it receives in the course of the business of the Partnership which:

               (i) has been published or is in the public domain through no fault of the receiving party;

               (ii) prior to receipt hereunder (or under that certain Agreement for Use and Non-Disclosure of Proprietary Information, dated as of May 4, 1994, among Affiliates of the Partners) was properly within the legitimate possession of the receiving party or, subsequent to receipt hereunder (or under such Agreement), is lawfully received from a third party having rights therein without restriction of the third party's right to disseminate the Confidential Information and without notice of any restriction against its further disclosure;

               (iii) is independently developed by the receiving party through parties who have not had, either directly or indirectly, access to or knowledge of such Confidential Information;

               (iv) is disclosed to a third party with the written approval of the party originally disclosing such information, provided that such Confidential Information shall cease to be confidential and proprietary information covered by this Agreement only to the extent of the disclosure so consented to;

               (v)    subject to the receiving party's compliance with paragraph
     (d) below, is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, provided that such Confidential Information to the extent covered by a protective order or equivalent shall otherwise continue to be Confidential Information required to be held confidential for purposes of this Agreement; or

               (vi)   subject to the receiving party's compliance with paragraph
     (d) below, is required to be disclosed by applicable law or a stock exchange or association on which such receiving party's securities (or those of its Affiliate) are listed.


          (c) Notwithstanding this Section 6.5, any Partner may provide Confidential Information (i) to other Persons considering the acquisition (whether directly or indirectly) of all or a portion of such Partner's Interest in the Partnership pursuant to
Section 12 of this Agreement, (ii) to other Persons considering the consummation of a Permitted Transaction with respect to such Person or (iii) to any financial institution in connection with the provision of funds by such financial institution to such Partner, so long as prior to any such disclosure such other
Person or financial institution executes a confidentiality agreement that provides protection substantially equivalent to the protection provided the Partners and the Partnership in this
Section 6.5.

          (d) In the event that any receiving party (i) must disclose Confidential Information in order to comply with applicable law or the requirements of a stock exchange or association on which such receiving party's securities or those of its Affiliates are listed or (ii) becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or otherwise) to disclose any Confidential Information, the receiving party shall provide the disclosing party with prompt written notice so that in the case of clause (i), the disclosing party can work with the receiving party to limit the disclosure to the greatest extent possible consistent with legal obligations, or in the case of clause (ii), the disclosing party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that the disclosing party is unable to obtain a protective order or other appropriate remedy, or if the disclosing party so directs, the receiving party shall, and shall cause its employees to, exercise all commercially reasonable efforts to obtain a protective order or other appropriate remedy at the disclosing party's reasonable expense.
Failing the entry of a protective order or other appropriate remedy or receipt of a waiver hereunder, the receiving party shall furnish only that portion of the Confidential Information which it is advised by opinion of its counsel is legally required to be furnished and shall exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information, it being understood that such reasonable efforts shall be at the cost and expense of the disclosing party whose Confidential Information has been sought.

          (e) Any press release concerning the formation and operation of the Partnership shall be approved in advance by a Required Majority Vote of the Management Committee.

          (f)       The obligations under this Section 6.5 shall survive
(i) as to all Partners, the termination of the Partnership,
(ii) as to any Partner, such Partner's withdrawal therefrom (or otherwise ceasing to be a Partner) and (iii) as to any Person, such Person's ceasing to be an Affiliate or Agent of a Partner, in each case for a period of two (2) years from the date of such termination, withdrawal or cessation, as the case may be;
provided that in the case of a withdrawal or cessation pursuant to clauses (ii) or (iii) above, such obligations shall continue indefinitely with respect to any trade secret or similar information which is proprietary to the Partnership and provides the Partnership with an advantage over its competitors.

                            SECTION 7
               ROLE OF EXCLUSIVE LIMITED PARTNERS

     7.1   Rights or Powers.

     The Exclusive Limited Partners shall not have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way.

     7.2   Voting Rights.

     The Exclusive Limited Partners shall have the right to vote only on the matters specifically reserved for the vote or approval of Partners (including the Exclusive Limited Partners) set forth in this Agreement, including those matters listed on
Schedule 5.1(k) hereto.

                            SECTION 8
          TRANSACTIONS WITH PARTNERS; OTHER AGREEMENTS

     8.1   Sprint Cellular.

          (a) The Partners shall negotiate in good faith terms pursuant to which Sprint will make available or transfer to the Partnership assets, expertise and services relating to its cellular operations, including certain senior level management and technical expertise from its cellular headquarters and regional operations, as well as other core employees and capabilities such as administrative services and intellectual property.

          (b) In the event (i) the Partnership is the winning bidder for a PCS license with respect to a license area and Sprint and its Controlled Affiliates have an ownership interest in a cellular business or businesses (a "Sprint Cellular Business") having a service area which is included within such license area in whole or in part (an "Overlap Cellular Area") or (ii) the Partnership has decided, within thirty (30) months from the date of this Agreement, to acquire a PCS license in a license area which includes an Overlap Cellular Area; and as a result of Sprint's ownership interest in a Sprint Cellular Business the Partnership would not be awarded on an unconditional basis (in the event of clause (i) above) or be permitted to acquire (in the event of clause (ii) above) such PCS license under FCC rules and regulations relating to CMRS spectrum cap limitations; then
Sprint agrees that it will divest such portion of such Sprint
Cellular Business, within the time period provided by FCC rules in the event of clause (i) above, and as soon as commercially reasonable (e.g., to avoid "fire sale" prices) in the event of clause (ii) above, or take any other action as is necessary, so that the Partnership will not be impaired from holding or acquiring such PCS license. Nothing herein prevents one or more
Partners from acquiring a PCS license, subject to an obligation to affiliate with the Partnership to the extent allowed by law, if Sprint is unable to divest the overlap property in a timely manner. This Section 8.1(b) shall not require Sprint to divest, or take any other action with respect to, any of the Sprint
Cellular Businesses listed on Schedule A-4 of Exhibit A to
Exhibit 1.1(a) to the Joint Venture Formation Agreement.

     8.2    Sprint Brand Licensing Agreement.

     As promptly as practicable following the execution of this Agreement, the Partnership will enter into a brand licensing agreement with Sprint Parent (the "Trademark License") to provide the Partnership with a national brand license to market its national Wireless Business containing substantially the terms set forth in the term sheet attached as Exhibit 1.1(d) to the Joint

Venture Formation Agreement and in Paragraph 8 of Exhibit E to the NewTelco Summary of Terms attached as Exhibit 1.1(a) to the Joint Venture Formation Agreement.

     8.3    Joint Marketing Agreement.

     Following the execution of this Agreement, each Partner agrees to (i) negotiate in good faith regarding the definitive terms of a joint marketing agreement among the Partnership, each of the Partners and certain of their Affiliates reflecting the principles attached as Exhibit E to Exhibit 1.1(a) to the Joint Venture Formation Agreement, with such modifications and additions as the Partners shall negotiate in good faith and (ii) subject to the agreement of the Partners as to such definitive documentation, to use all commercially reasonable efforts to cause such agreement to be executed and delivered as promptly as practicable following the execution of this Agreement.

     8.4   Network Services Agreement.

          (a) Following the execution of this Agreement, each Partner agrees to (i) negotiate in good faith regarding the definitive terms of a network services agreement to be entered into between the Partnership and Sprint reflecting the principles attached as Exhibit F to Exhibit 1.1(a) to the Joint Venture Formation
Agreement (the "Network Services Statement of Principles") with such modifications and additions as the Partners shall negotiate in good faith and (ii) subject to the agreement of the Partners as to such definitive documentation, to use all commercially reasonable efforts to cause such agreement to be executed and delivered as promptly as practicable following the execution of this Agreement.

          (b) Pending the execution by Sprint and the Partnership of a definitive network services agreement, the Partners agree that (so long as Sprint or its Controlled Affiliate is a Partner) the Partnership shall be required to purchase the telecommunications services described in clauses (i) through (iv) of paragraph 1 of the Network Services Term Sheet at the prices contemplated by paragraph 2 of the Network Services Term Sheet.

     8.5    Preferred Provider.

     The Partnership shall contract with each Partner, its Affiliates and third parties, as appropriate, on a negotiated arms-length basis, for services it may require, which may include billing and information systems and marketing and sales services.
The Partnership may in the normal course of its business enter into transactions with the Partners and their respective Affiliates provided that, subject to Section 8.5(b) below, the Management
Committee by the requisite vote pursuant to Section 8.7 has determined that the price and other terms of such transactions are fair to the Partnership and that the price and other terms of such transaction are not less favorable to the Partnership than those generally prevailing with respect to comparable transactions involving non-Affiliates of Partners. Subject to the foregoing, the Management Committee, acting in accordance with Section 8.7, may in its discretion elect from time to time to provide rights of first opportunity to various Partners or their Affiliates to provide services to the Partnership; provided that the Management Committee shall have adopted, by Unanimous Vote, procedures (including conflict avoidance procedures) relating generally to such right of first opportunity arrangements, and the provision of such rights and all matters related to the exercise thereof shall be subject to and effected in a manner consistent with such procedures. The Partnership is expressly authorized to enter into the agreements expressly referred to in this Section 8.

     8.6  MFJ.

     Each Partner agrees that neither it nor any of its Controlled Affiliates shall take any action which (i) causes such Partner or the Partnership to become a BOC or (ii) which causes the Partnership to become a BOC Affiliated Enterprise or an entity subject to any restriction or limitation under Section II of the MFJ if, in the case of an event specified in clause (ii) above, such event would have a material adverse effect on the business, assets, liabilities, results or operations, financial condition or prospects of the Partnership.

     8.7    Interested Party Transactions.

     Any contract, agreement, relationship or transaction between the Partnership or any of its subsidiaries, on the one hand, and any Partner or any Person in which a Partner (including its Controlled Affiliates) has a direct or indirect material financial interest or which has a direct or indirect material financial interest in such Partner (provided that a Person shall not be deemed to have a such an interest solely as a result of its ownership of less than 10% (by value) of the outstanding economic interests in a Publicly Held Parent of a Partner (or a Publicly Held Intermediate Subsidiary of such Parent) (each, an "Interested Person") on the other hand, shall be approved and all decisions with respect thereto (including a decision to accept or reject an Offer pursuant to Section 6.1(c), the determination to amend, terminate or abandon any such contract or agreement, whether there has been a breach thereof and whether to exercise, waive or release any rights of the Partnership with respect thereto) shall be made (after full disclosure by the interested Partner of all material facts relating to such matter) by the Management Committee (with the Representatives of the interested Partner(s) absent from the deliberations and abstaining from the vote with respect thereto) by the requisite affirmative vote of the Representatives of the disinterested General Partners. For purposes of the foregoing, a disinterested General Partner is a General Partner that is not a party to, and does not have an Interested Person that is a party to, the contract, agreement, relationship or transaction in question.

     8.8  Access to Technical Information.

     Subject to the provisions of Sections 6 and 10.4 of this Agreement and to applicable confidentiality restrictions, the Partnership shall grant to each Partner and its Controlled Affiliates access to Technical Information. Such access shall be granted at such reasonable times and locations and on such other reasonable terms as the Management Committee may approve by Required Majority Vote pursuant to Section 8.7. Subject to
Section 6, the Partnership shall grant to any such Partner or its Controlled Affiliate a license to use any Technical Information Rights to which it is granted access pursuant to this Section 8.8, which license shall provide for royalties and fees and other terms and conditions that are generally prevailing with respect to comparable transactions involving unrelated third parties and are at least as favorable to such Partner or its Controlled Affiliate as those generally prevailing with respect to comparable licenses (if any) granted to non-Affiliates of Partners.

     8.9  Parent Undertaking.

     Simultaneously with the execution of this Agreement, each Parent has executed and delivered to the Partnership and the other Partners a Parent Undertaking substantially in the form of
Exhibit 8.9. Cox agrees that the Person that will be its Parent as of January 1, 1996 as provided in the definition of said term in Section 1.10, if other than Cox Parent, will execute and deliver to the Partnership and each other Partner a Parent Undertaking on or before December 31, 1995.

     8.10  Certain Additional Covenants.

          (a) Each Cable Partner agrees that for so long prior to the fifth anniversary of the date of this Agreement as it is a Partner, neither it nor any of its Controlled Affiliates will engage in any transaction or series of related transactions, other than a Permitted Transaction, in which cable system assets owned directly or indirectly by the Parent of such Partner are Transferred if, after giving effect to such transaction or the last transaction in such series of related transactions, the number of basic subscribers served by the cable systems owned by the Parent of such Partner, directly and indirectly through its Controlled Affiliates, is equal to twenty-five percent (25%) or less of the number of basic subscribers served by the cable systems owned by the Parent of such Partner, directly and indirectly through its Controlled Affiliates, before giving effect to such transaction or the first transaction in such series of related transactions.

          (b) Sprint agree that for so long prior to the fifth anniversary of the date of this Agreement as it is a Partner, neither it nor any of its Controlled Affiliates will engage in any transaction or series of related transactions, other than a Permitted Transaction, in which long distance telecommunications business assets owned directly or indirectly by the Parent of Sprint are Transferred if, after giving effect to such transaction or the last transaction in such series of related transactions, the number of customers served by the long distance telecommunications business owned by the Parent of Sprint, directly and indirectly through its Controlled Affiliates, is equal to twenty-five percent (25%) or less of the number of customers served by the long distance telecommunications business owned by the Parent of Sprint, directly and indirectly through its Controlled Affiliates, before giving effect to such transaction or the first transaction in such series of related transactions.

     8.11 PioneerCo Preemptive Rights.

     As contemplated by the PioneerCo Term Sheet, the Partners intend that the definitive partnership agreement relating to PioneerCo will grant to an Affiliate of Cox and the Partnership certain put and call rights that may result in the acquisition by the Partnership of such Affiliate's interest in PioneerCo in exchange for an additional Interest in the Partnership. At the time of such exchange, each of the Partners (other than Cox) will be permitted to make Additional Capital Contributions in cash up to the amount necessary to permit such Partner to avoid any reduction in its Percentage Interest as a consequence of such exchange (assuming that all such other Partners were to exercise such right).

     8.12 Foreign Ownership.

          Each Partner agrees that neither it nor any of its Controlled Affiliates will take any action that (i) causes the Partnership to violate any federal laws or regulations restricting foreign ownership of the Partnership (including 47 U.S.C. 310(b) and the rules and regulations promulgated thereunder by the FCC) (the "Ownership Restrictions") or (ii) would cause the Partnership to be in violation of the Ownership Restrictions assuming that Sprint Parent is 28% foreign-owned (as measured by the Ownership Restrictions). After the date hereof, the Partners will consider in good faith additional provisions to be included in this Agreement (i) regarding the relative rights of the Partners and their Controlled Affiliates with respect to foreign ownership and (ii) to permit the Partners and the Partnership to cure any violation of the Ownership Restrictions.

                            SECTION 9
                 REPRESENTATIONS AND WARRANTIES

     Each Partner hereby represents and warrants that as of the date hereof:

          (a) Due Incorporation or Formation; Authorization of Agreement. Such Partner is a corporation duly organized or a partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Partner is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Partner has the corporate or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or partnership action. Assuming the due execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Partner enforceable against such Partner in accordance with its terms, subject as to enforceability to limits imposed by bankruptcy, insolvency or similar laws affecting creditors' rights generally and the availability of equitable remedies.

          (b) No Conflict with Restrictions; No Default. Neither the execution, delivery and performance of this Agreement nor the consummation by such Partner of the transactions contemplated hereby (i) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Partner or any of its Controlled Affiliates,
(ii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws or partnership agreement of such Partner or any of its Controlled Affiliates or of any material agreement or instrument to which such Partner or any of its Controlled Affiliates is a party or by which such Partner or any of its Controlled Affiliates is or may be bound or to which any of its material properties or assets is subject (other than any such conflict, violation, breach or default that has been validly and unconditionally waived), (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which such Partner or any of its

Controlled Affiliates is a party or by which such Partner or any of its Controlled Affiliates is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Partner or any of its Controlled Affiliates, which in any such case could reasonably be expected to have a material adverse effect on the Partnership or to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner or its Parent.

          (c) Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required to be obtained by such Partner in connection with the valid execution, delivery, acceptance and performance by such Partner under this Agreement or the consummation by such Partner of any transaction contemplated hereby has been or will be completed, made or obtained on or before the effective date of this Agreement, except for any FCC or other regulatory approvals, licenses, permits or other authorizations required to be obtained by the Partnership in connection with the acquisition and ownership of Wireless Business licenses relating to PCS.

          (d) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Partner or its Parent, threatened against or affecting such Partner or any of its Controlled Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined
(or, in the case of an investigation could lead to any action, suit or proceeding, which if adversely determined could), reasonably be expected to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner or its Parent; and such Partner or any of its Controlled Affiliates has not received any currently effective notice of any default, and such Partner or any of its Controlled Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which default could reasonably be expected to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner or its Parent.

          (e) MFJ. Such Partner is not a BOC, a BOC Affiliated Enterprise or an entity subject to any restrictions under Section
II of the MFJ.

                           SECTION 10
                 ACCOUNTING, BOOKS AND RECORDS

     10.1   Accounting, Books and Records.

     The Partnership shall maintain at its principal office separate books of account for the Partnership which (i) shall fully and accurately reflect all transactions of the Partnership, all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Partnership and the operation of its business in accordance with GAAP or, to the extent inconsistent therewith, in accordance with this Agreement and (ii) shall include all documents and other materials with respect to the Partnership's business as are usually entered and maintained by persons engaged in similar businesses. The Partnership shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books and records accordingly. Subject to Section 10.4, any Partner or its designated representative shall have the right, at any reasonable time and for any lawful purpose related to the affairs of the Partnership or the investment in the Partnership by such Partner, (i) to have access to and to inspect and copy the contents of such books or records, (ii) to visit the facilities of the Partnership and
(iii) to discuss the affairs of the Partnership with its officers, employees, attorneys, accountants, customers and suppliers. The Partnership shall not charge such Partner for such examination and each Partner shall bear its own expenses in connection with any examination made for any such Partner's account.

     10.2 Reports.

          (a) In General. The chief financial officer of the Partnership shall be responsible for the preparation of financial reports of the Partnership and the coordination of financial matters of the Partnership with the Accountants.

          (b) Periodic and Other Reports. The Partnership shall cause to be delivered to each Partner the financial statements listed in clauses (i) through (iii) below, prepared, in each case, in accordance with GAAP (and, if required by any Partner for purposes of reporting under the Securities Exchange Act of 1934, Regulation S-X), and such other reports as any Partner may reasonably request from time to time, provided that, if the Management Committee so determines within thirty (30) days thereof, such other reports shall be provided at such requesting Partner's sole cost and expense. Such financial statements shall be accompanied by an analysis, in reasonable detail, of the variance between the financial condition and results of operations reported therein and the corresponding amounts for the applicable period or periods in the Approved Business Plan. The monthly and quarterly financial statements referred to in clauses
(ii) and (iii) below may be subject to normal year-end audit adjustments.

                    (i) As soon as practicable following the end of each Fiscal Year (and in any event not later than seventy-five (75) days after the end of such Fiscal
          Year) and at such time as distributions are made to the Partners pursuant to Section 14.2 following the occurrence of a Liquidating Event, a balance sheet of the Partnership as of the end of such Fiscal Year and the related statements of operations, Partners' Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Accountants, and in each case, to the extent the Partnership was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).

                    (ii) As soon as practicable following the end of each of the first three fiscal quarters of each Fiscal Year (and in any event not later than forty
          (40) days after the end of each such fiscal quarter), a balance sheet of the Partnership as of the end of such fiscal quarter and the related statements of operations, Partners' Capital Accounts and changes therein, and cash flows for such fiscal quarter and for the Fiscal Year to date, in each case, to the extent the Partnership was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year's fiscal quarter and interim period corresponding to the fiscal quarter and interim period just completed.

                    (iii)     As soon as practicable following
          the end of each of the first two calendar months of each fiscal quarter (and in any event not later than thirty (30) days after the end of such calendar month), a balance sheet as of the end of such month and statements of operations for the interim period through such month and the monthly period then ended, setting forth in comparative form the corresponding figures from the Business Plan for such month and the interim period through such month.

     The quarterly or monthly statements described in clauses
(ii) and (iii) above shall be accompanied by a written certification of the chief financial officer of the Partnership that such statements have been prepared in accordance with GAAP or this Agreement, as the case may be.

     10.3  Tax Returns and Information.

          (a) Sprint, acting in its capacity as a General Partner, shall act as the "Tax Matters Partner" of the Partnership within the meaning of Section 6231(a)(7) of the Code (and in any similar capacity under applicable state or local law) (the "Tax Matters Partner"). If Sprint shall cease to be a General Partner, then the Partner with the greatest Voting Percentage Interest, acting in its capacity as a General Partner, shall thereafter act as the Tax Matters Partner. The Tax Matters Partner shall take reasonable action to cause each other Partner to be treated as a "notice partner" within the meaning of
Section 6231(a)(9) of the Code. All reasonable expenses incurred by a Partner while acting in its capacity as Tax Matters Partner shall be paid or reimbursed by the Partnership. Each Partner shall have the right to have five (5) Business Days advance notice from the Tax Matters Partner of the time and place of, and to participate in (i) any material aspect of any administrative proceeding relating to the determination of Partnership items at the Partnership level and (ii) any material discussions with the Internal Revenue Service relating to the allocations pursuant to
Section 3 of this Agreement. The Tax Matters Partner shall not initiate any action or proceeding in any court, extend any statute of limitations, or take any other action contemplated by Sections 6222 through 6232 of the Code that would legally bind any other Partner or the Partnership without approval of the Management Committee by a Required Majority Vote. The Tax Matters Partner shall from time to time upon request of any other Partner confer, and cause the Partnership's tax attorneys and Accountants to confer, with such other Partner and its attorneys and accountants on any matters relating to a Partnership tax return or any tax election.

          (b) The Tax Matters Partner shall cause all federal, state, local and other tax returns and reports (including amended returns) required to be filed by the Partnership to be prepared and timely filed with the appropriate authorities and shall cause all income or franchise tax returns or reports required to be filed by the Partnership to be sent to each Partner for review at least fifteen (15) Business Days prior to filing. Unless otherwise determined by the Management Committee, all such income or franchise tax returns of the Partnership shall be prepared by the Accountants. The cost of preparation of any returns by the Accountants or other outside preparers shall be borne by the Partnership. In the event of a Transfer of all or part of an Interest, the Tax Matters Partner shall at the request of the transferee cause the Partnership to elect, pursuant to Section 754 of the Code, to adjust the basis of the Partnership's property; provided, however, that such transferee shall reimburse the Partnership promptly for all costs associated with such basis adjustment, including bookkeeping, appraisal and other similar costs. Except as otherwise expressly provided herein, all other elections required or permitted to be made by the Partnership under the Code (or applicable state or local tax law) shall be made in such manner as may be determined by the Management Committee to be in the best interests of the Partners as a group.

          (c) The Tax Matters Partner shall cause to be provided to each Partner as soon as possible after the close of each Fiscal Year (and, in any event, no later than one hundred thirty-five (135) days after the end of each Fiscal Year), a schedule setting forth such Partner's distributive share of the Partnership's income, gain, loss, deduction and credit as determined for federal income tax purposes and any other information relating to the Partnership that is reasonably required by such Partner to prepare its own federal, state, local and other tax returns. At any time after such schedule and information have been provided, upon at least two (2) Business Days' notice from a Partner, the Tax Matters Partner shall also provide each Partner with a reasonable opportunity during ordinary business hours to review and make copies of all work papers related to such schedule and information or to any return prepared under paragraph (b) above. The Tax Matters Partner shall also cause to be provided to each Partner, at the time that the quarterly financial statements are required to be delivered pursuant to Section 10.2(b)(ii) above, an estimate of each Partner's share of all items of income, gain, loss, deduction and credit of the Partnership for the fiscal quarter just completed and for the Fiscal Year to date for federal income tax purposes.

    10.4   Proprietary Information.

     Notwithstanding anything to the contrary in this Section 10, an Exclusive Limited Partner shall only have access to such information regarding the Partnership as is required by applicable law and shall not have access for such time as the Management Committee deems reasonable to such information relating to the Partnership's business which the Management Committee reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Management Committee in good faith believes is not in the best interest of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by agreement with a third party to keep confidential.

                           SECTION 11
                          ADVERSE ACT

     11.1  Remedies.

          (a) If an Adverse Act has occurred with respect to any Partner, (x) in the case of an Adverse Act specified in clause
(vii) of the definition of such term in Section 1.10, any General Partner may elect or (y) in the case of any other Adverse Act, the Management Committee (with the Representatives of the affected Partner abstaining) may elect:

          (i) to cause the Partnership to commence the procedures specified in Section 11.2 for the purchase of the Adverse
     Partner's Interest; or

          (ii) to seek to enjoin such Adverse Act or to obtain specific performance of the Adverse Partner's obligations or Damages (as defined and subject to the limitations specified below) in respect of such Adverse Act.

Notwithstanding anything to the contrary contained in this
Section 11, (x) none of the remedies specified above (nor any other provision of this Section 11) shall apply to an Adverse Act specified in clause (vi) of the definition of such term in
Section 1.10, (y) the remedies specified in clause (ii) shall not be available to the Partners with respect to an Adverse Act specified in clause (vii) of such definition unless the circumstances under which such event arose also constituted a breach by the Adverse Partner of the covenant contained in
Section 8.6 of this Agreement, and (z) the remedy specified in clause (i) above and the right to seek Damages under clause
(ii) above may not be pursued and Section 11.1(b) will not apply to an Adverse Act specified in clause (iii) of such definition until such time as there is a Final Determination that the Partner's actions or failure to act constituted an Adverse Act, if the affected Partner timely delivered a Contest Notice.

     In the event of an Adverse Act specified in any clause of the definition of such term in Section 1.10 other than clause
(vii), the vote of the Management Committee required to elect a remedy specified in clause (i) or (ii) above shall be the Required Majority Vote of Representatives of the Partners that are not actual or alleged Adverse Partners (the "Non-Adverse Partners"), provided that in the event more than one (1) Partner is alleged to be an Adverse Partner, such vote shall be taken separately with respect to each alleged Adverse Partner excluding from such vote only the Partner(s) that is alleged to be an Adverse Partner as a result of the specific facts or circumstances with respect to which such vote is being taken.
The election of a remedy specified in clause (i) or (ii) above may be exercised by notice given to the Adverse Partner (x) in case of an Adverse Act specified in clause (i) of the definition of the term "Adverse Act" in Section 1.10, within ninety (90) days after the occurrence of such Adverse Act or (y) in the case of any other Adverse Act with respect to which such remedy is available, within ninety (90) days after the Management
Committee or the Partner making such election, as the case may be, obtains actual knowledge of the occurrence of such Adverse
Act, including, if applicable, that any cure period has expired; provided that, if an election pursuant to clause (ii) above is made to seek an injunction, specific performance or other equitable relief and a final judgment in such action is rendered denying such equitable remedy, then, by notice given within ten (10) days thereafter, the Management Committee may elect to pursue the remedies specified in clause (i) above unless (x) prior to the giving of such notice, the Adverse Partner has cured in full (or caused to be cured in full) the Adverse Act in question (other than an Adverse Act specified in clause (i) of the definition of such term in Section 1.10, which may only be cured with the Unanimous Vote of, and on the terms prescribed by, the Management Committee) and no other Adverse Act with respect to such Partner has occurred and is continuing or (y) the final judgment denying equitable relief specifically held that there was no Adverse Act.

     The foregoing remedies shall not be deemed to be mutually exclusive, and selection or resort to any thereof shall not preclude selection or resort to the others. The resort to any remedy pursuant to this Section 11.1(a) shall not for any purpose be deemed to be a waiver of any other remedy available hereunder or under applicable law. Except as provided in Section 11.1(b), the failure to elect a remedy within the time periods provided in the preceding paragraph shall be conclusively presumed to be a waiver of the remedies provided in this Section 11 with respect to the subject Adverse Act; and provided further, that if an election is made pursuant to clause (i) above, the amount the Partnership may recover in any action for Damages shall be reduced by an amount equal to any positive difference between the Net Equity of the Adverse Partner's Interest and the applicable Buy-Sell Price.

     Unless resort to such remedy has been waived as set forth in the immediately preceding paragraph, the Partnership shall be entitled to recover from the Adverse Partner in an appropriate proceeding any and all damages, losses and expenses (including reasonable attorneys' fees and disbursements) (collectively, "Damages") suffered or incurred by the Partnership as a result of such Adverse Act; provided that the Partnership shall not have or assert any claim against the Adverse Partner for punitive Damages or for indirect, special or consequential Damages suffered or incurred by the Partnership as a result of an Adverse Act.

          (b)    If the Partnership is dissolved pursuant to
Section 14.1(a) at any time as a result of a Liquidating Event that occurs prior to a remedy having been elected pursuant to
Section 11.1(a) with respect to any Adverse Partner, the time periods for such election shall thereupon expire and the Management Committee shall deduct from any amounts to be paid to such Adverse Partner that amount which it reasonably estimates to be sufficient to compensate the Non-Adverse Partners for Damages incurred by them as a result of the Adverse Act (subject to the limitations of Section 11.1(a)) and shall pay the same to the Non-Adverse Partners.

     11.2  Adverse Act Purchase.

          (a) Determination of Net Equity of Adverse Partner's Interest. If the Management Committee or any General Partner makes an election pursuant to Section 11.1(a)(i) to commence the purchase procedures set forth in this Section 11.2, the Net Equity of the Adverse Partner's Interest shall be determined in accordance with this Section 11 as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which notice of such election (the "Election Notice") was given to the Adverse
Partner, and the Adverse Partner shall be obligated to sell to the Purchasing Partners, if any, all but not less than all of the Adverse Partner's Interest in accordance with this Section 11.2 at a purchase price (the "Buy-Sell Price") equal to (A) in the case of any Adverse Act (other than an Adverse Act identified in clause (i) of the definition of such term that occurs during a Fiscal Year covered by the Initial Business Plan or the two succeeding Fiscal Years, an Adverse Act identified in clause (iv) of the definition of such term or, unless such Adverse Act occurred in connection with any breach by such Partner of its obligations under Section 8.6, an Adverse Act identified in clause (vii) of the definition of such term), ninety percent
(90%) of the Net Equity thereof as so determined, (B) in the case of an Adverse Act specified in clause (iv) or, unless such Adverse Act occurred in connection with any breach by such Partner of its obligations under Section 8.6, clause (vii) of the definition of such term in Section 1.10, the Net Equity thereof and (C) in the case of an Adverse Act specified in clause (i) of the definition of such term in Section 1.10 that occurred during a Fiscal Year covered by the Initial Business Plan or the two succeeding Fiscal Years, the lesser of (A) ninety percent (90%) of the Net Equity thereof as so determined or (B) eighty percent (80%) of the remainder of (1) the sum of such Adverse Partner's Original Capital Contribution and aggregate Additional Capital Contributions minus (2) the cumulative distributions made to such Partner pursuant to Section 4 ("Unreturned Capital"), with the amount of such Unreturned Capital determined as of the date on which the Adverse Partner's Interest is purchased. Such Election Notice shall designate the First Appraiser as required by Section
11.4 and the Adverse Partner shall appoint the Second Appraiser within ten (10) Business Days of receiving such notice designating the First Appraiser.

          (b)    Election to Purchase Interest of Adverse Partner.
For a period ending at 11:59 p.m. (local time at the Partnership's principal office) on the thirtieth (30th) day following the day on which notice of the Adverse Partner's Net Equity is given pursuant to Section 11.3 (the "Election Period"), except as otherwise provided in Section 11.2(b)(i), each of the Partners (other than the Adverse Partner and any Exclusive Limited Partners) may elect, by notice to the Adverse Partner and each other Partner (the
"Purchase Notice"), to purchase all or any portion of the Interest of the Adverse Partner, which notice shall state the maximum
Percentage Interest that such Partner (a "Purchasing Partner") is willing to purchase (each a "purchase commitment"). If the aggregate purchase commitments made by the Purchasing Partners are equal to at least one hundred percent (100%) of the Adverse Partner's Interest, then subject to the following sentence, each Purchasing Partner shall be obligated to purchase, and the Adverse Partner shall be obligated to sell to such Purchasing Partner, that portion of the Adverse Partner's Interest that corresponds to the ratio of the Percentage Interest of such Purchasing Partner to the aggregate Percentage Interests of the Purchasing Partners, provided that, if any Purchasing Partner's purchase commitment was for an amount less than its proportionate share of the Adverse Partner's Interest as so determined, then the portion of the Adverse Partner's Interest not so committed to be purchased shall continue to be allocated proportionally in the manner provided above in this sentence among the other Purchasing Partners until each has been allocated, by such process of apportionment, a percentage of the Adverse Partner's Interest equal to the maximum percentage such Purchasing Partner committed to purchase or until the Adverse
Partner's entire Interest has been allocated among the Purchasing Partners. In the event that the other Partners do not elect to purchase the entire Interest of the Adverse Partner, the Adverse
Partner shall be under no obligation to sell any portion of its Interest to any Partner.

               (i) Except as otherwise provided in Section 11.2(b)(ii), if an Adverse Partner is a Cable Partner and no Cable Partner's
Percentage Interest, when added to the Percentage Interests of all Controlled Affiliates of such Partner, is equal to or greater than Sprint's Percentage Interest when added to the Percentage
Interests of all Controlled Affiliates of Sprint, then the Adverse Partner's Interest shall be allocated first among those of the Purchasing Partners that are Cable Partners as though
Sprint were not a Purchasing Partner and if and to the extent that the aggregate purchase commitments made by such Cable
Partners are less than one hundred percent (100%) of the Adverse
Partner's Interest, the balance of the Adverse Partner's Interest up to Sprint's purchase commitment shall be allocated to Sprint.

               (ii) The Adverse Partner's Interest shall be allocated among the Cable Partners in the manner set forth in Section 11.2(b)(i) until any Cable Partner would have a Percentage Interest, when added to the Percentage Interests of all Controlled Affiliates of such Partner, equal to Sprint's Percentage Interest, when added to the Percentage Interests of all Controlled Affiliates of Sprint up to the amount that would yield such result, calculated in each case after giving effect to the adjustments to the Percentage Interests to be made in connection with the purchase of the Adverse Partner's Interest by the Cable Partners in accordance with Section 11.2(b)(i) (as to each Partner, its "Adjusted Percentage Interest"). Any portion of the Adverse
Partner's Interest not yet allocated shall continue to be allocated proportionately among all Purchasing Partners
(including Sprint, if applicable) in the manner set forth in this
Section 11.2(b) without regard to Section 11.2(b)(i), but substituting the Adjusted Percentage Interests of the Purchasing
Partners for the Percentage Interests that would otherwise be used to determine such allocation until each has been allocated an amount equal to its purchase commitment or until the entire
Interest of the Adverse Partner has been allocated among the Purchasing Partners.

          (c) Terms of Purchase; Closing. Unless the Purchasing Partners and the Adverse Partner otherwise agree, the closing of the purchase and sale of the Adverse Partner's Interest and Partner Loans shall occur at the principal office of the Partnership at 10:00 a.m. (local time at the place of the closing) on the first Business Day occurring on or after the thirtieth (30th) day following the last day of the Election
Period (subject to the provision of Section 11.5). At the closing, each Purchasing Partner shall pay to the Adverse
Partner, by cash or other immediately available funds, that portion of the purchase price for the Adverse Partner's Interest and Partner Loans and the Adverse Partner shall deliver to each Purchasing Partner good title, free and clear of any liens, claims, encumbrances, security interests or options (other than those created by this Agreement and those securing financing obtained by the Partnership), to the portion of the Adverse Partner's Interest and Partner Loans thus purchased. Each Purchasing Partner shall be liable to the Adverse Partner only for its individual portion of the purchase price for the Adverse Partner's Interest and Partner Loans.

     At the closing, the Partners shall execute such documents and instruments of conveyance as may be necessary or appropriate to effectuate the transactions contemplated hereby, including the Transfer of the Adverse Partner's Interest and Partner Loans to the Accepting Offerees and the assumption by each Purchasing Partner of the Adverse Partner's obligations with respect to the portion of the Adverse Partner's Interest Transferred to such Purchasing Partner. The Partnership and each Partner shall bear its own costs of such Transfer and closing, including attorneys' fees and filing fees. The cost of determining Net Equity shall be borne one-half by the Adverse Partner and one-half by the Partnership and the amount borne by the Partnership shall be treated as an expense of the Partnership for purposes of such determination.

     In the event that any Purchasing Partner shall fail to perform its obligation to purchase hereunder, and no other Purchasing Partner elects to purchase the portion of the Adverse Partner's Interest and Partner Loans thus not purchased, the Adverse Partner will not be obligated to sell any portion of its Interest or Partner Loans to any Purchasing Partner. If one or more of the other purchasing Partners elects to purchase such portion of the Adverse Partner's Interest and Partner Loans, such Purchasing Partner(s) shall be provided an additional ten (10) days from the previously scheduled closing date in which to tender payment therefor.

     11.3   Net Equity.

     The "Net Equity" of a Partner's Interest, as of any day, shall be the amount that would be distributed to such Partner in liquidation of the Partnership pursuant to Section 14 if (1) all of the Partnership's business and assets were sold substantially as an entirety for Gross Appraised Value, (2) the Partnership paid its accrued, but unpaid, liabilities and established reserves pursuant to Section 14.3 for the payment of reasonably anticipated contingent or unknown liabilities and (3) the Partnership distributed the remaining proceeds to the Partners in liquidation, all as of such day, provided that in determining such Net Equity, no reserve for contingent or unknown liabilities shall be taken into account if such Partner (or its successor in interest) agrees to indemnify the Partnership and all other Partners for that portion of any such reserve as would be treated as having been withheld pursuant to Section 14.3 from the distribution such Partner would have received pursuant to Section
14.2 if no such reserve were established.

     The Net Equity of a Partner's Interest shall be determined, without audit or certification, from the books and records of the Partnership by the Accountants. The Net Equity of a Partner's Interest shall be determined within thirty (30) days of the day upon which the Accountants are apprised in writing of the Gross Appraised Value of the Partnership's business and assets, and the amount of such Net Equity shall be disclosed to the Partnership and each of the Partners by written notice ("Net Equity Notice"). The Net Equity determination of the Accountants shall be final and binding in the absence of a showing of manifest error.

     11.4   Gross Appraised Value.

     "Gross Appraised Value," as of any day, means the price at which a willing seller would sell, and a willing buyer would buy, the business and assets of the Partnership, free and clear of all liens and encumbrances, substantially as an entirety and as a going concern in a single arm's-length transaction for cash, without time constraints and without being under any compulsion to buy or sell.

     Each provision of this Agreement that requires a determination of Gross Appraised Value also provides the manner and time for the appointment of two (2) appraisers (the "First Appraiser" and the "Second Appraiser"). If the Second Appraiser is not timely designated, the determination of the Gross
Appraised Value shall be made by the First Appraiser. The First Appraiser, or each of the First Appraiser and the Second
Appraiser if the Second Appraiser is timely designated, shall submit its determination of the Gross Appraised Value to the Partnership, the Partners and the Accountants within forty-five
(45) days of the date of its selection (or the selection of the Second Appraiser, as applicable). If there are two (2)
Appraisers and their respective determinations of the Gross
Appraised Value vary by less than ten percent (10%) of the higher determination, the Gross Appraised Value shall be the average of the two determinations. If such determinations vary by ten percent (10%) or more of the higher determination, the two Appraisers shall promptly designate a third appraiser
(the "Third Appraiser").  Neither the Partnership nor any
Partner shall provide, and the First Appraiser and Second
Appraiser shall be instructed not to provide, any information to the Third Appraiser as to the determinations of the First Appraiser and the Second Appraiser or otherwise influence such Third Appraiser's determination in any way. The Third
Appraiser shall submit its determination of the Gross Appraised
Value to the Partnership, the Partners and the Accountants within forty-five (45) days of the date of its selection. The Gross Appraised Value shall be equal to the average of the two closest of the three determinations, provided that, if the difference between the highest and middle determinations is no more than one hundred and five percent (105%) and no less than ninety-five percent (95%) of the difference between the middle and lowest determinations, then the Gross Appraised Value shall be equal to the middle determination. The determination of the Gross Appraised Value in accordance with the foregoing procedure shall be final and binding on the Partnership and each Partner. If any Appraiser is only able to provide a range in which Gross Appraised Value would exist, the average of the highest and lowest value in such range shall be deemed to be such Appraiser's determination of the Gross Appraised Value of the Partnership's business and assets. Each Appraiser selected pursuant to the provisions of this Section shall be an investment banking firm or other qualified Person with prior experience in appraising businesses comparable to the business of the Partnership and that is not an Interested Person with respect to any Partner.

     11.5   Extension of Time.

     If any Transfer of a Partner's Interest in accordance with this Section 11 or Sections 5.1, 12 or 14.7 requires the consent, approval, waiver, or authorization of any government department, board, bureau, commission, agency or instrumentality as a condition to the lawful and valid Transfer of such Partner's Interest to the proposed transferee thereof, then each of the time periods provided in this Section 11 or Sections 5.1, 12 or 14.7, as applicable, for the closing of such Transfer shall be suspended for the period of time during which any such consent, approval, waiver, or authorization is being diligently pursued; provided, however, that in no event shall the suspension of any time period pursuant to this Section 11.5 extend for more than three hundred sixty-five (365) days other than in the case of a purchase of an Adverse Partner's Interest. Each Partner agrees to use its diligent efforts to obtain, or to assist the affected Partner or the Management Committee in obtaining, any such consent, approval, waiver, or authorization and shall cooperate and use its diligent efforts to respond as promptly as practicable to all inquiries received by it, by the affected Partner or by the Management Committee from any government department, board, bureau, commission, agency or instrumentality for initial or additional information or documentation in connection therewith.

                           SECTION 12
                   DISPOSITIONS OF INTERESTS

     12.1   Restriction on Dispositions.

     Except as otherwise permitted by this Agreement, no Partner shall Dispose of all or any portion of its Interest.

     12.2   Permitted Transfers.

     Subject to the conditions and restrictions set forth in
Section 12.3, a Partner may at any time Transfer all or any portion of its Interest (a) to any Controlled Affiliate of such Partner, (b) in connection with a Permitted Transaction involving the Parent of such Partner, (c) to the administrator or trustee of such Partner to whom such Interest is transferred in an Involuntary Bankruptcy, (d) pursuant to and in compliance with Sections 5.1, 11.2, 12.4, 12.5, 12.6 and 14.7 or (e) with the prior written consent of the other Partners (each a "Permitted Transfer"). The rights of a Partner to engage in a Permitted Transfer (other than pursuant to clauses (b) and (c) above) will also be subject to the rights of the Partners under Section 12.5.

     After any Permitted Transfer, the transferred Interest shall continue to be subject to all the provisions of this Agreement, including the provisions of this Section 12 with respect to the Disposition of Interests. Except in the case of a Transfer of a Partner's entire Interest made in compliance herewith, no Partner shall withdraw from the Partnership, except upon the Unanimous Vote of the Management Committee. The withdrawal of a Partner, whether or not permitted, shall not relieve the withdrawing Partner of its obligations under Section 5.4 or 15.19 and shall not relieve such Partner or any of its Affiliates of its obligations under, or result in a termination of or otherwise affect, any agreement between the Partnership and such Partner or Affiliate then in effect, except to the extent provided therein.

     12.3   Conditions to Permitted Transfers.

     A Transfer shall not be treated as a Permitted Transfer unless and until the following conditions are satisfied:

          (a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership such documents as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer. In the case of a Transfer of Interests involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Partnership of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Partnership.
In all cases, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer (including reasonable attorneys' fees and expenses, but excluding the portion of the costs of determining Net Equity that are to be borne by the Partnership as provided in Section 11.2(b));

          (b) Except in the case of a Transfer involuntarily by operation of law, the transferee of an Interest (other than, with respect to clauses (A) and (B) below, a transferee that was a Partner prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Management Committee (and, in the case of clause (C) below, the transferor Partner), (A) make representations and warranties to the nontransferring Partners equivalent to those set forth in
Section 9, (B) accept and adopt the terms and provisions of this Agreement, including this Section 12, and (C) assume the obligations of the transferor Partner under this Agreement with respect to the transferred Interest. The transferor Partner shall be released from all such assumed obligations except (x) as otherwise provided in Section 6, (y) those obligations or liabilities of the transferor Partner arising out of a breach of this Agreement or pursuant to Section 5.4 or 15.19 and (z) in the case of a transfer to any Person other than a Partner or any of its Controlled Affiliates, those obligations or liabilities of the transferor Partner based on events occurring, arising or maturing prior to the date of Transfer;

          (c) Except in the case of a Transfer involuntarily by operation of law, the transferor and its Affiliates will be obligated to sell to the transferee, and the transferee will be obligated to buy from the transferor and its Affiliates, all Partner Loans of the Partnership held directly or indirectly by the transferor or an Affiliate thereof. If the transferee is a Partner or a Controlled Affiliate thereof, the terms of such purchase will be as provided in Section 2.7;

          (d) Except in the case of a Transfer involuntarily by operation of law, if required by the Management Committee, the transferee shall deliver to the Partnership an opinion, satisfactory in form and substance to the Management Committee, of counsel reasonably satisfactory to the Management Committee to the effect that the Transfer of the Partnership Interest is in compliance with applicable state and Federal securities laws;

          (e) Except in the case of a Transfer involuntarily by operation of law, if required by the Management Committee, the transferee (other than a transferee that was a Partner prior to the Transfer) shall deliver to the Partnership evidence of the authority of such Person to become a Partner and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Management Committee reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental agency;

          (f) Unless otherwise approved by the Management Committee (with the Representatives of the transferor General Partner abstaining), no Transfer of an Interest shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the Management Committee and the transferor Partner, result in the termination of the Partnership within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Partnership. If the immediate Transfer of such Interest would, in the opinion of such counsel, cause a termination within the meaning of Section 708 of the Code, then if, in the opinion of such counsel, the following action would not precipitate such termination, the transferor
Partner shall be entitled (or required, as the case may be) (i) immediately to Transfer only that portion of its Interest as may, in the opinion of counsel to the Partnership, be transferred without causing such a termination and (ii) to enter into an agreement to Transfer the remainder of its Interest, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination. The purchase price for the Interest shall be allocated between the immediate Transfer and the deferred
Transfer or Transfers pro rata on the basis of the percentage of the aggregate Interest being transferred each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In the case of a Transfer by one Partner to another Partner, the deferred purchase price shall be deposited in an interest-bearing escrow account unless another method of securing the payment thereof is agreed upon by the transferor Partner and the transferee
Partner(s).  In determining whether a particular proposed
Transfer will result in a termination of the Partnership, counsel to the Partnership shall take into account the existence of prior written commitments to Transfer made pursuant to this Agreement and such commitments shall always be given precedence over subsequent proposed Transfers;

          (g) The transferor or transferee shall furnish the Partnership with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information;

          (h) Except in the case of a Transfer of an Interest involuntarily by operation of law, if the transferor is a General Partner, the transferor and transferee shall provide the Partnership with an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the other Partners, to the effect that such Transfer will not cause the Partnership to become taxable as a corporation for federal income tax purposes; and

          (i) If the Parent of a transferee is not the same Person as the Parent of the transferring Partner, then the Parent of the transferee (other than a transferee Partner) shall execute and deliver to the Partnership and the other Parents a Parents'
Undertaking. If a Partner ceases to be a Controlled Affiliate of its former Parent as a result of a Permitted Transaction, then the new Parent of such Partner shall execute and deliver a Parents' Undertaking to the Partnership and the other Parents.

     Upon completion of any Permitted Transfer and compliance with the provisions of this Section 12.3, the transferee of the Interest (if not already a Partner) shall be admitted as a Partner without any further action.

     12.4   Right of First Refusal.

     Following the fifth anniversary of the date of this Agreement, a Partner may Transfer all or any portion of its Interest (the "Offered Interest") if (i) such Partner (the "Seller") first offers to sell the Offered Interest pursuant to the terms of this Section 12.4, and (ii) the Transfer of the Offered Interest to the Purchaser (as defined below) would not cause an Adverse Act under clause (vii) of the definition thereof.

          (a) Limitation on Transfers. No Transfer may be made under this Section 12.4 unless the Seller has received a bona fide written offer (the "Purchase Offer") from a Person (including another Partner) who is not a Controlled Affiliate of such Partner (the "Purchaser") to purchase the Offered Interest for a purchase price (the "Offer Price") denominated and payable in United States dollars at closing, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the Business Day following the end of the Offer Period, as hereinafter defined.

          (b) Offer Notice. Prior to accepting the Purchase Offer, the Seller shall give to the Partnership and each other Partner other than any Exclusive Limited Partner written notice (the "Offer
Notice") which shall include a copy of the Purchase Offer and an offer (the "Firm Offer") to sell the Offered Interest to the other Partners (the "Offerees") for the Offer Price, payable according to the same terms as (or on more favorable terms than) those contained in the Purchase Offer, provided that the Firm
Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing. If the Person making the Purchase Offer is not an entity that is subject to the periodic reporting requirements of
Section 13 or Section 15(d) of the Securities Exchange Act of
1934, the Seller shall also provide any information concerning the ownership of the Person making the Purchase Offer that may be reasonably requested by any other Partner, to the extent such information is available to the Seller.

          (c) Offer Period. The Firm Offer shall be irrevocable for a period (the "Offer Period") ending at 11:59 P.M., local time at the Partnership's principal place of business, on the sixtieth
(60th) day following the day of the Offer Notice.

          (d) Acceptance of First Offer. At any time during the Offer Period, any Offeree may accept the Firm Offer as to all or any portion of the Offered Interest, by giving written notice of such acceptance to the Seller and each other Offeree, which notice shall indicate the maximum Percentage Interest that such Offeree is willing to purchase (the "purchase commitment"). If the aggregate purchase commitments made by Offerees accepting the Firm Offer ("Accepting Offerees") are equal to at least one hundred percent (100%) of the Offered Interest, then, except as otherwise provided in Section 12.4(d)(i) and, subject to the following sentence, each Accepting Offeree shall be obligated to purchase, and the Seller shall be obligated to sell to such Accepting Offeree that portion of the Offered Interest that corresponds to the ratio of the Percentage Interest of such Accepting Offeree to the aggregate Percentage Interests of the Accepting Offerees provided that if any Accepting Offeree's purchase commitment was for an amount less than its proportionate share of the Offered Interest as so determined, then the portion of the Offered Interest not so committed to be purchased shall continue to be allocated proportionally in the manner provided above in this sentence among the other Accepting Offerees until each has been allocated, by such process of apportionment, a percentage of the Offered Interest equal to the maximum percentage such Accepting Offeree committed to purchase or until the entire Offered Interest has been allocated among the Accepting Offerees. If Offerees do not accept the Firm Offer as to all of the Offered Interest during the Offer Period, the Firm
Offer shall be deemed to be rejected in its entirety.

               (i) Except as otherwise provided in Section 12.4(d)(ii), if a Seller is a Cable Partner and no Cable Partner's Percentage
Interest, when added to the Percentage Interests of all Controlled Affiliates of such Partner, is equal to or greater than Sprint's Percentage Interest, when added to the Percentage
Interests of all Controlled Affiliates of Sprint, then the Offered Interest shall be allocated first among those of the Accepting Offerees that are Cable Partners as though Sprint were not an Accepting Offeree and if and to the extent that the aggregate purchase commitments made by such Cable Partners are less than one hundred percent (100%) of the Offered Interest, the balance of the Offered Interest up to Sprint's purchase commitment shall be allocated to Sprint.

               (ii) The Offered Interest shall be allocated among the Cable Partners in the manner set forth in Section 12.4(d)(i) until any Cable Partner would have a Percentage Interest, when added to the Percentage Interests of all Controlled Affiliates of such Partner, that is equal to Sprint's Percentage Interest, when added to the Percentage Interests of all Controlled Affiliates of Sprint, up to the aggregate amount that would yield such result, calculated in each case after giving effect to the adjustments to Percentage Interests to be made in connection with the purchase of the Offered Interest by the Cable Partners in accordance with
Section 12.4(d)(i) (as to each Partner, its "Adjusted Percentage
Interest"). Any portion of the Offered Interest not yet allocated shall continue to be allocated proportionately among all Accepting Offerees (including Sprint, if applicable) in the manner set forth in this Section 12.4(d) without regard to
Section 12.4(d)(i), but substituting the Adjusted Percentage
Interests of the Offerees for the Percentage Interests that would otherwise be used to determine such allocation, until each has been allocated an amount equal to its purchase commitment or until the entire Offered Interest has been allocated among the Accepting Offerees.

          (e) Closing of Purchase Pursuant to Firm Offer. If all of the Offered Interest has been subscribed for in accordance with the terms of Section 12.4(d), the Seller shall give notice to such effect (the "Sale Notice") to all Offerees within five days after the end of the Offer Period. Unless the Accepting Offerees and the Seller otherwise agree, the closing of any purchase pursuant to this Section 12.4 shall be held at the principal office of the Seller at 10:00 a.m. (local time at the place of closing) on the first Business Day on or after the thirtieth (30th) day following the date on which the Sale Notice is given (subject to the provisions of Section 11.5). At the closing, each Accepting
Offeree shall pay to the Seller, by cash or other immediately available funds, that portion of the purchase price for the Offered Interest, and the Seller shall deliver to each Accepting
Offeree good title, free and clear of any liens, claims, encumbrances, security interests or options (other than those created by this Agreement and those securing financing obtained by the Partnership), to the portion of the Offered Interest thus purchased. Each Accepting Offeree shall be liable to the Seller only for its individual portion of the purchase price for the Offered Interest.

     At the closing, the Partners shall execute such documents and instruments of conveyance as may be necessary or appropriate to effectuate the transactions contemplated hereby, including the Transfer of the Offered Interest to the Accepting Offerees and the assumption by each Accepting Offeree of the Seller's obligations with respect to the portion of the Seller's Interest Transferred to such Accepting Offerees. Each Partner and the Partnership shall bear its own costs of such Transfer and closing, including attorneys' fees and filing fees.

          (f) Sale Pursuant to Purchase Offer If Firm Offer Rejected. If the Firm Offer is not accepted in the manner hereinabove provided, or the Accepting Offerees fail to close the purchase on the closing date, then in either such event, but subject to the last sentence of this Section 12.4(f) and subject to Section
12.3, the Seller shall be free for the period described below
(the "Free to Sell Period") to sell the Offered Interest to the Purchaser upon terms and conditions that are the same as, or more favorable to the Seller than, those contained in the Purchase
Offer (including at the same or greater price).  The Free to Sell
Period shall be the applicable of (i) if the Firm Offer is not accepted, sixty (60) days after the last day of the Offer Period or (ii) sixty (60) days (subject to the provisions of Section
11.5) after the scheduled closing date, provided that if the last sentence of this Section 12.4(f) becomes applicable, then such sixty (60) day period shall be measured from the fifth (5th)
Business Day after the previously scheduled closing date or, if applicable, from the subsequently scheduled closing date contemplated by such sentence (assuming the required purchase elections are made). If the Offered Interest is not so sold within the Free to Sell Period, the Seller's right to transfer its Interest shall again be subject to the foregoing restrictions. Notwithstanding the foregoing, if more than one
Offeree elected to purchase the Offered Interest and at least one
Accepting Offeree tendered its proportionate share of the purchase price therefor at the closing but any other Accepting
Offeree failed to make such tender, then any tendering Accepting
Offeree may elect, by notice given to the Seller within five (5)
Business Days thereafter, to purchase the portion of the Offered
Interest for which payment was not tendered (provided that, after giving effect to such election, the entire Offered Interest is being purchased) and shall be provided an additional fifteen (15) days from the previously scheduled closing date in which to tender payment therefor.

          (g) Restrictions on Notice. No notice initiating the procedures contemplated by this Section 12.4 may be given by any Partner while any notice, purchase or Transfer is pending under
Section 11 or this Section 12.4 or after a Liquidating Event has occurred. No notice initiating the procedures contemplated by this Section 12.4 may be given by an Adverse Partner nor any Delinquent Partner prior to the applicable Cure Date unless such Partner has cured the underlying Payment Default, and no Seller shall be required to offer any portion of its interest to an Adverse Partner during the period that the Partnership is pursuing any remedy specified in Section 11.1 with respect to such Adverse Partner. No Partner may accept a Purchase Offer during any period that, as provided above, such Partner may not give the notice initiating the procedures contemplated by this
Section 12.4 or thereafter until it has given such notice and otherwise complied with the provisions of this Section 12.4.

     12.5  Tagalong Rights.

          (a) Direct Transfers. In the event that (i) a Partner proposes to Transfer its Interest (as part of a single transaction or any series of related transactions) to any person other than a Controlled Affiliate of such Partner after the fifth anniversary of the date of this Agreement, and such Transfer would cause the proposed transferee (a "Tagalong Purchaser") and its Controlled Affiliates to own more than fifty-five percent
(55%) of the Percentage Interests (a "Tagalong Transaction") and
(ii) if Section 12.4 is applicable, the Firm Offer is not accepted in the manner provided in Section 12.4, the Tagalong Transaction shall not be permitted hereunder unless the Tagalong Purchaser offers to purchase the entire Interest of any other
Partner that desires to sell its Interest to the Tagalong
Purchaser at the same price and on the same terms and conditions as the Tagalong Purchaser has offered to the Partner proposing to make such Transfer (the "Transferring Partner"). If such
Transfer occurs as part of a series of related transactions, the price and terms shall be the price and terms most favorable to the Transferring Partner for which any portion of the Percentage Interest of the Transferring Partner is transferred as part of such series of transactions. Prior to effecting any Tagalong Transaction, the Transferring Partner shall deliver to each other Partner a binding, irrevocable offer (the "Tagalong Offer") by the Tagalong Purchaser to purchase the entire Interest of the other Partners at the same price and on the same terms and conditions as the Tagalong Purchaser has offered to the Partner proposing to make such Transfer (the "Tagalong Notice"). The "Tagalong Offer" shall be irrevocable for a period (the "Tagalong Period") ending at 11:59 p.m., local time at the Partnership's principal place of business, (x) with respect to a Tagalong
Purchaser that is an existing Partner or a Controlled Affiliate of an existing Partner, on the one hundred eightieth (180th) day following the date of the Tagalong Notice and (y) with respect to any other Tagalong Purchaser, on the first anniversary of the date of the Tagalong Notice. At any time during the Tagalong
Period, any Partner may accept the Tagalong Offer as to the entire amount of its Interest by giving written notice of such acceptance to the Tagalong Purchaser. The Tagalong Purchaser's purchase of the Interest of any Partner that accepts the Tagalong Offer shall occur within sixty (60) days following the expiration of the Tagalong Period, subject to Section 11.5.

          (b) Indirect Transfers. Within five (5) days of the Parent of any Partner (such Partner, a "Controlling Partner") acquiring, indirectly, Interests in the Partnership causing such Parent to own, directly and indirectly through its Controlled Affiliates, more than fifty-five percent (55%) of the Percentage Interests, such Controlling Partner shall give to each other Partner written notice of such acquisition (a "Control Notice"), which shall include an offer (the "Control Offer") by the Controlling Partner to purchase the entire Interest of each other Partner at a price equal to the Net Equity thereof (as determined pursuant to Section 11.3) and shall designate a First Appraiser

(as required by Section 11.4). The Representatives of the other General Partners shall by Required Majority Vote pursuant to
Section 8.7 appoint the Second Appraiser. The Control Offer shall be irrevocable for a period (the "Control Offer Period") ending at 11:59 p.m., local time at the Partnership's principal place of business, on the one hundred eightieth (180th) day following the date of the Net Equity Notice. At any time during the Control Offer Period, any Partner may accept the Control Offer as to the entire amount of its Interest by giving written notice of such acceptance to the Controlling Partner. The Controlling Partner's purchase of the Interest of any Partners that accept the Control Offer shall occur within sixty (60) days following the expiration of the Control Offer Period, subject to
Section 11.5. The costs of determining the Net Equity shall be borne one-half by the Controlling Partner and one-half by the Partnership.

     12.6 Partner Put Rights.

          (a) Determination of Net Equity of Partners' Interests. If the NewTelco Partnership Agreement has not been executed by the Partners on or before the one hundred eightieth (180th) day after the date of this Agreement (the "Determination Date"), any Partner can cause the Net Equity of each Partner's Interest to be determined as of the Determination Date in accordance with
Section 11.3 by giving notice to the Management Committee and each other Partner of its desire to have Net Equity so determined. In such event, the initiating Partner shall appoint the First Appraiser and the Representatives of the other Partners shall appoint the Second Appraiser by Required Majority Vote pursuant to Section 8.7.

          (b)       Put Procedure.

               (i) Within thirty (30) days of delivery of the Net Equity Notice, each Partner may elect to put its entire Interest to all other Partners not electing to put their Interests pursuant to this Section 12.6(b) by giving written notice of its election (a
"Put Notice") to each other Partner and the Management Committee.

               (ii) Within fifteen (15) days of the expiration of the deadline for delivering a Put Notice pursuant to Section
12.6(b)(i), each Partner who did not deliver a Put Notice pursuant to Section 12.6(b)(i) may elect to put its entire
Interest to all other Partners who do not elect to put their Interests pursuant to this Section 12.6(b) by delivering a Put
Notice to each other Partner and the Management Committee.

             (iii) The procedure set forth in Section 12.6(b)(ii) shall be repeated until either (A) all Partners have delivered a Put Notice, in which case a Liquidating Event will occur pursuant to Section 14.1(a)(iv), or (B) a period during which one or more
Partners may deliver a Put Notice expires without any Partner delivering a Put Notice, in which case each Partner that has not delivered a Put Notice will be obligated to purchase the Interest of each Partner that has delivered a Put Notice pursuant to the procedures set forth in Section 12.6(c). An election by a Partner to put its Interest by delivery of a Put Notice is binding and irrevocable.

          (c) Purchase of Put Interests. Except as otherwise provided in Section 12.6(c)(i), each General Partner not electing to put its Interest pursuant to Section 12.6(b) (a "Buying Partner") shall purchase a pro rata share (based on the relative Percentage Interests of the Buying Partners) of the aggregate Interests of the Partners that delivered Put Notices pursuant to
Section 12.6(b) (the "Selling Partners"). The purchase price of each Selling Partner's Interest purchased pursuant to this
Section 12.6(c) shall be equal to the lesser of (i) the Net
Equity of such Interest or (ii) the cumulative Capital
Contribution of the Selling Partner.

               (i) Except as otherwise provided in Section 12.6(c)(ii), if any Selling Partner is a Cable Partner, Sprint is a Buying
Partner, and no Cable Partner's Percentage Interest, when added to the Percentage Interests of all Controlled Affiliates of such Partner, is equal to or greater than Sprint's Percentage
Interest, when added to the Percentage Interests of all Controlled Affiliates of Sprint, then each Cable Partner that is a Buying Partner (a "Cable Buying Partner") may elect by written notice to all other Partners to purchase all or any portion of the Selling Partners' Interests that would, without regard to this Section 12.6(c)(i), have been purchased by Sprint (the
"Sprint Obligation"), which notice shall state the maximum share of the Sprint Obligation that such Cable Buying Partner is willing to purchase (each an "additional purchase commitment").
If the aggregate additional purchase commitments are equal to at least one hundred percent (100%) of the Sprint Obligation, each Cable Buying Partner shall be obligated to purchase that portion of the Sprint Obligation that corresponds to the ratio of the Percentage Interest of such Cable Buying Partner to the aggregate
Percentage Interests of the Cable Buying Partners, provided that, if any Cable Partner's additional purchase commitment was for an amount less than its proportionate share of the Sprint Obligation as so determined, then the portion of the Sprint Obligation not so committed to be purchased shall continue to be allocated proportionally in the manner provided above in this sentence among the other Cable Buying Partners until each has been allocated, by such process of apportionment, a percentage of the Sprint Obligation equal to the maximum percentage such Cable
Buying Partner committed to purchase or until the entire Sprint
Obligation has been allocated among the Cable Buying Partners.
If and to the extent that the aggregate Cable Partner's additional purchase commitments are less than one hundred percent
(100%) of the Sprint Obligation, the balance of the Sprint
Obligation shall be allocated to Sprint.

               (ii) The Selling Partners' Interests shall be allocated among the Cable Partners in the manner set forth in Section
12.6(c)(i), if applicable, until any Cable Partner would have a Percentage Interest, when added to the Percentage Interests of all Controlled Affiliates of such Partner, that is equal to Sprint's Percentage Interest, when added to the percentage
Interests of all Controlled Affiliates of Sprint, after taking into account a purchase of the Selling Partners' Interests by the Cable Partners in accordance with Section 12.6(c)(i) up to the aggregate amount that would yield such result (as to each Partner, its "Adjusted Percentage Interest"). Any portion of the
Selling Partners' Interests not yet allocated shall continue to be allocated proportionately among all Buying Partners (including
Sprint, if applicable) in the manner set forth in this Section
12.6(c) without regard to Section 12.6(c)(i), but substituting the Adjusted Percentage Interests of the Buying Partners for the Percentage Interests that would otherwise be used to determine such allocation until each partner has been allocated an amount equal to its purchase commitment or until the entire amount of the Interest has been allocated among the Buying Partners.

          (d) Terms of Purchase; Closing. Unless the Buying Partners and the Selling Partners otherwise agree, the closing of the purchase and sale of the Selling Partner's Interest and Partner
Loans shall occur at the principal office of the Partnership at 10:00 a.m. (local time at the place of the closing) on the first
Business Day occurring on or after the ninetieth (90th) day following the date of the final Put Notice (subject to the provision of Section 11.5) or such earlier date as the Buying and Selling Partners may agree. At the closing, each Buying Partner shall pay to the Selling Partner, by cash or other immediately available funds, that portion of the purchase price of the Selling Partner's Interest and Partner Loans for which such
Buying Partner is liable, and the Selling Partner shall deliver to each Buying Partner good title, free and clear of any liens, claims, encumbrances, security interests or options (other than those created by this Agreement and those securing financing obtained by the Partnership), to the portion of the Selling
Partner's Interest and Partner Loans thus purchased.  Each Buying
Partner shall be liable to the Selling Partner only for its individual portion of the purchase price and the purchase price for such Selling Partner's Interest and Partner Loans.

     At the closing, the Partners shall execute such documents and instruments of conveyance as may be necessary or appropriate to effectuate the transactions contemplated hereby, including the Transfer of the Interests and Partner Loans of the Selling
Partner to the Buying Partners and the assumption by each Buying Partner of the Selling Partner's obligations with respect to the portion of the Selling Partner's Interest Transferred to such Buying Partner. Each Partner and the Partnership shall bear its own costs of such Transfer and closing, including attorneys' fees and filing fees. The costs of determining Net Equity shall be borne by the Partnership if no Partner or all Partners deliver a Put

Notice, and one-half by the Selling Partners and one-half by the Buying Partners (in each case pro rata among the members of each group based on their respective Percentage Interests) otherwise.

     12.7   Prohibited Dispositions.

     Any purported Disposition of all or any part of an Interest that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Partnership is required to recognize a Disposition that is not a Permitted Transfer (or if the Management Committee, in its sole discretion, elects to recognize a Disposition that is not a Permitted Transfer), the Interest Disposed of shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership.

     12.8  Representations Regarding Transfers.

          Each Partner hereby represents and warrants to the Partnership and the other Partners that such Partner's acquisition of Interests hereunder is made as principal for such Partner's own account and not for resale or distribution of such Interests.

     12.9  Distributions and Allocations in Respect of
             Transferred Interests.

     If any Interest is Transferred during any Fiscal Year in compliance with the provisions of this Section 12, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Management Committee. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Partnership is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Partnership shall recognize such Transfer as of the date of such Transfer, and provided further that if the Partnership does not receive a notice stating the date such Interest was transferred and such other information as the Management
Committee may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, was the owner of the Interest on the last day of such Fiscal Year. Neither the Partnership nor the Management Committee shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 12.9, whether or not the Management Committee or the Partnership has knowledge of any Transfer of ownership of any Interest.

                           SECTION 13
                    CONVERSION OF INTERESTS

     13.1  Termination of Status as General Partner.

          (a) A General Partner shall cease to be a General Partner upon the first to occur of (i) the Transfer of such Partner's entire
Interest as a Partner in a Permitted Transfer (in which event the transferee of such Interest shall be admitted as a successor
General Partner and a Limited Partner upon compliance with
Section 12.3), (ii) the Unanimous Vote of the Management
Committee to approve a request by such General Partner to withdraw, (iii) any Adverse Act with respect to such Partner,
(iv) such Partner's failure to satisfy the Minimum Ownership
Requirement or (v) in the case of Comcast only, the occurrence of any of the events described in Section 6.4(a)(v) that cause
Comcast to become an Exclusive Limited Partner. In the event a Person ceases to be a General Partner, pursuant to clauses (ii),
(iii), (iv) or (v), the Interest of such Person as a General
Partner shall automatically and without any further action by the Partners be converted into an Interest solely as a Limited
Partner, and such Partner shall thereafter be an Exclusive
Limited Partner.

          (b) The Partners intend that the Partnership not dissolve as a result of the cessation of any Person's status as a General
Partner; provided, however, that if it is determined by a court of competent jurisdiction that the Partnership has dissolved, the provisions of Section 14.1 shall govern.

     13.2  Restoration of Status as General Partner.

     An Exclusive Limited Partner whose rights to representation on the Management Committee have been restored as provided in
Section 5.1(c) shall be restored to the status of a General Partner and its Interest shall thereafter be deemed held in part as a General Partner and in part as a Limited Partner as provided in Section 2.1. If Comcast becomes an Exclusive Limited Partner pursuant to Section 6.4(a)(v), it shall not be entitled to be restored to the status of General Partner except as expressly provided in such Section.

                           SECTION 14
                   DISSOLUTION AND WINDING UP

     14.1  Liquidating Events.

          (a) In General. Subject to Section 14.1(b), the Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

              (i)       The sale of all or substantially all of the Property;

             (ii) A Unanimous Vote of the Management Committee to dissolve, wind up, and liquidate the Partnership in accordance with Section 5.1;

             (iii) The failure of the General Partners to resolve a Deadlock Event as provided in Section 5.8(a)(iii) unless the Management Committee determines by Required Majority Vote not to dissolve; and

             (iv) The withdrawal of a General Partner, the assignment by a General Partner of its entire Interest or any other event that causes a General Partner to cease to be a general partner under the Act, provided that any such event shall not constitute a Liquidating Event if the Partnership is continued pursuant to this Section 14.1.

The Partners hereby agree that, notwithstanding any provision of the Act or the Delaware Uniform Partnership Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Upon the occurrence of any event set forth in Section 14.1(a)(iv), the Partnership shall not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (y) within ninety (90) days after such event all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional General Partners.

          (b)    Special Rules.  The events described in
Sections 14.1(a)(ii), 14.1(a)(iii) or 14.1(a)(iv) shall not constitute Liquidating Events until such time as the Partnership is otherwise required to dissolve, and commence winding up and liquidating, in accordance with Section 14.7.

     14.2   Winding Up.

     Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and neither the Management Committee nor any Partner shall take any action that is inconsistent with, or not appropriate for, the winding up of the Partnership's business and affairs. To the extent not inconsistent with the foregoing, this Agreement shall continue in full force and effect until such time as the Partnership's Property has been distributed pursuant to this Section 14.2 and the Certificate has been cancelled in accordance with the Act. The Management Committee shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership's liabilities and Property, shall cause the Partnership's Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

          (a) First, to the payment of all of the Partnership's debts and liabilities (other than Partner Loans) to creditors other than the Partners and to the payment of the expenses of liquidation;

          (b) Second, to the payment of all Partner Loans and all of the Partnership's debts and liabilities to the Partners in the following order and priority:

               (i) first, to the payment of all debts and liabilities owed to any Partner other than in respect of Partner Loans;

               (ii) second, to the payment of all accrued and unpaid interest on Partner Loans, such interest to be paid to each Partner and its Affiliates (considered as a group) pro rata in proportion to the interest owed to each such group; and

               (iii) third, to the payment of the unpaid principal amount of all Partner Loans, such principal to be paid to each Partner and its Affiliates (considered as a group) pro rata in proportion to the outstanding principal owed to each such group; and

          (c) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

          (d) In the discretion of the Management Committee, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Section 14.2 may be:

               (i) distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Management Committee in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 14.2; or

               (ii) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

Each Partner and each of its Affiliates (as to Partner Loans only) agrees that by accepting the provisions of this
Section 14.2 setting forth the priority of the distribution of the assets of the Partnership to be made upon its liquidation, such Partner or Affiliate expressly waives any right which it, as a creditor of the Partnership, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Partnership in connection with a distribution of assets of the Partnership in satisfaction of any liability of the Partnership, and hereby subordinates to said creditors any such right.

     14.3  Compliance With Certain Requirements of Regulations;
          Deficit Capital Accounts.

     In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 14 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (b) if any Partner's Capital Account has any deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3); provided, however, that the obligation of an Exclusive Limited Partner to contribute capital pursuant to this sentence shall be limited to the amount of the deficit balance, if any, that existed in such Exclusive Limited Partner's Capital Account at the time it became an Exclusive Limited Partner (taking into account for this purpose any revaluation of Partnership assets pursuant to subparagraph (ii)(D) of the definition of Gross Asset Value made as a result of such Partner's becoming an Exclusive Limited Partner).

     14.4  Deemed Distribution and Recontribution.

     Notwithstanding any other provision of this Section 14, in the event the Partnership is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations but no Liquidating Event has occurred, the Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the

Partnership's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have distributed the Property in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts and, if any Partner's Capital Account has a deficit balance that such Partner would be required to restore pursuant to Section 14.3 (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). Immediately thereafter, the Partners shall be deemed to have recontributed the Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

     14.5  Rights of Partners.

     Except as otherwise provided in this Agreement, (a) each Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership, and (b) no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations. If, after the Partnership ceases to exist as a legal entity, a Partner is required to make a payment to any Person on account of any activity carried on by the Partnership, such paying Partner shall be entitled to reimbursement from each other Partner consistent with the manner in which the economic detriment of such payment would have been borne had the amount been paid by the Partnership immediately prior to its cessation.

     14.6  Notice of Dissolution.

     In the event a Liquidating Event occurs or an event described in Section 14.1(a)(iv) occurs that would, but for provisions of Section 14.1, result in a dissolution of the Partnership, the Management Committee shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

     14.7 Buy/Sell Arrangements.

          (a) As soon as practicable after the occurrence of an event described in Section 14.1(a)(ii), 14.1(a)(iii) or, subject to the proviso contained therein, Section 14.1(a)(iv), the Net Equity of the Interests shall be determined and delivered to each General
Partner.  Such Net Equity shall be determined in accordance with
Section 11.3. For purpose of such determination of Net Equity pursuant to this Section 14.7(a), the General Partner that (together with its Controlled Affiliates) holds the largest
Voting Percentage Interest shall designate the First Appraiser as required by Section 11.4 and the General Partner that

(together with its Controlled Affiliates) holds the smallest Voting Percentage Interest shall appoint the Second Appraiser within ten
(10) days of receiving notice of the First Appraiser.

          (b) Within thirty (30) days after its receipt of the determination of Net Equity, each General Partner (individually or together with one or more other General Partners) must submit simultaneously to each other Partner sealed statements (the "Initial Offer") notifying the other Partners in writing either
(i) that such General Partner or group of General Partners offers to sell all of its Interest(s), or (ii) that such General Partner or group of General Partners offers to buy all of the other Partners' Interests. Except as provided in Section 14.7(g), each Exclusive Limited Partner shall be automatically deemed to have offered to sell its Interest hereunder and shall for all purposes under this Section 14.7 shall be treated as a General Partner that has offered to sell its Interest.

          (c) If the Initial Offers indicate that one General Partner or group of General Partners wishes to buy and all of the other
Partners wish to sell, the Net Equity of the Interests shall thereupon be the price at which the Interests will be sold.

          (d) If the Initial Offers indicate that all Partners wish to sell their Interests, the Partnership shall dissolve, and commence winding up and liquidating in accordance with
Section 14.2.

          (e) If the Initial Offers indicate that more than one General Partner or group of General Partners wishes to purchase the other Partners' Interests, then the General Partners or groups of General Partners wishing to purchase (each General
Partner or group of Partners, a "Bidding Partner") shall begin the bidding process described below and the highest bidder
(determined as the amount bid per each Percentage Interest in the Partnership) shall buy all other Partners' Interests. Each of the Bidding Partners can make an initial offer to purchase the Interests of the other Partners, which offer cannot be less than the Net Equity of the Interests to be purchased and shall be made within fifteen (15) days of receipt of the last of the Initial
Offers. If no Bidding Partner makes an initial offer within such fifteen (15) day period, the Partnership shall dissolve, and commence winding up and liquidating in accordance with
Section 14.2. If only one Bidding Partner makes an initial offer, such offer shall thereupon be the price at which all other Partners' Interests shall be sold to such Bidding Partner. If more than one Bidding Partner makes an initial offer, each such Bidding Partner must respond within fifteen (15) days of receiving such initial offer either by accepting the highest of such initial offers or delivering a counteroffer to purchase the Interests of the other Partners. A counteroffer must be at least one percent (1%) higher than the prior offer of which the Bidding Partner has received notice. The bidding process shall continue until all Bidding Partners have either responded by accepting the highest immediate prior offer or failed to make a timely response, in which case the highest immediate prior offer shall be deemed accepted. For purposes of this Section 14.7, all offers, acceptances and counteroffers must be in writing, in a form which is firm and binding and delivered to the Chief Executive Officer (who shall promptly notify each other Partner of the identity of the bidder and the amount of such bid); all offers must be responded to within fifteen (15) days of receipt of notice of a prior offer. If no response to an offer or counteroffer is received within such fifteen (15) day period, the highest immediate prior offer shall be deemed to be accepted.

          (f) The closing of the purchase and sale of each selling Partner's Interests and Partner Loans shall occur at the principal office of the Partnership at 10:00 a.m. (local time at the place of the closing) on the first Business Day occurring on or after the thirtieth (30th) day following the date of the final determination of the purchase price pursuant to Section 14.7(e) (subject to Section 11.5). At the closing, the purchasing
Partner(s) shall pay to each selling Partner, by cash or other immediately available funds, the purchase price for such selling Partners' Interest and Partner Loans, and the selling Partner shall deliver to the purchasing Partner(s) good title, free and clear of any liens, claims, encumbrances, security interests or options (other than those created by this Agreement and those securing financing obtained by the Partnership), to the selling Partner's Interest and Partner Loans thus purchased.

     At the closing, the Partners shall execute such documents and instruments of conveyance as may be necessary or appropriate to effectuate the transactions contemplated hereby, including the Transfer of the Interests and Partner Loans of the selling Partner(s) to the purchasing Partner(s) and the assumption by each purchasing Partner of the selling Partner's obligations with respect to the selling Partner's Interest Transferred to the purchasing Partner(s). Each Partner shall bear its own costs of such Transfer and closing, including attorneys' fees and filing fees. The costs of determining Net Equity shall be borne by the Partners (pro rata based on their respective Percentage Interests as of the occurrence of the Liquidating Event).

          (g) Solely for the purposes of this Section 14.7, Comcast will have the same rights and obligations as a General Partner hereunder even if it has become an Exclusive Limited Partner under Section 6.4(a)(v) so long as Comcast would not otherwise then be an Exclusive Limited Partner under Section 13.1(a).

                           SECTION 15
                         MISCELLANEOUS

     15.1   Notices.

     Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed as follows, or to such other address or number as such Person may from time to time specify by notice to the Partners:

          (a) If to the Partnership, to the address or number set forth on Schedule 2.2;

          (b) If to a Partner or its designated Representative(s), to the address or number set forth in Schedule 2.2;

          (c) If to the Management Committee, to the Partnership and to each Partner and its designated Representative(s).

Any Person may from time to time specify a different address by notice to the Partnership and the Partners. All notices and other communications given to a Person in accordance with the provisions of this Agreement shall be deemed to have been given and received (i) four (4) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by facsimile (with acknowledgment received and, in the case of a facsimile only, a copy of such notice is sent no later than the next Business Day by a reliable overnight courier service, with acknowledgment of receipt) or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

     15.2   Binding Effect.

     Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors, transferees, and assigns.

     15.3   Construction.

     This Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

     15.4   Time.

     Time is of the essence with respect to this Agreement.

     15.5   Table of Contents; Headings.

     The table of contents and section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.

     15.6   Severability.

     Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the Partners, and such illegality, invalidity or unenforceability shall not affect the validity or legality of the remainder of this Agreement. If necessary to effect the intent of the Partners, the Partners will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

     15.7   Incorporation by Reference.

     Every exhibit and other appendix (other than schedules) attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

     15.8   Further Action.

     Each Partner, upon the reasonable request of the Management Committee, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the intent and purposes of this Agreement.

     15.9   Governing Law.

     The internal laws of the State of Delaware (without regard to principles of conflict of law) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

    15.10   Waiver of Action for Partition; No Bill For Partnership
               Accounting.

     Each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Property; provided that the foregoing shall not be construed to apply to any action by a Partner for the enforcement of its rights under this Agreement. Each Partner waives its right to seek a court decree of dissolution (other than a dissolution in accordance with Section 14) or to seek appointment of a court receiver for the Partnership as now or hereafter permitted under applicable law. To the fullest extent permitted by law, each Partner covenants that it will not (except with the consent of the Management Committee) file a bill for Partnership accounting.

     15.11   Counterpart Execution.

     This Agreement may be executed in any number of counterparts with the same effect as if all the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     15.12    Sole and Absolute Discretion.

     Except as otherwise provided in this Agreement, all actions which the Management Committee may take and all determinations which the Management Committee may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the Management Committee.

     15.13    Specific Performance.

     Each Partner agrees with the other Partners that the other Partners would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the nonbreaching Partners may be entitled, at law or in equity, the nonbreaching Partners shall be entitled to injunctive relief to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof.

     15.14    Entire Agreement.

     The provisions of this Agreement set forth the entire agreement and understanding between the Partners as to the subject matter hereof and supersede all prior agreements, oral or written, and other communications between the Partners relating to the subject matter hereof.

     15.15     Limitation on Rights of Others.

     Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than the Partners any legal or equitable right, remedy or claim under or in respect of this Agreement.

     15.16     Waivers; Remedies.

     The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted. Except as otherwise provided herein, no failure or delay of any Partner in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

     15.17    Jurisdiction; Consent to Service of Process.

          (a) Each Partner hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court sitting in the County of New York or any Federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to the Partnership or this Agreement, or for recognition or enforcement of any judgment, and each Partner hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

          (b) Each Partner hereby irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Partnership or this Agreement in any New York State court sitting in the County of New York or any Federal court sitting in the Southern District of New York. Each Partner hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such Partner.

          (c) Each Partner irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement, provided that such service shall be deemed to have been given only when actually received by such Partner. Nothing in this Agreement shall affect the right of a party to serve process in any other manner permitted by law.

     15.18     Waiver of Jury Trial.

     Each Partner waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to the Partnership or this Agreement.

     15.19      No Right of Set-Off.

     No Partner shall be entitled to offset against any of its financial obligations to the Partnership under this Agreement, any obligation owed to it or any of its Affiliates by any other
Partner or any of such other Partner's Affiliates.


     IN WITNESS WHEREOF, the parties have entered into this Agreement of Limited Partnership as of the day first above set forth.

             [signatures follow on a separate page]

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement of Limited Partnership as of the day first above set forth.


                        SPRINT SPECTRUM, INC.


                        By: /s/ J. Richard Devlin
                        Name:
                        Title:


                        TCI NETWORK, INC.


                        By: /s/ Brendan R. Clouston
                        Name:
                        Title:


                        COMCAST TELEPHONY SERVICES, INC.


                        By: /s/ Lawrence S. Smith
                        Name:
                        Title:

                        COX COMMUNICATIONS WIRELESS, INC.


                        By: /s/ David L. Woodrow
                        Name:
                        Title:








                                                Exhibit (10)(c)


                   1978 STOCK OPTION PLAN
       (as amended on April 27, 1982, April 23, 1985,
     February 7, 1987, August 11, 1987, April 12, 1988,
   December 12, 1989, April 16, 1991, August 13, 1991, and
                     February 18, 1995)



Section 1.  Establishment.

     United Telecommunications, Inc., a Kansas corporation ("Company"), hereby establishes a stock option plan to be named the United Telecommunications, Inc. 1978 Stock Option Plan ("Plan"), for officers and key employees of the Company and its Subsidiaries.

Section 2.  Purpose.

     The purpose of the Plan is to induce officers and key employees of the Company and its subsidiaries, who are in a position to contribute materially to the prosperity thereof, to remain with the Company or its subsidiaries, to offer them incentives and reward in recognition of their share in the Company's progress, and to encourage them to continue to promote the best interest of the Company and its subsidiaries. The Plan will also aid the Company and its subsidiaries in competing with other enterprises for the services of new key personnel needed to help insure their continued development.

     All options granted pursuant to the Plan prior to April
27, 1982, and outstanding as of such date shall be nonstatutory stock options.

     Options granted to an optionee shall be either Incentive Stock Options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options, provided that no Incentive Stock Options shall be granted which would permit options first exercisable in any calendar year to exceed the limitations set forth in Section 5A(a) hereof. Options which become first exercisable in any calendar year in excess of said limitations shall be nonstatutory stock options. Options designated "Nonqualified" or "Nonstatutory" Stock Options shall not be restricted by the limitations of said Section 5(A)(a) and shall not be treated as Incentive Stock Options.

Section 3.  Administration.

     The Plan shall be administered by a Stock Option Committee (the "Committee") consisting of three or more persons who shall be members of the Board of Directors of the Company. The Committee shall be elected by the Board of Directors of the Company which may from time to time appoint members of the Committee in substitution for members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its chairman, and shall hold its meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee. The Company shall grant options and related stock appreciation rights under the Plan in accordance with determinations made by the Committee pursuant to the provisions of the Plan. Members of the Committee shall be disinterested persons as defined in regulations issued under
Section 16 of the Securities Exchange Act of 1934. The Committee from time to time may adopt (and thereafter amend and rescind) such rules and regulations for carrying out the Plan and take such action in the administration of the Plan, not inconsistent with the provisions hereof, as it shall deem proper. The interpretation and construction of any provisions of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Company, be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

Section 4.  Total Number of Shares to be Optioned.

     The maximum number of shares of common stock ($2.50 par value) of the Company which may be issued upon exercise of options under the Plan shall not exceed 800,000<FN-1> (subject to adjustment as provided in Section 10 hereof). The shares sold under the Plan may be either issued shares reacquired by the Company at any time or authorized but unissued shares, as the Board of Directors from time to time may determine.

     In the event that any outstanding options under the Plan for any reason expire or are terminated, the shares of common stock of the Company allocable to the unexercised portion of all of such options may again be subject to an option under the Plan.

Section 5.  Eligibility.

     Options shall be granted only to officers and key employees of the Company or its subsidiaries. The Committee will, in its discretion, determine the officers and key employees to be granted options, the time or times at which options shall be granted, the number of shares subject to each option, whether the options are Incentive Stock Options or nonstatutory stock options, and the manner in which options may be exercised. In making such determination, the Committee may take into consideration the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors which the Committee may deem relevant in accomplishing the purpose of the Plan.

     No option may be granted to any individual who immediately after the option grant owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

     An individual may be granted more than one option but only on the terms and subject to the restrictions hereinafter set forth. No person shall be eligible to receive an option for a larger number of shares than is recommended for such individual by the Committee.

Section 5A.  Limitation on Incentive Stock Options.

     (a) General Rule. For options granted after December 31, 1986, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year by the optionee under all plans of the Company and its subsidiaries shall not exceed $100,000.

     (b) Fair Market Value. Fair market value shall be deemed to be the average of the high and low prices of the common stock of the Company for composite transactions as published by major newspapers for the date the Incentive
Stock Option is granted or, if no sale of the Company's stock shall have been made on that day, the next preceding day on which there was a sale of such stock; provided, however, that fair market value in the case of Incentive
Stock Options granted prior to April 23, 1985, shall be deemed to be the closing price of the common stock of the Company on the New York Stock Exchange on the date the Incentive Stock Option was granted.

Section 6.  Terms and Conditions of Options.

     Each option granted on or after April 27, 1982, under the Plan shall be evidenced by a Stock Option Agreement in such form not inconsistent with the Plan as the Committee shall determine, provided that such Stock Option Agreement clearly and separately identifies nonstatutory stock options and Incentive Stock Options and that the substance of the following terms and conditions be included therein:

     (a) Option Price. The price at which each share of common stock covered by such option may be purchased shall be determined by the Committee and shall be no less than one hundred percent (100%) of the fair market value of the stock on the date the option is granted. Fair market value shall be deemed to be the average of the high and low prices of the common stock of the Company for composite transactions as published by major newspapers for the date the option is granted or, if no sale of the Company's stock shall have been made on that day, the next preceding day on which there was a sale of such stock; provided, however, that fair market value in the case of options granted prior to April 23, 1985, was deemed to be the closing price of the common stock of the Company on the New York Stock Exchange on the date the option was granted.

     (b) Nontransferable. The option and any related SAR shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution; provided that, if so determined by the Committee, an optionee may, in the manner established by the Committee, designate a beneficiary to exercise:

     (i) any incentive stock option granted on or after the effective date of the Committee's approval of applicable procedures; and

     (ii) any nonqualified options or SAR

upon the death of the optionee. During the optionee's lifetime, the option and any related SAR may be exercised only by the optionee or, if permissible under applicable law, by the guardian or representative of the optionee.

     (c) Exercise of Option. The option and any right related thereto, if exercised by the optionee, may be exercised (subject, however, to the provisions of Section 8, and if applicable, Section 9) only if the optionee has been an employee of the Company or of any subsidiary thereof at all times during the period beginning with the date of the granting of the option and ending on the day three (3) months before the date of such exercise; provided, however, that in the case of an optionee who is a retiree of the Company or of any subsidiary thereof or who becomes permanently and totally disabled, the three (3) months shall be extended to five (5) years for options designated "Nonqualified" or "Nonstatutory" options. (For this purpose, a retiree is a person who is entitled to receive pension benefits in accordance with the United System Employee Retirement Plan immediately upon termination of employment.) Options granted under the Plan shall not be affected by any change of duties or position so long as the optionee continues to be an employee of the Company or of a subsidiary. Only those options exercisable at the date the optionee's employment is terminated may be exercised during the period following such termination, whether such termination is by retirement or otherwise.

     (d) Term of Option. The option and any right related thereto shall not be exercisable after the expiration of ten
(10) years from the date the option was granted.

     (e) Death of Optionee. In the event of the death of an optionee during the period in which an option is exercisable (as set forth in Subsection (c) above), the option theretofore granted to such person and any related SAR shall be exercisable only within the twelve (12) months next succeeding such death, and then only (i) by the executor or administrator of the optionee's estate, by the person or persons to whom the optionee's rights under the option shall pass by the optionee's will or the laws of descent and distribution, or, if a beneficiary has been designated in accordance with Subsection (b) above, by the beneficiary, and (ii) if and to the extent that the optionee was entitled to exercise the option at the date of the optionee's death, provided that in no event shall the option be exercisable more than ten (10) years after the date it was granted.

     (f)  Sequential Exercise of Incentive Stock Options.
No Incentive Stock Option granted prior to January 1, 1987, shall be exercisable while there is outstanding any other Incentive Stock Option which was granted to the optionee at an earlier time to purchase stock in the Company or in any corporation which (at the time of the granting of such Incentive Stock Option) is a subsidiary of the Company, or in any predecessor of any of such corporations. For the purpose of this Section 6(f), an Incentive Stock Option which has not been exercised in full is outstanding until the expiration of the period during which, under its initial terms, it could have been exercised. The cancellation of an earlier Incentive Stock Option will not enable a subsequent Incentive Stock Option to be exercised any sooner.

Section 7.  Consideration for Options.

     Each optionee shall, as consideration for the grant of the option, agree in writing to remain in the employ of the Company or of one of its subsidiaries, at the pleasure of the Company or of such subsidiary, for at least one (1) year from the date of the granting of such option or until earlier termination of the optionee's employment effected or approved by the Company or by such subsidiary. In the event of a violation by the optionee of such agreement, any options still held by such person at the time of such violation shall automatically terminate. The Committee may waive this requirement in the case of any optionee. Nothing contained in the Plan, or in any option granted pursuant to the Plan, nor in any agreement made pursuant to the provisions of this Section 7, shall confer upon any optionee any right with respect to continuance of employment by the Company or its subsidiaries, nor interfere in any way with the right of the Company or its subsidiaries to terminate the optionee's employment or change the optionee's compensation at any time.


Section 8.  Exercise of Options - Purchase of Shares.

     Unless otherwise determined by the Committee, 25% of the total number of shares subject to an option granted under the Plan shall become exercisable one year from date of grant and 25% on each of the three succeeding anniversaries. An optionee's right to purchase shares with respect to shares which become exercisable shall be cumulative during the term of the option. An option shall be exercisable by purchase of shares only upon payment to the Company of the full purchase price of the shares with respect to which the option is exercised; provided, however, that the Company shall not be required to issue or deliver any certificates for shares of common stock purchased upon the exercise of an option prior to (i) if requested by the Company, the filing with the Company by the optionee or purchaser acting under Section 6(e) hereof of a representation in writing that at the time of such exercise it is the optionee's then present intention to acquire the shares being purchased for investment and not for resale, or
(ii) the completion of any registration or other qualification of such shares under any state or federal laws or rulings or regulations of any government regulatory body, which the Company shall determine to be necessary or advisable.

     Payment for the shares shall be either in United States dollars, payable in cash or by check, or by surrender of stock certificates representing like common stock of the Company having an aggregate fair market value, determined as of the date of exercise, equal to the number of shares with respect to which such option is exercised multiplied by the option price per share; provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to the payment for shares by the surrender of stock certificates representing like common stock of the Company. The fair market value of common stock on the date of exercise of an option shall be determined in the same manner as the fair market value of common stock on the date of grant of such option was determined pursuant to Section 6(a). Such payment shall be accompanied by a written request for the shares purchased. An option shall be deemed exercised on the date such payment and written request are received by the Secretary of the Company.

     In addition, for all options outstanding on February 17, 1995, or issued thereafter, certain optionees, as determined by the Committee, may elect to receive restricted shares upon payment for the exercise of an option in the form of unrestricted common stock. The optionee will receive the same number of unrestricted shares as the number of shares surrendered to pay the exercise price, while the shares received in excess of the number surrendered to pay the exercise price may be restricted. Such optionees may also elect to deliver restricted shares of the Company's common stock in payment of the exercise price notwithstanding restrictions on transferability to which such shares are subject. The Company shall be authorized to issue restricted shares of common stock upon such exercises of stock options, subject to the following conditions:

     (a) The optionee shall elect a vesting period for the restricted common stock to be received upon exercise of the option of between six (6) months and ten (10) years, but in no event may an optionee elect a vesting period shorter than the period provided in paragraph (c) hereof.

     (b) Restricted common stock issued upon an exercise shall include the right to have stock withheld for taxes on the lapse of the restrictions.

     (c) Restricted common stock received in such an exercise or from an election to receive a Long-Term Incentive Plan payout in restricted stock, or any Restricted Stock Award granted pursuant to the Long-Term Stock Incentive Program, shall be eligible for use in payment of the exercise price of a stock option, so long as all the shares received as a result of such an exercise are restricted for a period at least as long as, and with terms at least as restrictive as the terms of, the restricted common stock used in payment. Any such restricted common stock so delivered in payment of the exercise price shall have an aggregate fair market value (determined as of the date of exercise and in the same manner as the fair market value of unrestricted common stock of the Company on the date of exercise of an option is determined pursuant to
Section 6(a)) equal to the number of shares with respect to which such option is exercised, multiplied by the exercise price per share.

     (d) Shares of restricted common stock received in an exercise of a stock option that continue to be restricted shall be forfeited in the event that vesting conditions are not satisfied, subject to the discretion of the Committee, except in the case of death, disability, normal retirement, or involuntary termination for reasons other than cause, in which case all restrictions lapse; provided, however, that in no event shall restrictions lapse if the restrictions on shares used to pay for the exercise would not have lapsed under the same conditions.

     (e) The optionee will have all the rights of a stockholder with respect to shares of restricted stock received upon the exercise of an option, including the right to vote the shares of stock and the right to dividends on the stock. Unless the Corporate Secretary establishes alternative procedures, the shares of restricted stock will be registered in the name of the optionee and the certificates evidencing such shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the award and shall be held in escrow by the Company. The optionee shall execute a stock power or powers assigning the shares of restricted stock back to the Company, which stock powers shall be held in escrow by the Company and used only in the event of the forfeiture of any of the shares of restricted stock. A certificate evidencing unrestricted shares of common stock shall be issued to the optionee promptly after the restrictions lapse on any restricted shares.

     (f) The Corporate Secretary shall have the discretion and authority to establish any and all procedures, including the requirement of election forms, which he deems necessary or desirable for the orderly administration of such exercises.

     No optionee or optionee's executor or administrator, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares subject to an option unless and until a stock certificate or certificates for such shares are issued to such person or them under the terms of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section
10 hereof.


     In the event that any optionee shall be dismissed from the employ of the Company or any of its subsidiaries for any reason which in the opinion of the Committee shall constitute good cause for dismissal, any option still held by such person at such time shall automatically terminate. The decision of the Committee as to what shall constitute good cause for dismissal shall be final and binding upon all concerned.

Section 9.  Exercise of Options - Stock Appreciation Rights.

     In addition to providing for the exercise of an option as set forth in Section 8, at the time of grant of such option the Committee may by separate agreement, in conjunction with all or part of any option granted under the Plan, permit an optionee to exercise the option in an alternative manner based on the appreciated value of the common stock subject to option ("Stock Appreciation Right"); provided, however, that no Stock Appreciation Right granted to an optionee who is an officer of the Company shall be exercisable during the six-month period following the date of grant, except that such limitation shall not apply in the event of death or physical disability of such optionee occurring prior to the expiration of such six-month period. Stock Appreciation Rights may be exercised by an optionee by surrendering the related option or applicable portion thereof. Upon such exercise and surrender, the optionee shall be entitled to receive the value of such Stock Appreciation Rights determined in the manner prescribed in this Section 9. Options which have been so surrendered, in whole or in part, shall no longer be exercisable.

     Each agreement evidencing Stock Appreciation Rights granted on or after April 27, 1982, shall clearly and separately identify the nonstatutory stock options and Incentive Stock Options to which it relates and shall contain such terms and conditions not inconsistent with other provisions of the Plan as shall be determined from time to time by the Committee, which shall include the following:

     (a) Stock Appreciation Rights shall expire no later than the expiration of the related option.

     (b) Stock Appreciation Rights shall be transferable only when and to the extent that the related option is transferable.

     (c) Stock Appreciation Rights shall be exercisable at such time or times and only to the extent that the related option is exercisable.

     (d) Stock Appreciation Rights shall be exercisable only when there is a positive spread, that is, when the market price of the stock subject to the related option exceeds the exercise price of such option.

     (e) Upon the exercise of Stock Appreciation Rights, an optionee shall be entitled to receive the value thereof, which value shall be equal to the excess of the fair market value on the date of exercise of one share of common stock over the option price per share specified in the related option multiplied by the number of shares in respect of which the Stock Appreciation Rights shall have been exercised. The fair market value of common stock on the date of exercise of Stock Appreciation Rights shall be determined in the same manner as the fair market value of common stock on the date of grant of the related option was determined pursuant to Section 6(a).

     (f) Upon an exercise of Stock Appreciation Rights, the optionee shall notify the Company of the form in which payment of the value thereof will be made (i.e., cash, common stock, or any combination thereof); provided, however, in the case of optionees who are officers of the Company or other persons subject to Section 16(b) of the Securities Exchange Act of 1934, (i) payment of the value of Stock Appreciation Rights related to Incentive Stock Options may be elected in common stock only insofar as the issuance of such common stock to the optionee would be subject to the Internal Revenue Code of 1954, Section 83 Income Inclusion Rule, as in effect on the date of exercise of the Stock Appreciation Rights, and (ii) the Committee may at any time impose any other limitations upon the exercise of Stock Appreciation Rights which, in the Committee's sole discretion, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder, or in order to obtain any exemption therefrom.

     Upon the exercise of Stock Appreciation Rights, the option or part thereof to which such Stock Appreciation Rights is related shall be deemed to have been exercised for the purpose of the limitation of the number of shares of common stock to be issued under the Plan as set forth in
Section 4 and the requirement of sequential exercise of Incentive Stock Options as set forth in Section 6(f). Stock Appreciation Rights shall be deemed exercised on the date written notice of exercise is received by the Secretary of the Company.

Section 10.  Change in Stock, Adjustments, Etc.

     In the event that the outstanding shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split up, combination of shares, or a dividend payable in capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares for the purchase of which options may be granted under the Plan including the maximum number that may be granted to any one person. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that the optionee's proportionate interest shall be maintained as before the occurrence of such event, and such adjustment and outstanding options shall be made without change of the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share; provided, however, that each such adjustment in the number and kind of shares subject to outstanding options, including any adjustment in the option price, shall be made in such manner as not to constitute a modification as defined in
Section 425 of the Internal Revenue Code of 1986, as amended. Any such adjustment made by the Committee shall be conclusive.

     The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

Section 11.  Duration, Amendment and Termination.

     The Board of Directors of the Company may at any time terminate the Plan or make such amendments thereof as it shall deem advisable and in the best interests of the Company, without further action on the part of the stockholders of the Company; provided, however, that no such termination or amendment shall, without the consent of the individual to whom any option shall theretofore have been granted, affect or impair the rights of such individual under such option, and provided further, that unless the stockholders of the Company shall have first approved thereof, no amendment of this Plan shall be made whereby (a) the total number of shares which may be optioned under the Plan to all individuals, or any of them, shall be increased, except by operation of the adjustment provisions of Section 10 hereof, (b) the authority to administer the Plan by a committee consisting of directors of the Company not eligible to receive options granted under the Plan shall be withdrawn, (c) the term of the options shall be extended,
(d) the minimum option price shall be decreased, or (e) the class of employees to whom options may be granted shall be changed.

     No Incentive Stock Option shall be granted under the Plan after December 31, 1987, but Incentive Stock Options granted prior to or as of such date may extend beyond such date in accordance with the provisions hereof.

Section 12.  Effectiveness of Plan.

     This Plan shall not become effective unless and until the following conditions shall have been met:

     (a)  The Plan shall have been adopted by the
affirmative vote of a majority of the outstanding shares of the Company at a meeting of the stockholders within one (1) year of its approval by the Board of Directors.

     (b) The Committee shall have been advised by counsel that all other applicable legal requirements incident to the establishment and operation of the Plan have been complied with.

Section 13.  Date of Granting of Options.

     The granting of an option pursuant to the Plan shall take place on the date the Committee decides to grant the option. Within thirty (30) days of the granting of the option, the Company shall notify the optionee of the grant of the option, and submit to the optionee a Stock Option Agreement and, if applicable, an agreement respecting Stock Appreciation Rights, duly executed by and on behalf of the Company, with the request that the optionee execute the agreement or agreements within thirty (30) days after the mailing by the Company of the notice to the optionee. If the optionee shall fail to execute the written option agreement and, if applicable, the agreement respecting Stock Appreciation Rights within said 30-day period, such person's option shall be automatically terminated.

Section 14.  Application of Funds.

     The proceeds received by the Company from the sale of stock subject to option are to be added to the general funds of the Company and used for its corporate purposes as the Board of Directors shall determine.

Section 15.  No Obligation to Exercise Option.

     Granting of an option shall impose no obligation on the optionee to exercise such option.

Section 16.  Stock Withholding Election.



     When taxes are withheld in connection with the exercise of a stock option by delivering shares of stock in payment of the exercise price, or an exercise of an SAR for stock, or upon the lapse of restrictions on restricted stock received upon the exercise of an option (the date on which such exercise occurs or such restrictions lapse hereinafter referred to as the "Tax Date"), the optionee may elect to make payment for the withholding of federal, state and local taxes, excluding Social Security and Medicare taxes, up to the optionee's marginal tax rate, by one or both of the following methods:

      (i) delivering part or all of the payment in previously-owned shares (which shall be valued at fair market, as defined herein, on the Tax Date) held for at least six months, whether or not received through the prior exercise of a stock option or SAR for stock; or

     (ii) requesting the Company to withhold from those shares that would otherwise be received upon exercise of the option, upon exercise of an SAR for stock, or upon the lapse of restrictions, a number of shares having a fair market value (as defined herein) on the Tax Date equal to the amount to be withheld. The amount of tax withholding to be satisfied by withholding shares from the option exercise is limited to the minimum amount of taxes, excluding Social
          Security and Medicare taxes, required to be withheld under federal, state and local law.

Such election is irrevocable. Any Social Security and Medicare taxes, any fractional share amount and any additional withholding not paid by the withholding or surrender of shares must be paid in cash. If no timely election is made, cash must be delivered to satisfy all tax withholding requirements.

     Optionees who are subject to Section 16 of the Securities Exchange Act of 1934 ("Insiders") making an election pursuant to (i) or (ii) of the immediately preceding paragraph must do so: (a) at least six months after the date of grant of the option or SAR; and (b) within a "window period" as defined in Rule 16b-3(e)(3) under the Securities Exchange Act of 1934 or at least six months in advance of the Tax Date. An election by an Insider to orhave stock withheld to satisfy tax obligations is subject to the approval of the Committee and to such rules as the Committee may from time to time adopt.

[FN]
<FN-1>The initial number of shares authorized was doubled due to the December 1989 two-for-one stock split.


                                                Exhibit (10)(d)


                   1981 STOCK OPTION PLAN
       (as amended on April 27, 1982, April 23, 1985,
     February 7, 1987, August 11, 1987, April 12, 1988,
   December 12, 1989, April 16, 1991, August 13, 1991, and
                     February 18, 1995)



Section 1.  Establishment.

     United Telecommunications, Inc., a Kansas corporation ("Company"), hereby establishes a stock option plan to be named the United Telecommunications, Inc. 1981 Stock Option Plan ("Plan"), for officers and key employees of the Company and its subsidiaries.

Section 2.  Purpose.

     The purpose of the Plan is to induce officers and key employees of the Company and its subsidiaries, who are in a position to contribute materially to the prosperity thereof, to remain with the Company or its subsidiaries, to offer them incentives and reward in recognition of their share in the Company's progress, and to encourage them to continue to promote the best interest of the Company and its subsidiaries. The Plan will also aid the Company and its subsidiaries in competing with other enterprises for the services of new key personnel needed to help insure their continued development.

     All options granted pursuant to the Plan prior to April
27, 1982, and outstanding as of such date shall be nonstatutory stock options.

     Options granted to an optionee shall be either Incentive Stock Options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options, provided that no Incentive Stock Options shall be granted which would permit options first exercisable in any calendar year to exceed the limitations set forth in Section 5A(a) hereof. Options which become first exercisable in any calendar year in excess of said limitations shall be nonstatutory stock options. Options designated "Nonqualified" or "Nonstatutory" Stock Options shall not be restricted by the limitations of said Section 5(A)(a) and shall not be treated as Incentive Stock Options.

Section 3.  Administration.

     The Plan shall be administered by a Stock Option Committee (the "Committee") consisting of three or more persons who shall be members of the Board of Directors of the Company. The Committee shall be elected by the Board of Directors of the Company which may from time to time appoint members of the Committee in substitution for members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its chairman, and shall hold its meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee. The Company shall grant options and related stock appreciation rights under the Plan in accordance with determinations made by the Committee pursuant to the provisions of the Plan. Members of the Committee shall be disinterested persons as defined in regulations issued under
Section 16 of the Securities Exchange Act of 1934. The Committee from time to time may adopt (and thereafter amend and rescind) such rules and regulations for carrying out the Plan and take such action in the administration of the Plan, not inconsistent with the provisions hereof, as it shall deem proper. The interpretation and construction of any provisions of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Company, be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

Section 4.  Total Number of Shares to be Optioned.

     The maximum number of shares of common stock ($2.50 par value) of the Company which may be issued upon exercise of options under the Plan shall not exceed 1,400,000<FN-1> (subject to adjustment as provided in Section 10 hereof). The shares sold under the Plan may be either issued shares reacquired by the Company at any time or authorized but unissued shares, as the Board of Directors from time to time may determine.

     In the event that any outstanding options under the Plan for any reason expire or are terminated, the shares of common stock of the Company allocable to the unexercised portion of all of such options may again be subject to an option under the Plan.

Section 5.  Eligibility.

     Options shall be granted only to officers and key employees of the Company or its subsidiaries. The Committee will, in its discretion, determine the officers and key employees to be granted options, the time or times at which options shall be granted, the number of shares subject to each option, whether the options are Incentive Stock Options or nonstatutory stock options, and the manner in which options may be exercised. In making such determination, the Committee may take into consideration the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors which the Committee may deem relevant in accomplishing the purpose of the Plan.

     No option may be granted to any individual who immediately after the option grant owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

     An individual may be granted more than one option but only on the terms and subject to the restrictions hereinafter set forth. No person shall be eligible to receive an option for a larger number of shares than is recommended for such individual by the Committee.

Section 5A.  Limitation on Incentive Stock Options.

     (a) General Rule. For options granted after December 31, 1986, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year by the optionee under all plans of the Company and its subsidiaries shall not exceed $100,000.

     (b) Fair Market Value. Fair market value shall be deemed to be the average of the high and low prices of the common stock of the Company for composite transactions as published by major newspapers for the date the Incentive
Stock Option is granted or, if no sale of the Company's stock shall have been made on that day, the next preceding day on which there was a sale of such stock; provided, however, that fair market value in the case of Incentive
Stock Options granted prior to April 23, 1985, shall be deemed to be the closing price of the common stock of the Company on the New York Stock Exchange on the date the Incentive Stock Option was granted.

Section 6.  Terms and Conditions of Options.

     Each option granted on or after April 27, 1982, under the Plan shall be evidenced by a Stock Option Agreement in such form not inconsistent with the Plan as the Committee shall determine, provided that such Stock Option Agreement clearly and separately identifies nonstatutory stock options and Incentive Stock Options and that the substance of the following terms and conditions be included therein:

     (a) Option Price. The price at which each share of common stock covered by such option may be purchased shall be determined by the Committee and shall be no less than one hundred percent (100%) of the fair market value of the stock on the date the option is granted. Fair market value shall be deemed to be the average of the high and low prices of the common stock of the Company for composite transactions as published by major newspapers for the date the option is granted or, if no sale of the Company's stock shall have been made on that day, the next preceding day on which there was a sale of such stock; provided, however, that fair market value in the case of options granted prior to April 23, 1985, was deemed to be the closing price of the common stock of the Company on the New York Stock Exchange on the date the option was granted.

     (b) Nontransferable. The option and any related SAR shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution; provided that, if so determined by the Committee, an optionee may, in the manner established by the Committee, designate a beneficiary to exercise:

     (i) any incentive stock option granted on or after the effective date of the Committee's approval of applicable procedures; and

     (ii) any nonqualified options or SAR

upon the death of the optionee. During the optionee's lifetime, the option and any related SAR may be exercised only by the optionee or, if permissible under applicable law, by the guardian or representative of the optionee.

     (c) Exercise of Option. The option and any right related thereto, if exercised by the optionee, may be exercised (subject, however, to the provisions of Section 8, and if applicable, Section 9) only if the optionee has been an employee of the Company or of any subsidiary thereof at all times during the period beginning with the date of the granting of the option and ending on the day three (3) months before the date of such exercise; provided, however, that in the case of an optionee who is a retiree of the Company or of any subsidiary thereof or who becomes permanently and totally disabled, the three (3) months shall be extended to five (5) years for options designated "Nonqualified" or "Nonstatutory" options. (For this purpose, a retiree is a person who is entitled to receive pension benefits in accordance with the United System Employee Retirement Plan immediately upon termination of employment.) Options granted under the Plan shall not be affected by any change of duties or position so long as the optionee continues to be an employee of the Company or of a subsidiary. Only those options exercisable at the date the optionee's employment is terminated may be exercised during the period following such termination, whether such termination is by retirement or otherwise.

     (d) Term of Option. The option and any right related thereto shall not be exercisable after the expiration of ten
(10) years from the date the option was granted.

     (e) Death of Optionee. In the event of the death of an optionee during the period in which an option is exercisable (as set forth in Subsection (c) above), the option theretofore granted to such person and any related SAR shall be exercisable only within the twelve (12) months next succeeding such death, and then only (i) by the executor or administrator of the optionee's estate, by the person or persons to whom the optionee's rights under the option shall pass by the optionee's will or the laws of descent and distribution, or, if a beneficiary has been designated in accordance with Subsection (b) above, by the beneficiary, and (ii) if and to the extent that the optionee was entitled to exercise the option at the date of the optionee's death, provided that in no event shall the option be exercisable more than ten (10) years after the date it was granted.

     (f)  Sequential Exercise of Incentive Stock Options.
No Incentive Stock Option granted prior to January 1, 1987, shall be exercisable while there is outstanding any other Incentive Stock Option which was granted to the optionee at an earlier time to purchase stock in the Company or in any corporation which (at the time of the granting of such Incentive Stock Option) is a subsidiary of the Company, or in any predecessor of any of such corporations. For the purpose of this Section 6(f), an Incentive Stock Option which has not been exercised in full is outstanding until the expiration of the period during which, under its initial terms, it could have been exercised. The cancellation of an earlier Incentive Stock Option will not enable a subsequent Incentive Stock Option to be exercised any sooner.

Section 7.  Consideration for Options.

     Each optionee shall, as consideration for the grant of the option, agree in writing to remain in the employ of the Company or of one of its subsidiaries, at the pleasure of the Company or of such subsidiary, for at least one (1) year from the date of the granting of such option or until earlier termination of the optionee's employment effected or approved by the Company or by such subsidiary. In the event of a violation by the optionee of such agreement, any options still held by such person at the time of such violation shall automatically terminate. The Committee may waive this requirement in the case of any optionee. Nothing contained in the Plan, or in any option granted pursuant to the Plan, nor in any agreement made pursuant to the provisions of this Section 7, shall confer upon any optionee any right with respect to continuance of employment by the Company or its subsidiaries, nor interfere in any way with the right of the Company or its subsidiaries to terminate the optionee's employment or change the optionee's compensation at any time.

Section 8.  Exercise of Options - Purchase of Shares.

     Unless otherwise determined by the Committee, 25% of the total number of shares subject to an option granted under the Plan shall become exercisable one year from date of grant and 25% on each of the three succeeding anniversaries. An optionee's right to purchase shares with respect to shares which become exercisable shall be cumulative during the term of the option. An option shall be exercisable by purchase of shares only upon payment to the Company of the full purchase price of the shares with respect to which the option is exercised; provided, however, that the Company shall not be required to issue or deliver any certificates for shares of common stock purchased upon the exercise of an option prior to (i) if requested by the Company, the filing with the Company by the optionee or purchaser acting under Section 6(e) hereof of a representation in writing that at the time of such exercise it is the optionee's then present intention to acquire the shares being purchased for investment and not for resale, or
(ii) the completion of any registration or other qualification of such shares under any state or federal laws or rulings or regulations of any government regulatory body, which the Company shall determine to be necessary or advisable.

     Payment for the shares shall be either in United States dollars, payable in cash or by check, or by surrender of stock certificates representing like common stock of the Company having an aggregate fair market value, determined as of the date of exercise, equal to the number of shares with respect to which such option is exercised multiplied by the option price per share; provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to the payment for shares by the surrender of stock certificates representing like common stock of the Company. The fair market value of common stock on the date of exercise of an option shall be determined in the same manner as the fair market value of common stock on the date of grant of such option was determined pursuant to Section 6(a). Such payment shall be accompanied by a written request for the shares purchased. An option shall be deemed exercised on the date such payment and written request are received by the Secretary of the Company.

     In addition, for all options outstanding on February 17, 1995, or issued thereafter, certain optionees, as determined by the Committee, may elect to receive restricted shares upon payment for the exercise of an option in the form of unrestricted common stock. The optionee will receive the same number of unrestricted shares as the number of shares surrendered to pay the exercise price, while the shares received in excess of the number surrendered to pay the exercise price may be restricted. Such optionees may also elect to deliver restricted shares of the Company's common stock in payment of the exercise price notwithstanding restrictions on transferability to which such shares are subject. The Company shall be authorized to issue restricted shares of common stock upon such exercises of stock options, subject to the following conditions:

     (a) The optionee shall elect a vesting period for the restricted common stock to be received upon exercise of the option of between six (6) months and ten (10) years, but in no event may an optionee elect a vesting period shorter than the period provided in paragraph (c) hereof.

     (b) Restricted common stock issued upon an exercise shall include the right to have stock withheld for taxes on the lapse of the restrictions.

     (c) Restricted common stock received in such an exercise or from an election to receive a Long-Term Incentive Plan payout in restricted stock, or any Restricted Stock Award granted pursuant to the Long-Term Stock Incentive Program, shall be eligible for use in payment of the exercise price of a stock option, so long as all the shares received as a result of such an exercise are restricted for a period at least as long as, and with terms at least as restrictive as the terms of, the restricted common stock used in payment. Any such restricted common stock so delivered in payment of the exercise price shall have an aggregate fair market value (determined as of the date of exercise and in the same manner as the fair market value of unrestricted common stock of the Company on the date of exercise of an option is determined pursuant to
Section 6(a)) equal to the number of shares with respect to which such option is exercised, multiplied by the exercise price per share.

     (d) Shares of restricted common stock received in an exercise of a stock option shall be forfeited in the event that vesting conditions are not satisfied, subject to the discretion of the Committee, except in the case of death, disability, normal retirement, or involuntary termination for reasons other than cause, in which case all restrictions lapse; provided, however, that in no event shall restrictions lapse if the restrictions on shares used to pay for the exercise would not have lapsed under the same conditions.

     (e) The optionee will have all the rights of a stockholder with respect to shares of restricted stock received upon the exercise of an option, including the right to vote the shares of stock and the right to dividends on the stock. Unless the Corporate Secretary establishes alternative procedures, the shares of restricted stock will be registered in the name of the optionee and the certificates evidencing such shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the award and shall be held in escrow by the Company. The optionee shall execute a stock power or powers assigning the shares of restricted stock back to the Company, which stock powers shall be held in escrow by the Company and used only in the event of the forfeiture of any of the shares of restricted stock. A certificate evidencing unrestricted shares of common stock shall be issued to the optionee promptly after the restrictions lapse on any restricted shares.

     (f) The Corporate Secretary shall have the discretion and authority to establish any and all procedures, including the requirement of election forms, which he deems necessary or desirable for the orderly administration of such exercises.

     No optionee or optionee's executor or administrator, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares subject to an option unless and until a stock certificate or certificates for such shares are issued to such person or them under the terms of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section
10 hereof.

     In the event that any optionee shall be dismissed from the employ of the Company or any of its subsidiaries for any reason which in the opinion of the Committee shall constitute good cause for dismissal, any option still held by such person at such time shall automatically terminate. The decision of the Committee as to what shall constitute good cause for dismissal shall be final and binding upon all concerned.

Section 9.  Exercise of Options - Stock Appreciation Rights.

     In addition to providing for the exercise of an option as set forth in Section 8, at the time of grant of such option the Committee may by separate agreement, in conjunction with all or part of any option granted under the Plan, permit an optionee to exercise the option in an alternative manner based on the appreciated value of the common stock subject to option ("Stock Appreciation Right"); provided, however, that no Stock Appreciation Right granted to an optionee who is an officer of the Company shall be exercisable during the six-month period following the date of grant, except that such limitation shall not apply in the event of death or physical disability of such optionee occurring prior to the expiration of such six-month period. Stock Appreciation Rights may be exercised by an optionee by surrendering the related option or applicable portion thereof. Upon such exercise and surrender, the optionee shall be entitled to receive the value of such Stock Appreciation Rights determined in the manner prescribed in this Section 9. Options which have been so surrendered, in whole or in part, shall no longer be exercisable.

     Each agreement evidencing Stock Appreciation Rights granted on or after April 27, 1982, shall clearly and separately identify the nonstatutory stock options and Incentive Stock Options to which it relates and shall contain such terms and conditions not inconsistent with other provisions of the Plan as shall be determined from time to time by the Committee, which shall include the following:

     (a) Stock Appreciation Rights shall expire no later than the expiration of the related option.

     (b) Stock Appreciation Rights shall be transferable only when and to the extent that the related option is transferable.

     (c) Stock Appreciation Rights shall be exercisable at such time or times and only to the extent that the related option is exercisable.

     (d) Stock Appreciation Rights shall be exercisable only when there is a positive spread, that is, when the market price of the stock subject to the related option exceeds the exercise price of such option.

     (e) Upon the exercise of Stock Appreciation Rights, an optionee shall be entitled to receive the value thereof, which value shall be equal to the excess of the fair market value on the date of exercise of one share of common stock over the option price per share specified in the related option multiplied by the number of shares in respect of which the Stock Appreciation Rights shall have been exercised. The fair market value of common stock on the date of exercise of Stock Appreciation Rights shall be determined in the same manner as the fair market value of common stock on the date of grant of the related option was determined pursuant to Section 6(a).

     (f) Upon an exercise of Stock Appreciation Rights, the optionee shall notify the Company of the form in which payment of the value thereof will be made (i.e., cash, common stock, or any combination thereof); provided, however, in the case of optionees who are officers of the Company or other persons subject to Section 16(b) of the Securities Exchange Act of 1934, (i) payment of the value of Stock Appreciation Rights related to Incentive Stock Options may be elected in common stock only insofar as the issuance of such common stock to the optionee would be subject to the Internal Revenue Code of 1954, Section 83 Income Inclusion Rule, as in effect on the date of exercise of the Stock Appreciation Rights, and (ii) the Committee may at any time impose any other limitations upon the exercise of Stock Appreciation Rights which, in the Committee's sole discretion, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder, or in order to obtain any exemption therefrom.

     Upon the exercise of Stock Appreciation Rights, the option or part thereof to which such Stock Appreciation Rights is related shall be deemed to have been exercised for the purpose of the limitation of the number of shares of common stock to be issued under the Plan as set forth in
Section 4 and the requirement of sequential exercise of Incentive Stock Options as set forth in Section 6(f). Stock Appreciation Rights shall be deemed exercised on the date written notice of exercise is received by the Secretary of the Company.

Section 10.  Change in Stock, Adjustments, Etc.

     In the event that the outstanding shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split up, combination of shares, or a dividend payable in capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares for the purchase of which options may be granted under the Plan including the maximum number that may be granted to any one person. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that the optionee's proportionate interest shall be maintained as before the occurrence of such event, and such adjustment and outstanding options shall be made without change of the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share; provided, however, that each such adjustment in the number and kind of shares subject to outstanding options, including any adjustment in the option price, shall be made in such manner as not to constitute a modification as defined in
Section 425 of the Internal Revenue Code of 1986, as amended. Any such adjustment made by the Committee shall be conclusive.

     The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

Section 11.  Duration, Amendment and Termination.

     The Board of Directors of the Company may at any time terminate the Plan or make such amendments thereof as it shall deem advisable and in the best interests of the Company, without further action on the part of the stockholders of the Company; provided, however, that no such termination or amendment shall, without the consent of the individual to whom any option shall theretofore have been granted, affect or impair the rights of such individual under such option, and provided further, that unless the stockholders of the Company shall have first approved thereof, no amendment of this Plan shall be made whereby (a) the total number of shares which may be optioned under the Plan to all individuals, or any of them, shall be increased, except by operation of the adjustment provisions of Section 10 hereof, (b) the authority to administer the Plan by a committee consisting of directors of the Company not eligible to receive options granted under the Plan shall be withdrawn, (c) the term of the options shall be extended,
(d) the minimum option price shall be decreased, or (e) the class of employees to whom options may be granted shall be changed.

     No Incentive Stock Option shall be granted under the Plan after September 30, 1990, but Incentive Stock Options granted prior to or as of such date may extend beyond such date in accordance with the provisions hereof.

Section 12.  Effectiveness of Plan.

     This Plan shall not become effective unless and until the following conditions shall have been met:

     (a)  The Plan shall have been adopted by the
affirmative vote of a majority of the outstanding shares of the Company at a meeting of the stockholders within one (1) year of its approval by the Board of Directors.

     (b) The Committee shall have been advised by counsel that all other applicable legal requirements incident to the establishment and operation of the Plan have been complied with.

Section 13.  Date of Granting of Options.

     The granting of an option pursuant to the Plan shall take place on the date the Committee decides to grant the option. Within thirty (30) days of the granting of the option, the Company shall notify the optionee of the grant of the option, and submit to the optionee a Stock Option Agreement and, if applicable, an agreement respecting Stock Appreciation Rights, duly executed by and on behalf of the Company, with the request that the optionee execute the agreement or agreements within thirty (30) days after the mailing by the Company of the notice to the optionee. If the optionee shall fail to execute the written option agreement and, if applicable, the agreement respecting Stock Appreciation Rights within said 30-day period, such person's option shall be automatically terminated.

Section 14.  Application of Funds.

     The proceeds received by the Company from the sale of stock subject to option are to be added to the general funds of the Company and used for its corporate purposes as the Board of Directors shall determine.

Section 15.  No Obligation to Exercise Option.

     Granting of an option shall impose no obligation on the optionee to exercise such option.

Section 16.  Stock Withholding Election.


     When taxes are withheld in connection with the exercise of a stock option by delivering shares of stock in payment of the exercise price, or an exercise of an SAR for stock, or upon the lapse of restrictions on restricted stock received upon the exercise of an option (the date on which such exercise occurs or such restrictions lapse hereinafter referred to as the "Tax Date"), the optionee may elect to make payment for the withholding of federal, state and local taxes, excluding Social Security and Medicare taxes, up to the optionee's marginal tax rate, by one or both of the following methods:

      (i) delivering part or all of the payment in previously-owned shares (which shall be valued at fair market, as defined herein, on the Tax Date) held for at least six months, whether or not received through the prior exercise of a stock option or SAR for stock; or

     (ii) requesting the Company to withhold from those shares that would otherwise be received upon exercise of the option, upon exercise of an SAR for stock, or upon the lapse of restrictions, a number of shares having a fair market value (as defined herein) on the Tax Date equal to the amount to be withheld. The amount of tax withholding to be satisfied by withholding shares from the option exercise is limited to the minimum amount of taxes, excluding Social
          Security and Medicare taxes, required to be withheld under federal, state and local law.

Such election is irrevocable. Any Social Security and Medicare taxes, any fractional share amount and any additional withholding not paid by the withholding or surrender of shares must be paid in cash. If no timely election is made, cash must be delivered to satisfy all tax withholding requirements.

     Optionees who are subject to Section 16 of the Securities Exchange Act of 1934 ("Insiders") making an election pursuant to (i) or (ii) of the immediately preceding paragraph must do so: (a) at least six months after the date of grant of the option or SAR; and (b) within a "window period" as defined in Rule 16b-3(e)(3) under the Securities Exchange Act of 1934 or at least six months in advance of the Tax Date. An election by an Insider to have stock withheld to satisfy tax obligations is subject to the approval of the Committee and to such rules as the Committee may from time to time adopt.


[FN]
<FN-1>The initial number of shares authorized was doubled due to the December, 1989 two-for-one stock split.



                                                Exhibit (10)(e)
                   1985 STOCK OPTION PLAN
      (as amended on February 7, 1987, August 11, 1987,
      April 12, 1988, December 12, 1989, April 16, 1991
                    and August 13, 1991)


         Section 1.  Establishment.

     United Telecommunications, Inc., a Kansas corporation ("Company"), hereby establishes a stock option plan to be named the United Telecommunications, Inc. 1985 Stock Option Plan ("Plan"), for officers and key employees of the Company and its subsidiaries.

Section 2.  Purpose.

     The purpose of the Plan is to induce officers and key employees of the Company and its subsidiaries, who are in a position to contribute materially to the prosperity thereof, to remain with the Company or its subsidiaries, to offer them incentives and reward in recognition of their share in the Company's progress, and to encourage them to continue to promote the best interests of the Company and its subsidiaries. The Plan will also aid the Company and its subsidiaries in competing with other enterprises for the services of new key personnel needed to help insure their continued development.

     Options granted to an optionee shall be either Incentive Stock Options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options, provided that no Incentive Stock Options shall be granted which would permit options first exercisable in any calendar year to exceed the limitations set forth in Section 6(a) hereof. Options which become first exercisable in any calendar year in excess of said limitations shall be nonstatutory stock options. Options designated "Nonqualified" or "Nonstatutory" Stock Options shall not be restricted by the limitations of said Section 6(a) and shall not be treated as Incentive Stock Options.

Section 3.  Administration.

     The Plan shall be administered by a Stock Option Committee (the "Committee") consisting of three or more persons who shall be members of the Board of Directors of the Company. The Committee shall be elected by the Board of Directors of the Company which may from time to time appoint members of the Committee in substitution for members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall hold its meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee. The Company shall grant options and related stock appreciation rights under the Plan in accordance with determinations made by the Committee pursuant to the provisions of the Plan. Members of the Committee shall be disinterested persons as defined in regulations issued under
Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"). The Committee from time to time may adopt (and thereafter amend and rescind) such rules and regulations for carrying out the Plan and take such action in the administration of the Plan, not inconsistent with the provisions hereof, as it shall deem proper. The interpretation and construction of any provisions of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Company, be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

Section 4.  Total Number of Shares to be Optioned.

     The maximum number of shares of common stock ($2.50 par value) of the Company which may be issued upon exercise of options under the Plan shall not exceed 3,000,000<FN-1> (subject to adjustment as provided in Section 11 hereof). The shares sold under the Plan may be either issued shares reacquired by the Company at any time or authorized but unissued shares, as the Board of Directors from time to time may determine.

     In the event that any outstanding options under the Plan for any reason expire or are terminated, the shares of common stock of the Company allocable to the unexercised portion of all of such options may again be subject to an option under the Plan.

Section 5.  Eligibility.

     Options shall be granted only to officers and key employees of the Company or its subsidiaries. The Committee will, in its discretion, determine the officers and key employees to be granted options, the time or times at which options shall be granted, the number of shares subject to each option, whether the options are Incentive Stock Options or nonstatutory stock options, and the manner in which options may be exercised. In making such determination, the Committee may take into consideration the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors which the Committee may deem relevant in accomplishing the purpose of the Plan.

     No option may be granted to any individual who immediately after the option grant owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

     An individual may be granted more than one option but only on the terms and subject to the restrictions hereinafter set forth. No person shall be eligible to receive an option for a larger number of shares than is recommended for such individual by the Committee.

Section 6.  Limitation on Incentive Stock Options.

     (a) General Rule. For options granted after December 31, 1986, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year by the optionee under all plans of the Company and its subsidiaries shall not exceed $100,000.

     (b) Fair Market Value. Fair market value shall be deemed to be the average of the high and low prices of the common stock of the Company for composite transactions as published by major newspapers for the date the Incentive
Stock Option is granted or, if no sale of the Company's stock shall have been made on that day, the next preceding day on which there was a sale of such stock.

Section 7.  Terms and Conditions of Options.

     Each option granted under the Plan shall be evidenced by a Stock Option Agreement in such form not inconsistent with the Plan as the Committee shall determine, provided that such Stock Option Agreement clearly and separately identifies nonstatutory stock options and Incentive Stock
Options and that the substance of the following terms and conditions be included therein:

     (a) Option Price. The price at which each share of common stock covered by such option may be purchased shall be determined by the Committee and shall be no less than one hundred percent (100%) of the fair market value of the stock on the date the option is granted. Fair market value shall be deemed to be the average of the high and low prices of the common stock of the Company for composite transactions as published by major newspapers for the date the option is granted or, if no sale of the Company's stock shall have been made on that day, the next preceding day on which there was a sale of such stock.

     (b) Nontransferable. The option and any related SAR shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution; provided that, if so determined by the Committee, an optionee may, in the manner established by the Committee, designate a beneficiary to exercise:

     (i) any incentive stock option granted on or after the effective date of the Committee's approval of applicable procedures; and

     (ii) any nonqualified options or SAR

upon the death of the optionee. During the optionee's lifetime, the option and any related SAR may be exercised only by the optionee or, if permissible under applicable law, by the guardian or representative of the optionee.

     (c) Exercise of Option. The option and any right related thereto, if exercised by the optionee, may be exercised (subject, however, to the provisions of Section 9, and if applicable, Section 10) only if the optionee has been an employee of the Company or of any subsidiary thereof at all times during the period beginning with the date of the granting of the option and ending on the day three (3) months before the date of such exercise; provided, however, that in the case of an optionee who is a retiree of the Company or of any subsidiary thereof or who becomes permanently and totally disabled, the three (3) months shall be extended to twelve (12) months for options designated "Incentive Stock Options" and to five (5) years for options designated "Nonqualified" or "Nonstatutory" options. (For this purpose, a retiree is a person who is entitled to receive pension benefits in accordance with the United System Employee Retirement Plan immediately upon termination of employment.) Options granted under the Plan shall not be affected by any change of duties or position so long as the optionee continues to be an employee of the Company or of a subsidiary. Only those options exercisable at the date the optionee's employment is terminated may be exercised during the period following such termination, whether such termination is by retirement or otherwise.

     (d) Term of Option. The option and any right related thereto shall not be exercisable after the expiration of ten
(10) years from the date the option was granted.

     (e) Death of Optionee. In the event of the death of an optionee during the period in which an option is exercisable (as set forth in Subsection (c) above), the option theretofore granted to such person and any related SAR shall be exercisable only within the twelve (12) months next succeeding such death, and then only (i) by the executor or administrator of the optionee's estate, by the person or persons to whom the optionee's rights under the option shall pass by the optionee's will or the laws of descent and distribution, or, if a beneficiary has been designated in accordance with Subsection (b) above, by the beneficiary, and (ii) if and to the extent that the optionee was entitled to exercise the option at the date of the optionee's death, provided that in no event shall the option be exercisable more than ten (10) years after the date it was granted.

     (f)  Sequential Exercise of Incentive Stock Options.
No Incentive Stock Option granted prior to January 1, 1987, shall be exercisable while there is outstanding any other Incentive Stock Option which was granted to the optionee at an earlier time to purchase stock in the Company or in any corporation which (at the time of the granting of such Incentive Stock Option) is a subsidiary of the Company, or in any predecessor of any of such corporations. For the purpose of this Section 7(f), an Incentive Stock Option which has not been exercised in full is outstanding until the expiration of the period during which, under its initial terms, it could have been exercised. The cancellation of an earlier Incentive Stock Option will not enable a subsequent Incentive Stock Option to be exercised any sooner.

Section 8.  Consideration for Options.

     Each optionee shall, as consideration for the grant of the option, agree in writing to remain in the employ of the Company or of one of its subsidiaries, at the pleasure of the Company or of such subsidiary, for at least (1) year from the date of the granting of such option or until earlier termination of the optionee's employment effected or approved by the Company or by such subsidiary. In the event of a violation by the optionee of such agreement, any options still held by such person at the time of such violation shall automatically terminate. The Committee may waive this requirement in the case of any optionee. Nothing contained in the Plan, or in any option granted pursuant to the Plan, nor in any agreement made pursuant to the provisions of this Section 8, shall confer upon any optionee any right with respect to continuance of employment by the Company or its subsidiaries, nor interfere in any way with the right of the Company or its subsidiaries to terminate the optionee's employment or change the optionee's compensation at any time.

Section 9.  Exercise of Options - Purchase of Shares.

     Unless otherwise determined by the Committee, 25% of the total number of shares subject to an option granted under the Plan shall become exercisable one year from date of grant and 25% on each of the three succeeding anniversaries. An optionee's right to purchase shares with respect to shares which become exercisable shall be cumulative during the term of the option. An option shall be exercisable by purchase of shares only upon payment to the Company of the full purchase price of the shares with respect to which the option is exercised; provided, however, that the Company shall not be required to issue or deliver any certificates for shares of common stock purchased upon the exercise of an option prior to (i) if requested by the Company, the filing with the Company by the optionee or purchaser acting under Section 7(e) hereof of a representation in writing that at the time of such exercise it is the optionee's or purchaser's then present intention to acquire the shares being purchased for investment and not for resale, or (ii) the completion of any registration or other qualification of such shares under any state or federal laws or rulings or regulations of any government regulatory body, which the Company shall determine to be necessary or advisable.

     Payment for the shares shall be either in United States dollars, payable in cash or by check, or by surrender of stock certificates representing like common stock of the Company having an aggregate fair market value, determined as of the date of exercise, equal to the number of shares with respect to which such option is exercised multiplied by the option price per share; provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to the payment for shares by the surrender of stock certificates representing like common stock of the Company. The fair market value of common stock on the date of exercise of an option shall be determined in the same manner as the fair market value of common stock on the date of grant of an option is determined pursuant to Section 7(a). Such payment shall be accompanied by a written request for the shares purchased. An option shall be deemed exercised on the date such payment and written request are received by the Secretary of the Company.

     In addition, for all options outstanding on February 17, 1995, or issued thereafter, certain optionees, as determined by the Committee, may elect to receive restricted shares upon payment for the exercise of an option in the form of unrestricted common stock. The optionee will receive the same number of unrestricted shares as the number of shares surrendered to pay the exercise price, while the shares received in excess of the number surrendered to pay the exercise price may be restricted. Such optionees may also elect to deliver restricted shares of the Company's common stock in payment of the exercise price notwithstanding restrictions on transferability to which such shares are subject. The Company shall be authorized to issue restricted shares of common stock upon such exercises of stock options, subject to the following conditions:

     (a) The optionee shall elect a vesting period for the restricted common stock to be received upon exercise of the option of between six (6) months and ten (10) years, but in no event may an optionee elect a vesting period shorter than the period provided in paragraph (c) hereof.

     (b) Restricted common stock issued upon an exercise shall include the right to have stock withheld for taxes on the lapse of the restrictions.

     (c) Restricted common stock received in such an exercise or from an election to receive a Long-Term Incentive Plan payout in restricted stock, or any Restricted Stock Award granted pursuant to the Long-Term Stock Incentive Program, shall be eligible for use in payment of the exercise price of a stock option, so long as all the shares received as a result of such an exercise are restricted for a period at least as long as, and with terms at least as restrictive as the terms of, the restricted common stock used in payment. Any such restricted common stock so delivered in payment of the exercise price shall have an aggregate fair market value (determined as of the date of exercise and in the same manner as the fair market value of unrestricted common stock of the Company on the date of exercise of an option is determined pursuant to
Section 7(a)) equal to the number of shares with respect to which such option is exercised, multiplied by the exercise price per share.

     (d) Shares of restricted common stock received in an exercise of a stock option that continue to be restricted shall be forfeited in the event that vesting conditions are not satisfied, subject to the discretion of the Committee, except in the case of death, disability, normal retirement, or involuntary termination for reasons other than cause, in which case all restrictions lapse; provided, however, that in no event shall restrictions lapse if the restrictions on shares used to pay for the exercise would not have lapsed under the same conditions.

     (e) The optionee will have all the rights of a stockholder with respect to shares of restricted stock received upon the exercise of an option, including the right to vote the shares of stock and the right to dividends on the stock. Unless the Corporate Secretary establishes alternative procedures, the shares of restricted stock will be registered in the name of the optionee and the certificates evidencing such shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the award and shall be held in escrow by the Company. The optionee shall execute a stock power or powers assigning the shares of restricted stock back to the Company, which stock powers shall be held in escrow by the Company and used only in the event of the forfeiture of any of the shares of restricted stock. A certificate evidencing unrestricted shares of common stock shall be issued to the optionee promptly after the restrictions lapse on any restricted shares.

     (f) The Corporate Secretary shall have the discretion and authority to establish any and all procedures, including the requirement of election forms, which he deems necessary or desirable for the orderly administration of such exercises.

     No optionee or optionee's executor or administrator, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares subject to an option unless and until a stock certificate or certificates for such shares are issued to such person or them under the terms of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section
11 hereof.

     In the event that any optionee shall be dismissed from the employ of the Company or any of its subsidiaries for any reason which in the opinion of the Committee shall constitute good cause for dismissal, any option still held by such person at such time shall automatically terminate. The decision of the Committee as to what shall constitute good cause for dismissal shall be final and binding upon all concerned.

Section 10.  Exercise of Options - Stock Appreciation
Rights.

     In addition to providing for the exercise of an option as set forth in Section 9, at the time of grant of such option the Committee may by separate agreement, in conjunction with all or part of any option granted under the Plan, permit an optionee to exercise the option in an alternative manner based on the appreciated value of the common stock subject to option ("Stock Appreciation Right"); provided, however, that no Stock Appreciation Right granted to an optionee who is an officer of the Company or who is otherwise subject to Section 16(b) of the Exchange Act shall be exercisable during the six-month period following the date of grant, except that such limitation shall not apply in the event of death or physical disability of such optionee occurring prior to the expiration of such six-month period. Stock Appreciation Rights may be exercised by an optionee by surrendering the related option or applicable portion thereof. Upon such exercise and surrender, the optionee shall be entitled to receive the value of such Stock Appreciation Rights determined in the manner prescribed in this Section 10. Options which have been so surrendered, in whole or in part, shall no longer be exercisable.

     Each agreement evidencing Stock Appreciation Rights shall clearly and separately identify the nonstatutory stock options and Incentive Stock Options to which it relates and shall contain such terms and conditions not inconsistent with other provisions of the Plan as shall be determined from time to time by the Committee, which shall include the following:

     (a) Stock Appreciation Rights shall expire no later than the expiration of the related option.

     (b) Stock Appreciation Rights shall be transferable only when and to the extent that the related option is transferable.

     (c) Stock Appreciation Rights shall be exercisable at such time or times and only to the extent that the related option is exercisable.

     (d) Stock Appreciation Rights shall be exercisable only when there is a positive spread, that is, when the market price of the stock subject to the related option exceeds the exercise price of such option.

     (e) Upon the exercise of Stock Appreciation Rights, an optionee shall be entitled to receive the value thereof, which value shall be equal to the excess of the fair market value on the date of exercise of one share of common stock over the option price per share specified in the related option multiplied by the number of shares in respect of which the Stock Appreciation Rights shall have been exercised. The fair market value of common stock on the date of exercise of Stock Appreciation Rights shall be determined in the same manner as the fair market value of common stock on the date of grant of an option is determined pursuant to Section 7(a).

     (f) Upon an exercise of Stock Appreciation Rights, the optionee shall notify the Company of the form in which payment of the value thereof will be made (i.e., cash, common stock, or any combination thereof); provided, however, in the case of optionees who are officers of the Company or other persons subject to Section 16(b) of the Exchange Act, (i) payment of the value of Stock Appreciation Rights related to Incentive Stock Options may be elected in common stock only insofar as the issuance of such common stock to the optionee would be subject to the Internal Revenue Code of 1954, Section 83 Income Inclusion Rule, as in effect on the date of exercise of the Stock Appreciation Rights, and (ii) the Committee may at any time impose any other limitations upon the exercise of Stock Appreciation Rights which, in the Committee's sole discretion, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder, or in order to obtain any exemption therefrom.

     Upon the exercise of Stock Appreciation Rights, the option or part thereof to which such Stock Appreciation Rights is related shall be deemed to have been exercised for the purpose of the limitation of the number of shares of common stock to be issued under the Plan as set forth in
Section 4 and the requirement of sequential exercise of Incentive Stock Options as set forth in Section 7(f). Stock Appreciation Rights shall be deemed exercised on the date written notice of exercise is received by the Secretary of the Company.

Section 11.  Change in Stock, Adjustments, Etc.

     In the event that the outstanding shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or a dividend payable in capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares for the purchase of which options may be granted under the Plan including the maximum number that may be granted to any one person. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that the optionee's proportionate interest shall be maintained as before the occurrence of such event, and such adjustment of outstanding options shall be made without change of the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share; provided, however, that each such adjustment in the number and kind of shares subject to outstanding options, including any adjustment in the option price, shall be made in such manner as not to constitute a modification as defined in Section 425 of the Internal Revenue Code of 1986, as amended. Any such adjustment made by the Committee shall be conclusive.

     The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

Section 12.  Duration, Amendment and Termination.

     The Board of Directors of the Company may at any time terminate the Plan or make such amendments thereof as it shall deem advisable and in the best interests of the Company, without further action on the part of the stockholders of the Company; provided, however, that no such termination or amendment shall, without the consent of the individual to whom any option shall theretofore have been granted, affect or impair the rights of such individual under such option, and provided further, that unless the stockholders of the Company shall have first approved thereof, no amendment of this Plan shall be made whereby (a) the total number of shares which may be optioned under the Plan to all individuals, or any of them, shall be increased, except by operation of the adjustment provisions of Section 11 hereof, (b) the authority to administer the Plan by a committee consisting of directors of the Company not eligible to receive options granted under the Plan shall be withdrawn, (c) the term of the options shall be extended,
(d) the minimum option price shall be decreased, or (e) the class of employees to whom options may be granted shall be changed.

     No Incentive Stock Option shall be granted under the Plan after November 30, 1994, but Incentive Stock Options granted prior to or as of such date may extend beyond such date in accordance with the provisions hereof.

Section 13.  Effectiveness of Plan.

     This Plan shall not become effective unless and until the following conditions shall have been met:

     (a)  The Plan shall have been adopted by the
affirmative vote of a majority of the outstanding shares of the Company present and entitled to vote at a meeting of the stockholders at which a quorum is present within one (1) year of its approval by the Board of Directors.

     (b) The Committee shall have been advised by counsel that all other applicable legal requirements incident to the establishment and operation of the Plan have been complied with.

Section 14.  Date of Granting of Options.

     The granting of an option pursuant to the Plan shall take place on the date the Committee decides to grant the option. Within thirty (30) days of the granting of the option, the Company shall notify the optionee of the grant of the option, and submit to the optionee a Stock Option Agreement and, if applicable, an agreement respecting Stock Appreciation Rights, duly executed by and on behalf of the Company, with the request that the optionee execute the agreement or agreements within thirty (30) days after the mailing by the Company of the notice to the optionee. If the optionee shall fail to execute the written option agreement and, if applicable, the agreement respecting Stock Appreciation Rights within said 30-day period, such person's option shall be automatically terminated.

Section 15.  Application of Funds.

     The proceeds received by the Company from the sale of stock subject to option are to be added to the general funds of the Company and used for its corporate purposes as the Board of Directors shall determine.

Section 16.  No Obligation to Exercise Option.

     Granting of an option shall impose no obligation on the optionee to exercise such option.

Section 17.  Stock Withholding Election.

     When taxes are withheld in connection with the exercise of a stock option by delivering shares of stock in payment of the exercise price, or an exercise of an SAR for stock, or upon the lapse of restrictions on restricted stock received upon the exercise of an option (the date on which such exercise occurs or such restrictions lapse hereinafter referred to as the "Tax Date"), the optionee may elect to make payment for the withholding of federal, state and local taxes, excluding Social Security and Medicare taxes, up to the optionee's marginal tax rate, by one or both of the following methods:

      (i) delivering part or all of the payment in previously-owned shares (which shall be valued at fair market, as defined herein, on the Tax Date) held for at least six months, whether or not received through the prior exercise of a stock option or SAR for stock; or

     (ii) requesting the Company to withhold from those shares that would otherwise be received upon exercise of the option, upon exercise of an SAR for stock, or upon the lapse of restrictions, a number of shares having a fair market value (as defined herein) on the Tax Date equal to the amount to be withheld. The amount of tax withholding to be satisfied by withholding shares from the option exercise is limited to the minimum amount of taxes, excluding Social
          Security and Medicare taxes, required to be withheld under federal, state and local law.

Such election is irrevocable. Any Social Security and Medicare taxes, any fractional share amount and any additional withholding not paid by the withholding or surrender of shares must be paid in cash. If no timely election is made, cash must be delivered to satisfy all tax withholding requirements.

     Optionees who are subject to Section 16 of the Securities Exchange Act of 1934 ("Insiders") making an election pursuant to (i) or (ii) of the immediately preceding paragraph must do so: (a) at least six months after the date of grant of the option or SAR; and (b) within a "window period" as defined in Rule 16b-3(e)(3) under the Securities Exchange Act of 1934 or at least six months in advance of the Tax Date. An election by an Insider to have stock withheld to satisfy tax obligations is subject to the approval of the Committee and to such rules as the Committee may from time to time adopt.

[FN]
<FN-1>The initial number of shares authorized was doubled due to the December, 1989 two-for-one stock split.




                                                Exhibit (10)(f)

                   1990 STOCK OPTION PLAN
       (As Amended February 16, 1991, April 16, 1991,
  August 13, 1991, December 8, 1992 and February 18, 1995)

Section 1.   Establishment.

     Pursuant to the Sprint Corporation Long-Term Stock
Incentive Program (the "Program"), Sprint Corporation, a
Kansas corporation (the "Company"), hereby establishes a stock option plan to be named the 1990 Stock Option Plan
(the "Plan"), for officers and key employees of the Company and its subsidiaries.

Section 2.   Purpose.

     The purpose of the Plan is to induce officers and key employees of the Company and its subsidiaries, who are in a position to contribute materially to the prosperity thereof, to remain with the Company or its subsidiaries, to offer them incentives and reward in recognition of their share in the Company's progress, and to encourage them to continue to promote the best interests of the Company and its affiliates. The Plan will also aid the Company and its subsidiaries in competing with other enterprises for the services of new key personnel needed to help insure their continued development.

     Options granted to an optionee shall be either Incentive Stock Options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, or Nonstatutory Stock Options, provided that no Incentive Stock Options shall be granted which would permit options first exercisable in any calendar year to exceed the limitations set forth in Section 6(a) hereof. Options which become first exercisable in any calendar year in excess of said limitations shall be Nonstatutory Stock Options. Options designated "Nonstatutory Stock Options" shall not be restricted by the limitations of said Section 6(a) and shall not be treated as Incentive Stock Options.

Section 3.   Administration.

     The Plan shall be administered by the Organization and Compensation Committee (the "Committee") of the Board of Directors of the Company. Members of the Committee shall be Disinterested Persons as defined in the Program. The Committee shall hold its meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee. The Company shall grant options and related Stock Appreciation Rights ("SARs") under the Plan in accordance with determinations made by the Committee pursuant to the provisions of the Plan and the Program. The Committee from time to time may adopt (and thereafter amend and rescind) such rules and regulations for carrying out the Plan and take such action in the administration of the Plan, not inconsistent with the provisions of the Plan and the Program, as it shall deem proper. The interpretation and construction of any provisions of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Company, be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

Section 4.  Total Number of Shares to be Optioned.

     The maximum number of shares of common stock ($2.50 par value) of the Company which may be issued upon exercise of options under the Plan shall not exceed 17,000,000 (subject to adjustment as provided in Section 11 hereof). The shares sold under the Plan may be either treasury shares or authorized but unissued shares, as the Board of Directors from time to time may determine. The maximum number of shares of common stock which may be issued upon exercise of options granted in any calendar year, together with shares of common stock subject to other awards under the Program, shall not exceed the limits set forth in Section 4(a) of the Program.

     In the event that any outstanding options under the Plan for any reason expire or are terminated, the shares of common stock of the Company allocable to the unexercised portion of all of such options may again be subject to an option under the Plan.

Section 5.  Eligibility.

     Options shall be granted only to officers and key employees of the Company or its subsidiaries. The Committee will, in its discretion, determine the officers and key employees to be granted options, the time or times at which options shall be granted, the number of shares subject to each option, whether the options are Incentive Stock Options or Nonstatutory Stock Options, any conditions on the exercise of the options, and the manner in which options may be exercised. In making such determination, the Committee may take into consideration the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its affiliates and such other factors which the Committee may deem relevant in accomplishing the purpose of the Plan.

     No option may be granted to any individual who immediately after the option grant owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

     An individual may be granted more than one option but only on the terms and subject to the restrictions hereinafter set forth. No person shall be eligible to receive an option for a larger number of shares than is recommended for such individual by the Committee.

Section 6.  Limitation on Incentive Stock Options.

     (a) General Rule. The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year by the optionee under all plans of the Company and its subsidiaries shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under
Section 422A of the Internal Revenue Code of 1986, as amended, or any successor provision, and any regulations promulgated thereunder.

     (b) Fair Market Value. Fair market value shall be deemed to be the average of the high and low prices of the common stock of the Company for composite transactions as published by major newspapers for the date the Incentive
Stock Option is granted or, if no sale of the Company's stock shall have been made on that day, the next preceding day on which there was a sale of such stock.

Section 7.  Terms and Conditions of Options.

     Each option granted under the Plan shall be evidenced by a Stock Option Agreement in such form not inconsistent with the Plan as the Committee shall determine, provided that such Stock Option Agreement clearly and separately identifies Nonstatutory Stock Options and Incentive Stock
Options and that the substance of the following terms and conditions be included therein:

     (a) Option Price. The price at which each share of common stock covered by such option may be purchased shall be determined by the Committee and shall be no less than one hundred percent (100%) of the fair market value of the stock on the date the option is granted. Fair market value shall be deemed to be the average of the high and low prices of the common stock of the Company for composite transactions as published by major newspapers for the date the option is granted or, if no sale of the Company's stock shall have been made on that day, the next preceding day on which there was a sale of such stock.

     (b) Nontransferable. The option and any related SAR shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution; provided that, if so determined by the Committee, an optionee may, in the manner established by the Committee, designate a beneficiary to exercise the option and any related SAR upon the death of the optionee. During the optionee's lifetime, the option and any related SAR may be exercised only by the optionee or, if permissible under applicable law, by the guardian or representative of the optionee.

     (c) Exercise of Option. The option and any related SAR, if exercised by the optionee, may be exercised (subject, however, to the provisions of Section 9, and if applicable, Section 10) only if the optionee has been an employee of the Company or of any subsidiary thereof at all times during the period beginning with the date of the granting of the option and ending on the day three (3) months before the date of such exercise; provided, however, that in the case of an optionee who is a retiree of the Company or of any subsidiary thereof or who becomes permanently and totally disabled, the three (3) months shall be extended to twelve (12) months for options designated "Incentive Stock Options" and to five (5) years for options designated "Non-statutory" Stock Options" (for this purpose, a retiree is a person who is entitled to receive pension benefits in accordance with the Sprint Retirement Pension Plan immediately upon termination of employment). Options granted under the Plan shall not be affected by any change of duties or position so long as the optionee continues to be an employee of the Company or of a subsidiary. Only those options exercisable at the date the optionee's employment is terminated may be exercised during the period following such termination, whether such termination is by retirement or otherwise.

     (d) Term of Option. The option and any related SAR shall not be exercisable after the expiration of ten (10) years from the date the option was granted.

     (e) Death of Optionee. In the event of the death of an optionee during the period in which an option is exercisable (as set forth in Section 7(c) above), the option theretofore granted to such person and any related SAR shall be exercisable only within the twelve (12) months next succeeding such death, and then only (i) by the executor or administrator of the optionee's estate, by the person or persons to whom the optionee's rights under the option shall pass by the optionee's will or the laws of descent and distribution, or, if a beneficiary has been designated in accordance with Section 7(b) above, by the beneficiary, and
(ii) if and to the extent that the optionee was entitled (or deemed to be entitled by the Committee) to exercise the option at the date of the optionee's death, provided that in no event shall the option be exercisable more than ten (10) years after the date it was granted.

Section 7A.  Reload Options.

     In connection with non-qualified options (including newly-granted options or outstanding options granted under the Plan or any other stock option plan of the Company or of US Sprint Communications Company Limited Partnership), the Committee may provide that an optionee has the right to a reload option, which shall be subject to the following terms and conditions:

     (a) Grant of the Reload Option; Number of Shares, Price. Subject to subsections (b) and (c) of this Section 7A and to the availability of shares to be optioned under the Plan, if an optionee has an option (the "original option") with reload rights and pays for the exercise of the original option by surrendering common stock of the Company, the optionee shall receive a new option ("reload option") for the number of shares so surrendered at an option price equal to the fair market value of the stock on the date of the exercise of the original option.

     (b) Minimum Purchase Required. A reload option will be granted only if the exercise of the original option is an exercise of at least 25% of the total number of shares granted under the original option (or an exercise of all the shares remaining under the original option if less than 25% of the shares remain to be exercised).

     (c) Other Requirements. A reload option will not be granted: (1) if the market value of the common stock of the Company on the date of exercise of the original option is less than the exercise price of the original option; (2) if the optionee is no longer an employee of Sprint or a Sprint subsidiary; or (3) if the original option is exercised less than one year prior to the expiration of the original option.

     (d) Term of Option. The reload option shall expire on the same date as the original option.

     (e) Type of Option. The reload option shall be a non-qualified option.

     (f) No Additional Reload Options. The reload options shall not include any right to a second reload option.

     (g) Date of Grant, Vesting. The date of grant of the reload option shall be the date of the exercise of the original option. The reload options shall be exercisable in full beginning one year from date of grant; provided, however, that all shares purchased upon the exercise of the original option (except for any shares withheld for tax withholding obligations) shall not be sold, transferred or pledged within six months from the date of exercise of the original option. In no event shall a reload option be exercised after the original option expires as provided in subsection (d) of this Section 7A.

     (h) Stock Withholding; Grants of Reload Options. If the other requirements of this Section 7A are satisfied, and if shares are withheld or shares surrendered for tax withholding pursuant to Section 17, a reload option will be granted for the number of shares surrendered as payment for the exercise of the original option plus the number of shares surrendered or withheld to satisfy tax withholding. In connection with reload options for officers who are subject to Section 16 of the Securities Exchange Act of 1934 ("Insiders"), the Committee may at any time impose any limitations which, in the Committee's sole discretion, are necessary or desirable in order to comply with Section 16(b) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, or in order to obtain any exemption therefrom.

     (i) Other Terms and Conditions. Except as otherwise provided in this Section 7A, all the provisions of the 1990
Stock Option Plan shall apply to reload options granted pursuant to this Section 7A.

Section 8.   Consideration for Options.

     Each optionee shall, as consideration for the grant of the option, agree in writing to remain in the employ of the Company or of one of its subsidiaries, at the pleasure of the Company or of such subsidiary, for at least (1) year from the date of the granting of such option or until earlier termination of the optionee's employment effected or approved by the Company or by such subsidiary. In the event of a violation by the optionee of such agreement, any options still held by such person at the time of such violation shall automatically terminate. The Committee may waive this requirement in the case of any optionee. Nothing contained in the Plan, or in any option granted pursuant to the Plan, nor in any agreement made pursuant to the provisions of this Section 8, shall confer upon any optionee any right with respect to continuance of employment by the Company or its subsidiaries, nor interfere in any way with the right of the Company or its subsidiaries to terminate the optionee's employment or change the optionee's compensation at any time.

Section 9.  Exercise of Options - Purchase of Shares.

     Options and related SARs shall be exercisable at such time or times, and upon the satisfaction of such conditions, as determined by the Committee; provided, however, that unless otherwise determined by the Committee, no Incentive Stock Option shall be exercisable during the year ending on the day before the first anniversary date of the granting of the Incentive Stock Option. An optionee's right to purchase shares with respect to shares which become exercisable shall be cumulative during the term of the option. An option shall be exercisable by purchase of shares only upon payment to the Company of the full purchase price of the shares with respect to which the option is exercised; provided, however, that the Company shall not be required to issue or deliver any certificates for shares of common stock purchased upon the exercise of an option prior to (i) if requested by the Company, the filing with the Company by the optionee or purchaser acting under Section 7(e) hereof of a representation in writing that at the time of such exercise it is the optionee's or purchaser's then present intention to acquire the shares being purchased for investment and not for resale, or (ii) the completion of any registration or other qualification of such shares under any state or federal laws or rulings or regulations of any government regulatory body, which the Company shall determine to be necessary or advisable.

     Payment for the shares shall be either in United States dollars, payable in cash or by check, or by surrender of stock certificates representing like common stock of the Company having an aggregate fair market value, determined as of the date of exercise, equal to the number of shares with respect to which such option is exercised multiplied by the option price per share; provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to the payment for shares by the surrender of stock certificates representing like common stock of the Company. The fair market value of common stock on the date of exercise of an option shall be determined in the same manner as the fair market value of common stock on the date of grant of an option is determined pursuant to Section 7(a). Such payment shall be accompanied by a written request for the shares purchased. An option shall be deemed exercised on the date such payment and written request are received by the Secretary of the Company.

     In addition, for all options outstanding on February 17, 1995, or issued thereafter, certain optionees, as determined by the Committee, may elect to deliver restricted shares of the Company's common stock in payment of the exercise price notwithstanding restrictions on transferability to which such shares are subject, and the Company shall be authorized to issue restricted shares of common stock upon the exercise of such stock options, subject to the following conditions:

      (a) The optionee shall elect a vesting period for the restricted common stock to be received upon exercise of the option of between six (6) months and ten (10) years, but in no event may an optionee elect a vesting period shorter than the period provided in paragraph (c) hereof.

      (b) Restricted common stock issued upon an exercise shall include the right to have stock withheld for taxes on the lapse of the restrictions.

      (c) Restricted common stock received in such an exercise or from an election to receive a Long-Term Incentive Plan payout in restricted stock, or any Restricted Stock Award granted pursuant to the Long-Term Stock Incentive Program, shall be eligible for use in payment of the exercise price of a stock option, so long as all the shares received as a result of such an exercise are restricted for a period at least as long as, and with terms at least as restrictive as the terms of, the restricted common stock used in payment. Any such restricted common stock so delivered in payment of the exercise price shall have an aggregate fair market value (determined as of the date of exercise and in the same manner as the fair market value of unrestricted common stock of the Company on the date of exercise of an option is determined pursuant to
Section 7(a)) equal to the number of shares with respect to which such option is exercised, multiplied by the exercise price per share.

     (d) Restricted common stock received in an exercise of a stock option shall be forfeited in the event that vesting conditions are not satisfied, subject to the discretion of the Committee, except in the case of death, disability, normal retirement, or involuntary termination for reasons other than cause, in which case all restrictions lapse; provided, however, that in no event shall restrictions lapse if the restrictions on shares used to pay for the exercise would not have lapsed under the same conditions.

      (e) In the case of early retirement, the lapse of restrictions may be accelerated at the discretion of the Committee, provided, however, that in no event shall restrictions lapse if the restrictions on shares used to pay for the exercise would not have lapsed under the same conditions.

      (f) The Corporate Secretary shall have the discretion and authority to establish any and all procedures, including the requirement of election forms, which he deems necessary or desirable for the orderly administration of such exercises.

     No optionee or optionee's beneficiary, executor or administrator, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares subject to an option unless and until a stock certificate or certificates for such shares are issued to such person or them under the terms of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in
Section 11 hereof.

     In the event that any optionee shall be dismissed from the employ of the Company or any of its subsidiaries for any reason which in the opinion of the Committee shall constitute good cause for dismissal, any option still held by such person at such time shall automatically terminate. The decision of the Committee as to what shall constitute good cause for dismissal shall be final and binding upon all concerned.

     In the event that any optionee, without the consent of the Committee, while employed by the Company or any affiliate of the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest, as determined by the Committee, any option still held by such person at such time shall automatically terminate. The decision of the Committee on any such matters shall be final and binding upon all concerned.

Section 10.  Exercise of Options - Stock Appreciation
Rights.

     In addition to providing for the exercise of an option as set forth in Section 9, at the time of grant of such option the Committee may by separate agreement, in conjunction with all or part of any option granted under the Plan, permit an optionee to exercise the option in an alternative manner based on the appreciated value of the common stock subject to option; provided, however, that no SAR granted to an optionee who is subject to Section 16(b) of the Exchange Act (an "Insider") shall be exercisable during the six-month period following the date of grant, except that such limitation shall not apply in the event of death or physical disability of such optionee occurring prior to the expiration of such six-month period. SARs may be exercised by an optionee by surrendering the related option or applicable portion thereof. Upon such exercise and surrender, the optionee shall be entitled to receive the value of such SARs determined in the manner prescribed in this Section 10. Options which have been so surrendered, in whole or in part, shall no longer be exercisable.

     Each agreement evidencing SARs shall clearly and separately identify the Nonstatutory Stock Options and Incentive Stock Options to which it relates and shall contain such terms and conditions not inconsistent with other provisions of the Plan and the Program as shall be determined from time to time by the Committee, which shall include the following:

     (a) SARs shall expire no later than the expiration of the related option.

     (b) SARs shall be transferable only when and to the extent that the related option is transferable.

     (c) SARs shall be exercisable at such time or times and only to the extent that the related option is exercisable. The SAR shall terminate and no longer be exercisable upon the termination or exercise of the related option, except that SARs granted with respect to less than the full number of shares covered by a related option shall not be reduced until the exercise or termination of the related option exceeds the number of shares not covered by the SARs.

     (d) SARs shall be exercisable only when there is a positive spread, that is, when the market price of the stock subject to the related option exceeds the exercise price of such option.

     (e) Upon the exercise of SARs, an optionee shall be entitled to receive the value thereof, which value shall be equal to the excess of the fair market value on the date of exercise of one share of common stock over the option price per share specified in the related option multiplied by the number of shares in respect of which the SARs shall have been exercised. The fair market value of common stock on the date of exercise of SARs shall be determined in the same manner as the fair market value of common stock on the date of grant of an option is determined pursuant to Section 7(a).

     (f) Upon an exercise of SARs, the optionee shall notify the Company of the form in which payment of the value thereof will be made (i.e., cash, common stock, or any combination thereof); provided, however, in the case of Insiders, (i) payment of the value of SARs related to Incentive Stock Options may be elected in common stock only insofar as the issuance of such common stock to the optionee would be subject to the Internal Revenue Code of 1986,
Section 83 Income Inclusion Rule, as in effect on the date of exercise of the SARs, and (ii) the Committee may at any time impose any other limitations upon the exercise of SARs which, in the Committee's sole discretion, are necessary or desirable in order to comply with Section 16(b) of the Exchange Act and the rules and regulations thereunder, or in order to obtain any exemption therefrom.

     Upon the exercise of SARs, the option or part thereof to which such SARs are related shall be deemed to have been exercised for the purpose of the limitation of the number of shares of common stock to be issued under the Plan as set forth in Section 4 and the limitation of the number of shares of common stock to be issued under the Program as set forth in Section 4(a) of the Program. SARs shall be deemed exercised on the date written notice of exercise is received by the Secretary of the Company.

Section 11.  Change in Stock, Adjustments, Etc.

     In the event that the outstanding shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or a dividend payable in capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares for the purchase of which options may be granted under the Plan including the maximum number that may be granted to any one person. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that the optionee's proportionate interest shall be maintained as before the occurrence of such event, and such adjustment of outstanding options shall be made without change of the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share; provided, however, that each such adjustment in the number and kind of shares subject to outstanding options, including any adjustment in the option price, shall be made in such manner as not to constitute a modification as defined in Section 425 of the Internal Revenue Code of 1986, as amended. If any outstanding options are subject to any conditions, the Committee shall also make appropriate adjustments to such conditions. Any such adjustment made by the Committee shall be conclusive.

     The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

Section 12.  Duration, Amendment and Termination.

     The Board of Directors of the Company may at any time terminate the Plan or make such amendments thereof as it shall deem advisable and in the best interests of the Company; provided, however, that no such termination or amendment shall, without the consent of the individual to whom any option shall theretofore have been granted, affect or impair the rights of such individual under such option;
and provided further, that any such amendment shall be consistent with the provisions of the Program, as it may be amended from time to time.

     No stock option shall be granted under the Plan after April 18, 1999, but stock options granted prior to or as of such date may extend beyond such date in accordance with the provisions hereof.

Section 13.  Effectiveness of Plan.

     This Plan shall be effective as of February 17, 1990.

Section 14.  Date of Granting of Options.

     The date of grant of a reload option shall be determined in accordance with Section 7A(g). The date of grant of all other options shall be the date designated by the Committee as the date of grant, provided that in no event shall the date of grant be earlier than the date on which the Committee approved the grant. Within sixty (60) days of the granting of the option, the Company shall notify the optionee of the grant of the option, and submit to the optionee a Stock Option Agreement and, if applicable, an agreement respecting SARs, duly executed by and on behalf of the Company, with the request that the optionee execute the agreement or agreements within sixty (60) days after the mailing by the Company of the notice to the optionee. The optionee shall execute the written option agreement and, if applicable, the agreement respecting SARs, within said 60-day period.

Section 15.  Application of Funds.

     The proceeds received by the Company from the sale of stock subject to option are to be added to the general funds of the Company and used for its corporate purposes.

Section 16.  No Obligation to Exercise Option.

     Granting of an option shall impose no obligation on the optionee to exercise such option.

Section 17.  Stock Withholding Election.

     When taxes are withheld in connection with the exercise of a stock option by delivering shares of stock in payment of the exercise price, or an SAR for stock, or upon the lapse of restrictions on restricted stock received upon the exercise of an option (the date on which such exercise occurs or such restrictions lapse hereinafter referred to as the "Tax Date"), the optionee may elect to make payment for the withholding of federal, state and local taxes, excluding Social Security and Medicare taxes, up to the optionee's marginal tax rates, by one or both of the following methods:

      (i) delivering part or all of the payment in previously-owned shares (which shall be valued at fair market, as defined herein, on the Tax Date) held for at least six months, whether or not received through the prior exercise of a stock option or SAR for stock; or

     (ii) requesting the Company to withhold from those shares that would otherwise be received upon exercise of the option, upon exercise of an SAR for stock, or upon the lapse of restrictions, a number of shares having a fair market value (as defined herein) on the Tax Date equal to the amount to be withheld. The amount of tax withholding to be satisfied by withholding shares from the option exercise is limited to the minimum amount of taxes, excluding Social
          Security and Medicare taxes, required to be withheld under federal, state and local law.

Such election is irrevocable. Any Social Security and Medicare taxes, any fractional share amount and any additional withholding not paid by the withholding or surrender of shares must be paid in cash. If no timely election is made, cash must be delivered to satisfy all tax withholding requirements.

     Optionees who are subject to Section 16 of the Securities Exchange Act of 1934 ("Insiders") making an election pursuant to (i) or (ii) of the immediately preceding paragraph must do so: (a) at least six months after the date of grant of the option or SAR; and (b) within a "window period" as defined in Rule 16b-3(e)(3) under the Securities Exchange Act of 1934 or at least six months in advance of the Tax Date. An election by an Insider to deliver stock or have stock retained to satisfy tax obligations is subject to the approval of the Committee and to such rules as the Committee may from time to time adopt.





                                                Exhibit (10)(h)

        THE SPRINT LONG-TERM STOCK INCENTIVE PROGRAM
               (as amended February 18, 1995)


     Section 1. Purpose. The purposes of the Sprint Long-Term Stock Incentive Program (the "Plan") are to encourage directors of Sprint Corporation (the "Company") and officers and selected key employees of the Company and its Affiliates to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of stockholders, and to enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

     Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

     (a) "Affiliate" shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

     (b)  "Award" shall mean any Option, Stock Appreciation
Right, Restricted Stock Award, Performance Share,
Performance Unit, Dividend Equivalent, Other Stock Unit
Award, or any other right, interest, or option relating to Shares granted pursuant to the provisions of the Plan.

     (c) "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award granted hereunder and signed by both the Company and the Participant or by both the Company and an Outside Director.

     (d) "Board" shall mean the Board of Directors of the Company.

     (e)  "Code" shall mean the Internal Revenue Code of
1986, as amended from time to time.

     (f) "Committee" shall mean the Organization and Compensation Committee of the Board, composed of not less than three directors each of whom is a Disinterested Person.

     (g)  "Company" shall mean Sprint Corporation.

     (h) "Disinterested Person" shall have the meaning set forth in Rule 16b-3(d)(3) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor definition adopted by the Commission.

     (i) "Dividend Equivalent" shall mean any right granted pursuant to Section 14(h) hereof.

     (j) "Employee" shall mean any salaried employee of the Company or of any Affiliate.

     (k) "Fair Market Value" shall mean, with respect to any property, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

     (l) "Incentive Stock Option" shall mean an Option granted under Section 6 hereof that is intended to meet the requirements of Section 422A of the Code or any successor provision thereto.

     (m) "Nonstatutory Stock Option" shall mean an Option granted to a Participant under Section 6 hereof, and an Option granted to an Outside Director pursuant to Section 11 hereof, that is not intended to be an Incentive Stock
Option.

     (n) "Option" shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
"Option" shall also mean the right granted to an Outside
Director under Section 11 hereof allowing such Outside
Director to purchase shares of the common stock of the Company on the terms set forth in Section 11.

     (o) "Other Stock Unit Award" shall mean any right granted to a Participant by the Committee pursuant to
Section 10 hereof.

     (p) "Outside Director" shall mean a member of the Board who is not an Employee of the Company or of any Affiliate.

     (q) "Participant" shall mean an Employee who is selected by the Committee to receive an Award under the Plan.

     (r) "Performance Award" shall mean any Award of Performance Shares or Performance Units pursuant to Section
9 hereof.

     (s) "Performance Period" shall mean that period established by the Committee at the time any Performance
Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

     (t) "Performance Share" shall mean any grant pursuant to Section 9 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

     (u) "Performance Unit" shall mean any grant pursuant to Section 9 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

     (v) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

     (w) "Restricted Stock" shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

     (x) "Restricted Stock Award" shall mean an award of Restricted Stock under Section 8 hereof.

     (y) "Senior Officer" shall mean any employee of the Company holding the office of Vice President or higher.

     (z) "Shares" shall mean shares of the common stock of the Company, $2.50 par value, and such other securities of the Company as the Committee may from time to time determine.

     (aa) "Stock Appreciation Right" shall mean any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before the date of exercise over (ii) the grant price of the right as specified by the Committee, in its sole discretion, on the date of grant, which shall not be less than the Fair Market Value of one Share on such date. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

     (bb) "Stockholder Meeting" shall mean the annual meeting of stockholders of the Company in each year.

     Section 3. Administration. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company and its Affiliates to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; provided, however, that Shares subject to Options and Stock Appreciation Rights granted to any individual employee during any calendar year shall not exceed a total of 500,000 Shares; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan;
(viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant, any stockholder, and any employee of the Company or of any Affiliate. Notwithstanding the above, the Committee shall not have any discretion with respect to the Options granted to Outside Directors pursuant to Section 11 hereof. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

     Section 4.  Shares Subject to the Plan.

     (a) Subject to adjustment as provided in Section 4(b), the total number of Shares available for grant under the Plan in each calendar year shall be three-fifths of one percent (0.6%) of the total outstanding Shares as of the first day of such year for which the Plan is in effect;
provided that such number shall be increased in any year by the number of Shares available for grant hereunder in previous years but not covered by Awards granted hereunder in such years; and provided further, that no more than four million (4,000,000)<FN-1> Shares shall be cumulatively available for the grant of Incentive Stock Options under the Plan. In addition, any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any Shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan.

     (b) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Shares, such adjustment shall be made in the aggregate number and class of Shares which may be delivered under the Plan, in the number, class and option price of Shares subject to outstanding Options granted under the Plan, and in the value of, or number or class of Shares subject to, Awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of Shares subject to any Award shall always be a whole number, and provided further, that the number and price of shares subject to outstanding Options granted to Outside Directors pursuant to Section 11 hereof and the number of shares subject to future Options to be granted pursuant to
Section 11 shall be subject to adjustment only as set forth in Section 11.

     Section 5. Eligibility. Any Employee (excluding any member of the Committee) shall be eligible to be selected as a Participant.

     Section 6. Stock Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted to a Participant under the Plan shall be evidenced by an Award
Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

     (a) Option Price. The purchase price per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that such purchase price shall not be less than the Fair Market Value of the Share on the date of the grant of the Option.

     (b) Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Incentive Stock Option shall be exercisable after the expiration of ten years from the date the Option is granted.

     (c) Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no Incentive Stock Option shall be exercisable during the year ending on the day before the first anniversary date of the granting of the Incentive Stock Option.

     (d) Method of Exercise. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.

     (e) Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder.

     (f) Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

     Section 7. Stock Appreciation Rights.  Stock
Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

     Section 8.  Restricted Stock.

     (a) Issuance. Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

     (b) Registration. Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock awarded under the Plan, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

     (c) Forfeiture. Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided that in the event of a Participant's retirement, permanent disability, other termination of employment or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant's shares of Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the grantee promptly after the period of forfeiture, as determined or modified by the Committee.

     Section 9. Performance Awards. Performance Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 12, Performance Awards will be paid only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

     Section 10. Other Stock Unit Awards.

     (a) Stock and Administration. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property ("Other Stock Unit Awards") may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees of the Company and its Affiliates to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

     (b) Terms and Conditions. Subject to the provisions of this Plan and any applicable Award Agreement, Shares subject to Awards made under this Section 10 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses. Shares granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law; Shares purchased pursuant to a purchase right awarded under this Section 10 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares as of the date such purchase right is awarded.

     Section 11.  Outside Directors' Options.

     (a) Grant of Options.  On the date of the 1989
Stockholders Meeting, each Outside Director shall automatically be granted an Option to purchase 5,000<FN-2> shares of the common stock of the Company, $2.50 par value; on the date of the 1990 Stockholders Meeting, each Outside Director who became an Outside Director after the 1989 Stockholders Meeting shall automatically be granted an Option to purchase 8,000<FN-3> shares of the common stock of the Company; on the date of the 1991 Stockholders Meeting, each Outside Director who became an Outside Director after the 1990 Stockholders Meeting shall automatically be granted an Option to purchase 6,000<FN-4> shares of the common stock of the Company; on the date of the 1992 Stockholders Meeting, each Outside Director who became an Outside Director after the 1991 Stockholders Meeting shall automatically be granted an Option to purchase 4,000<FN-5> shares of the common stock of the Company; on the date of the 1993 Stockholders Meeting, each Outside Director who became an Outside Director after the 1992 Stockholders Meeting shall automatically be granted an Option to purchase 2,000<FN-6> shares of the common stock of the Company; and on the date of each Stockholders Meeting after the 1993
Stockholders Meeting, each Outside Director shall automatically be granted an Option to purchase 2,000<FN-7> shares of the common stock of the Company. All such options shall be Nonstatutory Stock Options. The price at which each share of common stock covered by such Options may be purchased shall be one hundred percent (100%) of the fair market value of the stock on the date the Option is granted.
Fair market value for purposes of this Section 11 shall be deemed to be the average of the high and low prices of the common stock for composite transactions as published by major newspapers for the date the Option is granted or, if no sale of the common stock shall have been made on that day, the next preceding day on which there was a sale of the common stock.

     (b) Exercise of Options.  Except as set forth in this
Section 11, 25% of the total number of the shares subject to an Option granted to an Outside Director shall become exercisable on December 31 of the year in which the option is granted and 25% on December 31 of each of the three succeeding years. The right to purchase shares with respect to shares which have become exercisable shall be cumulative during the term of the Option. Any Option that has been outstanding for more than one (1) year shall immediately become exercisable in the event of a Change in Control, as hereinafter defined. The Option may be exercised by the Outside Director during the period that the Outside Director remains a member of the Board and for a period of five (5) years following retirement, provided that only those Options exercisable at the date of the Outside Director's retirement may be exercised during the period following retirement and, provided further, that in no event shall the Option be exercisable more than ten (10) years after the date of grant.

     In the event of the death of an Outside Director, the Option shall be exercisable only within the twelve (12) months next succeeding the date of death, and then only (i) by the executor or administrator of the Outside Director's estate or by the person or persons to whom the Outside Director's rights under the Option shall pass by the Outside Director's will or the laws of descent and distribution, and
(ii) if and to the extent that the Outside Director was entitled to exercise the Option at the date of the Outside Director's death, provided that in no event shall the Option be exercisable more than ten (10) years after the date of grant.

     (c) Payment. An Option granted to an Outside Director shall be exercisable only upon payment to the Company of the full purchase price of the shares with respect to which the Option is being exercised. Payment for the shares shall be in United States dollars, payable in cash or by check.

     (d) Adjustment of Options. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure such that the shares of common stock of the Company are changed into or become exchangeable for a larger or smaller number of shares, thereafter the number of shares subject to outstanding Options and the number of shares subject to Options to be granted to Outside Directors pursuant to the provisions of this Section 11 shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of common stock of the Company by reason of such change in corporate structure, provided that the number of shares shall always be a whole number, and the purchase price per share of any outstanding Options shall, in the case of an increase in the number of shares, be proportionately reduced, and in the case of a decrease in the number of shares, shall be proportionately increased.

     Section 12.  Change in Control.

     (a) In order to maintain the Participants' rights in the event of any Change in Control of the Company, as hereinafter defined, the Committee, as constituted before such Change in Control, may, in its sole discretion, as to any Award (except Options granted pursuant to Section 11), either at the time an Award is made hereunder or any time thereafter, take any one or more of the following actions:
(i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award, upon the Participant's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

     (b) A "Change in Control" shall be deemed to have occurred if (i) any Person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and other than the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in (i) above) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

     Section 13. Amendments and Termination. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee's or Participant's consent, or that without the approval of the Stockholders would:

     (a) except as is provided in Section 4(b) of the Plan, increase the total number of shares reserved for the purposes of the Plan;

     (b) change the employees or class of employees eligible to participate in the Plan; or

     (c)  change in any way the Options provided for in
Section 11 of the Plan.

     The Committee may amend the terms of any Award theretofore granted (except Options granted pursuant to Section 11 hereof), prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent. The Committee may also substitute new
Awards for Awards previously granted to Participants, including without limitation previously granted Options having higher option prices.

     Section 14.  General Provisions.

     (a) No Award shall be assignable or transferable by a Participant or an Outside Director otherwise than by will or by the laws of descent and distribution, except that Restricted Stock may be used in payment of the exercise price of a stock option issued by the Company; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant.
Each Award shall be exercisable, during the lifetime of the Participant or the Outside Director, only by the Participant or the Outside Director or, if permissible under applicable law, by the guardian or legal representative of the Participant or Outside Director.

     (b) The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Incentive Stock Option or any Stock Appreciation Right related to any Incentive Stock Option exceed a period of ten (10) years from the date of its grant.

     (c) No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

     (d) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

     (e) The Committee shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate. Notwithstanding the above, the Committee shall not have the right to make any adjustments in the terms or conditions of Options granted pursuant to
Section 11.

     (f) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award (other than an Option granted pursuant to Section 11) shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee or any one or more Senior Officers or committee of Senior Officers to whom the authority to make such determination is delegated by the Committee.

     (g) All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (h) Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award, but excluding Options granted pursuant to Section 11) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

     (i) Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

     (j)  The Committee may delegate to one or more Senior
Officers or a committee of Senior Officers the right to grant Awards to Employees who are not officers or directors of the Company and to cancel or suspend Awards to Employees who are not officers or directors of the Company.

     (k) The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due with respect to an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company shall also be authorized to accept the delivery of shares by a Participant in payment for the withholding of federal, state and local taxes (but not for social security and medicare taxes) up to the Participant's marginal tax rates.

     (l) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     (m) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Kansas and applicable Federal law.

     (n) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

     Section 15. Effective Date of Plan. The Plan shall be effective as of April 18, 1989.

     Section 16. Term of Plan. No Award shall be granted pursuant to the Plan after 10 years from the date of stockholder approval, but any Award theretofore granted may extend beyond that date.

[FN]
<FN-1>The initial number of shares authorized was doubled due to the December, 1989 two-for-one stock split.
<FN-2>The number of shares under the options was increased to
10,000 due to the December, 1989 two-for-one stock split.
<FN-3>The initial number of shares authorized was doubled due to the December, 1989 two-for-one stock split.
<FN-4>The initial number of shares authorized was doubled due to the December, 1989 two-for-one stock split.
<FN-5>The initial number of shares authorized was doubled due to the December, 1989 two-for-one stock split.
<FN-6>The initial number of shares authorized was doubled due to the December, 1989 two-for-one stock split.
<FN-7>The initial number of shares authorized was doubled due to the December, 1989 two-for-one stock split.



                                                Exhibit (10)(p)

                  Executive Deferred Compensation Plan

                                ARTICLE I
                                 PURPOSE

     The purpose of the Sprint Corporation Executive Deferred Compensation Plan (hereinafter referred to as the "Plan") is to provide funds for retirement or death for executive employees (and their beneficiaries) of Sprint Corporation and its subsidiaries. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing such employees with a means to supplement their standard of living at retirement.

                               ARTICLE II
                               DEFINITIONS

     For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

     2.1 Account Transfer Request. "Account Transfer Request" means a written notice, in a form prescribed by the Company, by a Participant to transfer all or any portion of one Deferred Benefit Account to another Deferred Benefit Account as provided for in paragraph 6.7.

     2.2 Beneficiary. "Beneficiary" means the person, persons or entity designated by the Participant, or as provided in Article VIII, to receive any benefits payable under the Plan. Any Participant Beneficiary Designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.

     2.3  Board. "Board" means the Board of Directors of the Company.

     2.4 Committee. "Committee" means Deferred Compensation Committee appointed to review the Plan decisions pursuant to Article III.

     2.5 Company. "Company" means Sprint Corporation, or any successor thereto.

     2.6 Compensation. "Compensation" means the Base Salary, Annual Incentive Compensation and Long-Term Incentive Compensation payable to a Participant during a Plan Year other than a distribution under this plan.

          (a) Base Salary. "Base Salary" means all regular cash remuneration for services, other than such items as Annual Incentive Compensation, payable by the Employer to a Participant in cash during a Plan Year, but before reduction for amounts deferred pursuant to this Plan or any other Plan of the Employer.

          (b)  Annual Incentive Compensation. "Annual Incentive
     Compensation" means any annual cash incentive compensation payable by the Employer to a Participant in a Plan Year.

          (c) Long-Term Incentive Compensation. "Long-Term Incentive Compensation" means any incentive compensation earned over a period of at least two years.

     2.7 Deferral Benefit. "Deferral Benefit" means the benefit payable to a Participant on his retirement, death, disability, or termination of employment as calculated in Article VII hereof.

     2.8 Deferred Benefit Account. "Deferred Benefit Account" means the accounts maintained on the books of account of the Employer for each Participant pursuant to Article VI. Separate Deferred Benefit Accounts shall be maintained for each Participant. More than one Deferred Benefit Account shall be maintained for each Participant to reflect (a) Termination and Retirement Interest Yields, (b) separate deferral elections, and (c) Account A, Account B, Account AA, and Account BB elections. For Account AA two sub-accounts (a Retirement Deferred Benefit Account and a Termination Deferred Benefit Account) shall be maintained to reflect the difference in Interest Yields as provided in Article VI, paragraph 6.4. For Account BB two sub-accounts (a Retirement Deferred Benefit Account and a Termination Deferred Benefit Account) shall be maintained to reflect, in the event of a transfer from Account AA to Account BB pursuant to paragraph 6.7, the difference in values of the two sub-accounts of Account AA transferred to Account BB. A Participant's Deferred Benefit Accounts shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant's Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind. Unless the context requires otherwise, "Deferred Benefit Account" shall mean the aggregate balance of all accounts of a Participant.

     2.9 Determination Date. "Determination Date" means the date on which the amount of a Participant's Deferred Benefit Account is determined as provided in Article VI hereof. The last day of each calendar month shall be a Determination Date.

     2.10 Disability. "Disability" or "Disabled Participant" means a physical or mental condition of a Participant resulting in a determination of disability for purposes of receiving benefits under the Employer Long-Term Disability Insurance Plan.

     2.11 Early Retirement Date. "Early Retirement Date" means the date on which the Participant actually terminates employment following the first day of the month coincidental with or next following a Participant's attainment of age fifty-five (55), but prior to his Normal Retirement Date.

     2.12 Employer. "Employer" means Sprint Corporation, any successor to the business thereof or any affiliate or subsidiary designated by the Board.

     2.13  Internal Revenue Code. "Internal Revenue Code" means
Internal Revenue Code of 1986, as amended or supplemented from time to time. References to any section of the Internal Revenue Code shall be to that section as it is renumbered, amended, supplemented or re-enacted.

     2.14 Interest Yield. "Interest Yield" means with respect to any calendar month the Termination Interest Yield or the Retirement
Interest Yield as defined below:

          (a) Termination Interest Yield. The "Termination Interest Yield" means (1)in the case of balances in Account AA, the composite yield on Moody's Seasoned Corporate Bond Yield Index for the preceding calendar month as determined from Moody's Bond Record published by Moody's Investors Services, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Company, and (2) in the case of balances in Account A, the greater of (i) the prime rate in effect at Citibank, N.A. at the opening of business on the first business day of the month, or if said bank, for any reason, no longer publishes its prime rate, the prime rate similarly determined of another major bank selected by the Company and (ii) six percent per annum.

          (b) Retirement Interest Yield. The "Retirement Interest Yield" means (1) in the case of balances in Account AA, three percentage points over the Termination Interest Yield, and (2) in the case of balances in Account A, the Termination Interest Yield.

     2.15 Normal Retirement Age. "Normal Retirement Age" means the time at which a Participant attains age sixty-five (65).

     2.16 Normal Retirement Date. "Normal Retirement Date" means the first day of the month coincidental with or next following a Participant's Normal Retirement Age.

     2.17 Participant. "Participant" means any individual who is designated by the Company in accordance with paragraph 4.1 to participate in this Plan and who elects to participate by filing a Participation Agreement as provided in Article IV.

     2.18 Participation Agreement. "Participation Agreement" means the agreement, in a form prescribed by the Company, filed by a Participant prior to the beginning of the first period in which the Participant's Compensation is to be deferred pursuant to the Plan and the Participation Agreement. A new Participation Agreement shall be filed by the Participant for each separate Base Salary deferral election and for each Annual Incentive Compensation and Long-Term Incentive Compensation deferral election not accompanying a Base Salary deferral election.

     2.19 Pension Make-Up Benefit. "Pension Make-Up Benefit " means the benefit described under paragraph 5.2(b).

     2.20 Pension Make-Up Compensation. "Pension Make-Up compensation" means the sum of (a) compensation as determined under the Retirement Plan and (b) Base Salary and Annual Incentive
Compensation which are actually deferred under this Plan.

     2.21  Plan. "Plan" means the Sprint Corporation Executive
Deferred Compensation Plan as set forth in this document. This Plan is the successor to, and comprises an amendment and revision of, the United Telecommunications, Inc. 1985 Executive Deferred Compensation Plan adopted February 12, 1985.

     2.22 Plan Administrator. "Plan Administrator" means the person appointed by the Company to represent the Company in the administration of this Plan.

     2.23 Plan Year. "Plan Year" means a twelve month period commencing May 1st and ending the following April 30th. The first Plan Year shall commence on May 1, 1985.

     2.24  Retirement Plan. "Retirement Plan" means the Sprint
Retirement Pension Plan, as amended from time to time.

     2.25 Share Unit. "Share Unit" means a measure of participation under the Plan having a value based on the market value of a share of common stock of the Company.

     2.26 Spouse. "Spouse" means a Participant's wife or husband who was lawfully married to the Participant upon the Participant's retirement, death or severance from service.

     2.27 Transition Date. "Transition Date" means May 1, 1990.

                               ARTICLE III
                             ADMINISTRATION

     3.1 Plan Administrator; Company and Committee; Duties. This Plan shall be administered by the Committee. The Committee shall consist of not more than five persons appointed by the Board. The Committee may be a consolidated Committee administering other benefit plans of the Company in addition to this Plan. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. The Committee may appoint a Benefit Administrative Committee and a Plan Administrator. The Committee may delegate its duties for the day-to-day operations of the Plan to the Plan Administrator and other duties to the Benefit Administrative Committee. Members of the Committee, the Benefit Administrative Committee and the Plan Administrator may be Participants under this Plan.

     3.2 Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied, the Plan Administrator shall so notify the Participant or Beneficiary within 90 days after receipt of the claim. The notice of denial shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and
(d) an explanation of the claims review procedure. The decision or action of the Plan Administrator shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 3.3 hereof.

     3.3 Review of Claim. Within 60 days after the receipt by the Participant or Beneficiary of notice of denial of a claim, the Participant or Beneficiary may (a) file a request with the Benefit Administrative Committee that it conduct a full and fair review of the denial of the claim, (b) review pertinent documents and (c) submit questions and comments to the Committee in writing.

     3.4 Decision After Review. Within 60 days after the receipt of a request for review under Section 3.3, the Committee shall deliver to the Participant or Beneficiary a written decision with respect to the claim, except that if there are special circumstances (such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days upon notice to the Participant or Beneficiary to that effect. The decision shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall (a) include the specific reason or reasons for the decision and (b) contain a specific reference to the pertinent
Plan provisions upon which the decision is based.

                               ARTICLE IV
                              PARTICIPATION

     4.1 Participation. Participation in the Plan shall be limited to executives having a job grade level of E14 or above who elect to participate in the Plan by filing a Participation Agreement with the Company. Except as provided below, a Participation Agreement must be filed prior to the April 15th immediately preceding the Plan Year in which the Participant's participation under the agreement will commence, and the election to participate shall be effective on the first day of the Plan Year following receipt by the Company of a properly completed and executed Participation Agreement. A Participant in the Plan, who is also a participant in the Employer's 1975 Executive Deferred Compensation Plan, may elect to transfer to this Plan all, and not less than all, of the dollar value of his Account A and the dollar value of his Account B under the 1975 Plan. Such election shall be made by delivering to the Company a properly executed Participation Agreement; such an election must be made when the Participant is first eligible for the 1985 Plan.

     4.2 Minimum and Maximum Deferral and Length of Participation. A Participant may elect in any Participation Agreement to defer a portion of his Compensation. However, a Participant may not defer his Annual Incentive Compensation or his Long-Term Incentive Compensation unless the Participant also defers a portion of his Base Salary. The minimum and maximum amounts that may be deferred under any single Participation Agreement shall be in $100 units and shall be as follows:

                        Minimum Deferral        Maximum Deferral


With respect to initial
Base Salary Deferrals   $300 per month          50% of Base Salary

Subsequent Base Salary
Deferrals               $100 per month          50% of Base Salary

With respect to Annual  25% of Annual           100% of Annual
Incentive Compensation  Incentive Compensation  Incentive Compensation

With respect to Long-   25% of Long-Term         100% of Long-Term
Term Incentive          Incentive Compensation   Incentive
Compensation                                     Compensation


          (a) With respect to Base Salary deferrals, the dollar amount of deferral elected in each Participation Agreement shall be the amount of Base Salary that will be deferred in each month subject to the Participation Agreement. Each Participation Agreement shall apply to the Participant's Base Salary payable over a period (1) for Participation Agreements first effective before the Transition Date, of either four or eight Plan Years, or (2) for Participation Agreements first effective on or after the Transition Date, one Plan Year (or, in either case, until the Participant's retirement, whichever occurs first), commencing with the Plan Year immediately following the Plan Year in which the respective Participation Agreement is filed. The fixed dollar amount of Base Salary deferral applicable over a deferral period shall not be changed by virtue of a change in Base Salary alone.

          (b) With respect to Annual Incentive Compensation or Long-Term Incentive Compensation deferrals, the deferral percentage selected in each Participation Agreement shall apply only to the Participant's Annual Incentive Compensation or Long-Term Incentive Compensation paid in the Plan Year immediately following receipt of the respective Participation Agreement.

          (c) From time to time, the Company may increase or decrease the minimum and maximum deferrals set forth above as well as the period for which the deferrals are effective by giving reasonable written notice to the affected Participants. Such changes shall be effective for all Participation Agreements filed thereafter.

          (d) A Participant's election to defer Compensation shall be irrevocable upon the filing of the respective Participation Agreement; provided, however, that the deferral of Compensation under any Participation Agreement may be suspended or amended as provided in paragraphs 7.5 or 9.1.

     4.3 Additional Participation Agreements. A Participant may enter into additional Participation Agreements by filing a Participation Agreement with the Company prior to April 15th of any calendar year, stating the amount that the Participant elects to have deferred. Such additional agreements shall be effective as to Compensation paid in Plan Years beginning after the last day of the Plan Year in which the respective agreement is filed with the Company. Each additional Participation Agreement is subject to all of the provisions and requirements set forth in paragraph 4.2, including without limitation, the provisions relating to minimum and maximum deferral amounts and duration of the agreements; provided, that the minimum Base Salary deferral for each additional Participation Agreement shall be $1,200 per year. In addition, the aggregate amount of Base Salary that a Participant may have deferred under this Plan out of his Base Salary for any single Plan Year under all applicable Participation Agreements shall not exceed 50% of his Base Salary, excluding Incentive Compensation. In the event a Participant elects to defer Compensation for a new period, the new election shall be treated as an arrangement for which a separate Deferred Benefit Account shall be maintained and separate Deferred Benefits shall be payable.

                             ARTICLE V
                       DEFERRED COMPENSATION

     5.1 Elective Deferred Compensation. The amount of Compensation that a Participant elects to defer in the Participation Agreement executed by the Participant, with respect to each Plan Year of participation in the Plan, shall be credited by the Company to the Participant's Deferred Benefit Account throughout each Plan Year as the Participant is paid the non-deferred portion of Compensation for such Plan Year. The amount credited to a Participant's Deferred Benefit Account shall equal the amount deferred. To the extent that the Employer is required to withhold any taxes or other amounts from the employees' deferred wages pursuant to any state, federal or local law, such amounts shall be taken out of the portion of the Participant's Compensation which is not deferred under this Plan.

     5.2  Additional Amounts Under Savings Plan and Retirement Plan.

          (a) Savings Plan. Except for Participants who are officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, to the extent a Participant's deferral of Compensation under this Plan causes a reduction in the Company's contribution for the Participant under the Sprint Retirement Savings Plan, the Company shall credit the amount of any such reduction to the Participant's Deferred Benefit Account B. For such officers, such reduction shall be credited to Account A.

          (b) Retirement Plan. A Participant shall receive a Pension Make-Up Benefit from the Supplemental Executive Retirement Plan if the deferral of compensation under this Plan causes a reduction in the Participant's benefit under the Retirement Plan.

     5.3 Additional Payments. The Company also intends that supplemental payments shall be made at death, disability or termination of employment, as the case may be, for any reduction in benefits due to deferrals of Compensation under this Plan in respect of any of the Employer's life insurance or disability plans or Employee Stock Purchase Plan now in existence or adopted after the effective date of this Plan.

     5.4 Vesting of Deferred Benefit Account. A Participant shall be 100% vested in his/her Deferred Benefit Account.

                            ARTICLE VI
                     DEFERRED BENEFIT ACCOUNT

     6.1 Determination of Account. Each Participant's Deferred Benefit Account, as of each Determination Date, shall consist of the balance of the Participant's Deferred Benefit Account as of the immediately preceding Determination Date, plus the Participant's elective deferred compensation withheld since the immediately preceding Determination Date pursuant to paragraph 5.1 and plus amounts credited to the Participant's Deferred Benefit Account pursuant to paragraphs 6.4 and 6.5. The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.

     6.2 Type of Deferral. A Participant may elect to have any portion of the amount deferred credited to either Account A (fixed income return) or to Account B (Share Units). The initial election shall be made by a properly executed Participation Agreement. With respect to a Participation Agreement first effective before the Transition Date, an election to defer any amount to Account A shall be treated as an election to defer to Account AA, except as set forth below. A separate Deferred Benefit Account shall be maintained for a Participant's Account A, B, AA, and BB.

     An election to change the apportionment of deferred amounts between Accounts A and B may be made by a Participant filing with the Plan Administrator a revised Participation Agreement indicating such change on or before April 15th of each calendar year. The revised Participation Agreement shall be deemed a continuation of the initial Participation Agreement to which it relates for purposes of complying with the provisions of paragraphs 4.2 and 4.3 relating to the minimum and maximum deferrals and duration of the Participation Agreement. The revised Participation Agreement shall be effective for Plan Years beginning after the date it is filed.

     Deferrals in such Plan Years shall be credited in accordance with the election of the revised Participation Agreement, provided, however, that an election to allocate a portion of deferrals to Account A in excess of the portion allocated in the Participation Agreement to be deferred into the fixed income account as of May 1, 1989, shall be deemed to be an election by the Participant to allocate to Account AA a portion of deferrals equal to the portion so allocated to the fixed income account on May 1, 1989, and to allocate to Account A the portion in excess of such portion.

     6.3 Accounts AA and BB. As of the start of business on the Transition Date, all amounts standing to the credit of each Participant in Account A shall be transferred to an Account AA. As of the start of business on the Transition Date, amounts standing to the credit of each Participant in Account B that are attributable to prior transfers from Account A into Account B shall be transferred to an Account BB. The amount of such transfers shall be an amount equal to the sum of the dollar amount of all transfers from Account A to Account B during the period beginning on the effective date of the Participation Agreement and ending on the Transition Date. For all purposes of this Plan, except as otherwise noted in this Plan, Account AA shall be treated in the same manner as Account A, and Account BB shall be treated in the same manner as Account B. Compensation earned by employees on or after the Transition Date subject to deferral under a Participation Agreement first effective before the Transition Date shall be credited to Accounts AA and B (in accordance with the Participant's election to allocate such deferrals to Accounts A or B, respectively, in such Participation Agreements) for such Participation Agreement.

     6.4 Accounts A and AA. As of each Determination Date, the Participant's Deferred Benefit Accounts A and AA shall be increased by the amount of interest earned since the preceding Determination Date. Interest on Accounts A and AA shall be based upon the Interest Yield defined in paragraph 2.14. For Account AA, a Retirement Deferred Benefit Account shall be maintained and increased at the rate specified by the Retirement Interest Yield and a Termination Deferred Benefit Account shall be maintained and increased at the rate specified by the Termination Interest Yield. Interest shall be credited on the mean average of the balances of the Deferred Benefit Account on the Determination Date (before crediting the interest) and on the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions or distributions to be credited or deducted for each such day.

     6.5 Accounts B and BB. The monthly amount to be credited to the Participant's Deferred Benefit Account B or BB shall be converted into Share units, or fractions thereof, by dividing the amount to be credited by the market value of a share of the Employer's common stock on the Determination Date. Two sub-accounts shall be maintained for Account BB: a Retirement Deferred Benefit Account shall include the transfer from Account B into Account BB described in paragraph 6.3 plus amounts transferred from the Account AA Retirement Deferred Benefit Account, if any, plus additions pursuant to subparagraphs (a) and (b) of this paragraph; a Termination Deferred Benefit Account shall include the transfer from Account B into Account BB described in paragraph 6.3 plus amounts transferred from the Account AA Termination Deferred Benefit Account, if any, plus additions pursuant to subparagraphs (a) and (b) of this paragraph. The market value of a share of the Company's common stock for purposes other than distributions from

     Accounts B and BB shall be the closing price for such stock as reported by the New York Stock Exchange on the Determination Date. If no common shares were traded on that date, the immediately preceding day on which trading occurred shall be used.

          (a) For all Participants except Participants subject to liability under Section 16 of the Securities Exchange Act of 1934, when a dividend is declared and paid by the Company on its common stock, an amount shall be credited to the Participant's Accounts B and BB as though the same dividend had been paid on the Share Units in such accounts as of the Determination Date immediately preceding the declaration of the dividend, and such amount shall be converted to Share Units. Such amount shall be valued as of the Determination Date immediately preceding the declaration of the dividend.

          (b) For Participants subject to liability under Section 16 of the Securities Exchange Act of 1934, subparagraph (a) of this paragraph 6.5 shall apply to balances in Accounts B and BB as of April 30, 1991. With respect to Share Units resulting from deferrals or transfers from Account A or Account AA into Account B or Account BB on or after May 1, 1991 ("Post May 1, 1991 Share Units"), when a cash dividend is declared and paid by the Company on its common stock, an amount shall be credited to the Participant's Account A or Account AA, as appropriate, as though the same dividend had been paid on the Post May 1, 1991 Share Units as of the Determination Date immediately preceding the declaration of the dividend.

          (c) In the event of a stock dividend, stock split or other corporate reorganization involving the Employer's common stock, the Company shall make equitable adjustment to the number of Share units credited to a Participant's Accounts B and BB as may be necessary to give effect to such change in the Employer's capital structure.

          (d) Share Units in Accounts B and BB shall be converted to an equivalent dollar amount prior to any distribution thereof to a Participant pursuant to Article VII. For purposes of distribution, the value of a Share Unit shall be based upon the average market value of a share of the Company's common stock. Such average market value shall be based upon the closing price of the Company's common stock on the New York Stock Exchange on the last day (or, if no share traded on such day, the immediately preceding day on which shares traded) for each of the twelve calendar months preceding the date of distribution. If a Participant elects payment in other than a lump sum, Share Units shall be converted to a dollar amount only with respect to each distribution. During the period of distribution, dividends and other equitable adjustments shall be credited to the Participant's Accounts B and BB in accordance with paragraphs 6.5(a). 6.5(b) and 6.5(c). For such purposes, a Participant subject to liability under Section 16 of the Securities Exchange Act of 1934 immediately prior to the event that entitles the Participant to distribution shall be deemed subject to such liability during the period of distribution.

     6.6 Statement of Accounts. The Company shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance to the credit of such Participant in his Deferred Benefit Accounts A and B and in his Deferred Benefit Accounts AA and BB (showing separate calculations for each Interest Yield), and in each case, as of the last day of the preceding Plan Year.

     6.7 Transfer Between Accounts. Within the limitations of this paragraph 6.7, a Participant may elect, by executing an Account Transfer Request: (1) to transfer all or any portion of his Account A to Account B, (2) to transfer all or any portion of his Account B to Account A, (3) to transfer all or any portion of his Account AA to Account BB, and (4) to transfer all or any portion of his Account BB to Account AA. Such election shall be effective on the last day of the calendar month in which the Plan Administrator timely receives the Participant's executed Account Transfer Request.

          (a) Participants subject to liability under Section 16 of the Securities Exchange Act of 1934 may request any combination of the foregoing transfers no more than twice in any Plan Year, provided, however, that no such transfer may be made unless a period of at least six months shall have elapsed from the effective date of the most recent such transfer (whether it occurred in the current Plan Year or not) to the effective date of the current transfer.

          (b) Participants not described in paragraph 6.7(a) may make any combination of the foregoing transfers no more than four times in any Plan Year provided, however, that no such transfer may be made unless a period of at least three months shall have elapsed from the effective date of the most recent such transfer (whether it occurred in the current Plan Year or not) to the effective date of the current transfer.

                                ARTICLE VII
                                BENEFITS

     7.1 Benefit for Normal or Early Retirement and Termination After Age 55. Subject to paragraph 7.6 below, upon a Participant's (i) retirement after reaching the Normal Retirement Date, or (ii) retirement after reaching the Early Retirement Date, or (iii) termination of employment after attaining age 55, he shall be entitled to a Deferral Benefit equal to the amount of his Retirement Deferred Benefit Account determined under paragraph 6.1 hereof as of the Determination Date coincident with or immediately following such event.

     7.2 Termination of Employment Before Age 55. Upon any termination of service of the Participant before age 55 for reasons other than death or Disability, the Employer shall pay to the Participant, as compensation earned for services rendered prior to his termination of service, a Deferral Benefit equal to the amount of his Termination Deferred Benefit Account determined under paragraph 6.1 hereof. The Termination Deferred Benefit Account of a Participant whose employment has terminated shall be paid in a single sum to the terminated Participant within 30 days following termination of employment, if the aggregate balance of the Deferred Benefit Account(s) of such Participant is $20,000 or less. If such aggregate balance of a Participant's Deferred Benefit Account(s) is more than $20,000, payment shall commence pursuant to the Participant's election in the Participation Agreement.

     7.3 Death. If a Participant dies after the commencement of payments of his Deferral Benefit, his Beneficiary shall continue to receive the remaining installments of his Deferred Benefit Account in accordance with the Participant's election pursuant to paragraph 7.6.

     If a Participant dies while employed, prior to any payments of a Deferral Benefit, the aggregate amounts deferred under all Participation Agreements shall be determined as follows:

          (a) In the case of deferrals pursuant to a Participation Agreement first effective before the Transition Date:

               (1) Deferrals of Incentive Compensation shall be the Retirement Deferred Benefit Account value thereof.

               (2)  Deferrals of Base Salary pursuant to
          Participation Agreements requiring a total deferral of less than $15,000 per year allocated to Accounts A and AA pursuant to the Participation Agreement as revised on the date of the Participant's death shall be the greater of (I) the Retirement Deferred Benefit Account value thereof or
          (ii) ten times the amount of the elected annual Base Salary deferral.

               (3)  Deferrals of Base Salary pursuant to
          Participation Agreements requiring a total deferral of $15,000 or more per year allocated to Accounts A and AA pursuant to the Participation Agreement as revised on the date of the Participant's death shall be determined as follows: (i) that portion of the deferral which totals $15,000 per year shall be the greater of (x) the Retirement Deferred Benefit Account value thereof and (y) ten times the amount of the elected annual Base Salary deferral, and
          (ii) the portion of such deferral which is in excess of $15,000 per year shall be the Retirement Deferred Benefit Account value of such excess.

               (4) Deferrals allocated to Accounts B and BB shall be the Retirement Deferred Benefit Account value thereof.

          (b) In the case of deferrals pursuant to a Participation Agreement first effective on or after the Transition Date, the aggregate amount of all deferrals shall be the Retirement
     Deferred Benefit Account value of Accounts A and B.

          The Deferral Benefit shall be payable as provided for in paragraph 7.6.

          The Deferral Benefit provided above shall be in lieu of all other benefits under this Plan.

     7.4 Disability. In the event of Disability, as defined in paragraph 2.10, while employed by the Employer, prior to the completion of all deferrals provided for under a Participation
Agreement, the Employer shall credit to the disabled Participant's Deferred Benefit Account an amount equal to the amount of the Participant's Agreement to defer during such period of Disability, but not beyond the period elected.

     In the event of Disability prior to termination of employment or the Normal Retirement Date, the disabled Participant, unless he otherwise elects under this paragraph, shall be entitled to the amount in his Retirement Deferred Benefit Account (rather than his Termination Deferred Benefit Account) determined under paragraph 6.1 as of the Determination Date next following such Disability, with payments to commence upon attainment of the Participant's Normal Retirement Date in the form specified in paragraph 7.6(a)(2) and/or 7.6(a)(3) over a 15 year period. Before payments commence under the preceding sentence, a Disabled Participant may elect, subject to Committee approval upon good cause shown: (i) to accelerate commencement of the payments to any earlier date, but not sooner than 60 days after the onset of Disability and/or (ii) to change the form of payment permitted under paragraph 7.6(a).

     7.5 Suspension of Participation/Failure to Continue Participation. The Committee, in its sole discretion, may suspend the deferral of a Participant's Compensation upon the advanced written request of a Participant on account of financial hardship suffered by that Participant. A Participant must file any request for such suspension on or before the 15th day preceding the regular payment date on which the suspension is to take effect. The Committee, in its sole discretion, shall determine the amount, if any, that will not be deferred by the Participant as a result of the financial hardship.

     The suspension of any deferrals under this paragraph shall not affect amounts deferred with respect to periods prior to the effective date of the suspension. A Participant whose deferrals are suspended may not execute a subsequent Participation Agreement that would take effect prior to the beginning of the third Plan Year following the close of the Plan Year in which the suspension first took effect.
     In the event the Participant ceases to remain a member of the class of employees who are eligible to participate in this Plan, the Participant may elect to suspend the amount of any remaining deferral commitment in the same manner as described for other suspensions in this paragraph, except that Committee approval shall not be required.

     7.6  Form of Benefit Payment

          (a) Upon the happening of an event described in paragraphs 7.1, 7.2, 7.3 or 7.4 above, the Employer shall pay to the Participant or his Beneficiary the amount specified therein in one of the following forms as elected by the Participant in the Participation Agreement filed by the Participant:

               (1) A lump sum payment at a time designated in the Participation Agreement but no later than the Participant's Normal Retirement Date.

               (2) With respect to balances in Accounts A and AA, an annual payment of a fixed amount which shall amortize the Deferred Benefit Account balance in equal annual payments of principal and interest over a period from 2 to 20 years. For purposes of determining the amount of the annual payment, the assumed rate of interest on Accounts A and AA shall be the average of the applicable Interest Yield as of each Determination Date for the 60 months preceding the initial annual installment payment.

               (3) With respect to balances in Accounts B and BB, an annual payment over a period from 2 to 20 years. Each payment shall be the value (as determined pursuant to paragraph 6.5 [d]) of the number of Share Units equal to
          (i) the number of Share Units in the accounts on the Determination Date immediately following the event described in paragraph 7.1, 7.2, 7.3 or 7.4, divided by
          (ii) the number of annual installments elected.

               (4) A Participant may change the form in which his benefits shall be paid by filing a revised Participation Agreement indicating such change prior to attaining age 60 and at least 13 months prior to the date upon which the payments to be made are determined. Such revised Participation Agreement shall be deemed a continuation of the initial Participation Agreement to which it relates for purposes of complying with the provisions of paragraphs 4.2 and 4.3 relating to the minimum and maximum deferrals and duration of Participation Agreements. No such revised Participation Agreement shall change the amount elected to be deferred in the original Participation Agreement, nor the time elected for commencement of benefit payments.

          (b) In the absence of a Participant's election under subparagraph 7.6(a), benefits shall be paid in the form specified in subparagraph 7.6(a)(2) and/or 7.6(a)(3) over a 15 year period, except as provided in paragraph 7.2. In the event of a Disabled Participant, payment shall be in the form described in paragraph 7.4.

     7.7 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes required to be withheld from an employee's wages for the federal or any state or local government.

     7.8 Commencement of Payments. Unless otherwise provided, payments under this Plan shall begin within 60 days following receipt of notice by the Plan Administrator of an event which entitles a Participant (or a Beneficiary) to payments under this Plan, or at such earlier date as may be determined by the Company pursuant to the terms of the plan. All payments shall be made as of the first day of the month.

                           ARTICLE VIII
                      BENEFICIARY DESIGNATION

     8.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan.

     8.2 Amendments. Any Beneficiary Designation may be changed by a participant by the written filing of such change on a form prescribed by the Company. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

     8.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

               (a)  The surviving Spouse;

               (b) The Participant's children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

               (c)  The Participant's personal representative
          (executor or administrator).

     8.4 Effect of Payment. The payment to the deemed Beneficiary shall completely discharge the Employer's obligations under this Plan.

                            ARTICLE IX
                 AMENDMENT AND TERMINATION OF PLAN

     9.1 Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account at the time of such amendment.

     9.2 Employer's Right to Terminate. The Board may at any time terminate the Plan with respect to new elections to defer if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. The Board may also terminate the Plan in its entirety at any time, and upon any such termination, each Participant (a) who is then receiving a Deferral Benefit shall be paid in a lump sum, or over such period of time as determined by the Company, the then remaining balance in his Deferred Benefit Account, and (b) who has not received a Deferral Benefit shall be paid in a lump sum, or over such period of time as determined by the Company, the balance in his Deferred Benefit Account.

                                ARTICLE X
                              MISCELLANEOUS

     10.1 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer ('Policies'). Such Policies or other assets of the Employer shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. Any and all of the Employer's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

     10.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

     10.3 Not a Contract of Service. The terms and conditions of this Plan shall not be deemed to constitute a contract of service between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

     10.4 Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

     10.5 Applicable Law. The Plan, and any Participation Agreement related thereto, shall be governed by the laws of the State of Kansas, without regard to the principles of conflicts of law.

     10.6 Alcatel Employees. Employees who transferred to the joint venture with Alcatel, N.V. (the "Joint Venture") December 31, 1993, shall not be deemed a retirement or termination of employment. When such transferred employees retire or terminate employment with the Joint Venture (other than by reason of a transfer to employment with the Company or an affiliate of the Company), or if prior to such retirement or termination of employment, the Company ceases to own at least a 49 percent interest in the Joint Venture (or such lesser percentage as determined by the Organization and Compensation Committee of the Company), the transferred employees shall be considered to have retired or terminated employment.




                                                  Exhibit (10)(w)

                       CENTEL CORPORATION
                    CENTEL STOCK OPTION PLAN
         (Amended and Restated as of February 18, 1995)

1.   Purpose of Plan.  The purpose of the Centel Stock Option
     Plan (the Plan) is to promote the long-term financial
     interests of the Company and its subsidiaries by:

     (a) providing an incentive for key management employees to maximize the long-term value of Centel Common Stock and otherwise act in the best interest of Centel shareowners;

     (b) providing management with the opportunity to acquire a greater stake in the future of the Company and its subsidiaries through stock ownership;

     (c) attracting, retaining and rewarding highly qualified executives and managers who will contribute in exceptional ways to the long-term financial success of the Company and its subsidiaries; and

     (d) tying compensation of key management employees more closely with the performance of Common Stock.

2. Definitions. The following words and phrases have the respective meanings indicated below unless a different meaning is plainly implied by the context.

     (a) "Administrative Committee" means a committee of management employees which, pursuant to Section 4, has been appointed by the Board Committee and authorized to assume designated responsibilities and perform designated functions.

     (b) "award" means the grant of stock options or stock appreciation rights (SARs) to an eligible employee pursuant to this Plan.

     (c)  "Board Committee" means the Organization and
          Compensation Committee of the Board of Directors of Sprint.

     (d) "Common Stock" or "stock," or "shares" means shares of common stock of Sprint.

     (e) "Company" means Centel Corporation, a Kansas corporation and its successors.

     (f)  "date of award" means the date designated by the Board
          Committee for the award of stock options or SARs which have been approved by the Board Committee to be awarded pursuant to this Plan.

     (g) "eligible employee" means any management employee of the Company or of a subsidiary of Sprint who is designated by the Board Committee as a key employee eligible to receive an award of options or SARs under this Plan.

     (h)  "Exchange Act" means the Securities Exchange Act of
          1934. References to a particular section or, or rule under, the Exchange Act shall include references to successor provisions.

     (i)  "Insider" means any participant who is subject to
          Section 16 of the Exchange Act with respect to the equity securities of Sprint.

     (j) "letter of agreement" means a letter from the Board Committee, or from the Administrative Committee or Administrative Committee member acting on behalf of the Board Committee, to an employee, indicating that the employee is a participant in the Centel Stock Option Plan, the number of shares subject to option or SAR to be granted to the participant, the option price, the date or dates when such option or SAR may be exercised, and other provisions consistent with the Plan.

     (k) "market value" of Common Stock on any date means the average of the high and low prices of the Common Stock for composite transactions as published by major newspapers for that date or, if no sale of the Common Stock shall have been made on that date, such average price on the next preceding date on which there was a sale.

     (l) "Non-Insider" means any participant who is not an Insider.

     (m) "participant" means any person who has been awarded options or SARs pursuant to this Plan.

     (n)  "Plan" means the plan set forth in this Centel Stock
          Option Plan, as it may be amended from time to time, and known as the "Centel Stock Option Plan."

     (o) "retirement" means cessation of employment with the Company, Sprint and all subsidiaries after a participant has attained age fifty-five under circumstances that would result in the participant having a vested interest under the Centel Retirement
          Benefit Plan or successor Sprint plan if the participant were a participant in that plan.

          "normal retirement" means retirement after a participant has attained age sixty-five; "early retirement" means retirement before a participant has attained age sixty-five.

     (p)  "SEC" means the Securities and Exchange Commission.

     (q) "Sprint" means Sprint Corporation, a Kansas corporation, and its successors.

     (r) "stock appreciation right" or "SAR" is a right granted to a participant to receive a payment in cash or in shares of Common Stock or in a combination of cash and shares equal in value to the increase in the market value of the Common Stock from the date of grant of such SAR to the date of exercise with respect to the shares represented by such SAR. The election to receive either cash or shares, or a combination of cash and shares, is made by the participant.

     (s) "stock option" or "option" is a right granted to a participant to purchase a designated number of shares of Common Stock at a stated price for a stated period of time. The participant may exercise that right according to Section 8 of the Plan as to all or a portion of the shares at a specified time or times. Stock options granted under this Plan are not intended to qualify as incentive stock options under Internal Revenue Code Section 422A.

     (t) "subsidiary" means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company or Sprint.

     (u) "tandem grant" means an option and an SAR granted in combination such that both cover the same shares. Either the option or the SAR may be exercised for all or any portion of the shares. By exercising the option for a given number of shares, the right to exercise the tandem SAR for that number of shares is canceled and vice-versa.

     (v) "total disability" of a participant means the participant would be eligible to receive disability benefits under the Centel Corporation Group Welfare
          Plan or similar Sprint plan if the participant were a participant in that plan.

3.   Administration of Plan.

     (a)  This Plan shall be administered by the Board Committee.

     (b) The Board Committee shall have full authority and discretion to adopt rules and regulations and prescribe or approve the forms to carry out the purposes and provisions of this Plan. The Board Committee's interpretation and construction of any provision of this Plan or any option or SAR granted hereunder shall be binding and conclusive, unless otherwise determined by the Board.

4.   Appointment of Administrative Committee.

     (a)  The Board Committee may appoint an Administrative
          Committee to:

          (1) construe this Plan and make equitable adjustments for any mistakes, omissions, or errors made in the administration of this Plan;

          (2) adopt such rules and regulations as may be deemed reasonably necessary for the proper and efficient administration of this Plan consistent with its purposes;

          (3) enforce this Plan in accordance with its terms and with the rules and regulations adopted for the Plan; and

          (4)  do all other acts which in the Administrative
               Committee's reasonable judgment are necessary or desirable for the proper and advantageous administration of this Plan consistent with the Plan's purposes.

     (b) No member of the Administrative Committee who is a participant in the Plan shall act on any matter that has particular reference to such member's own interest under this Plan.

5. Eligibility. The Board Committee shall from time to time determine the key management employees of the Company (including officers and directors of the Company who are also employees) and subsidiaries who shall be participants in this Plan.

6. Shares Subject to Plan. Subject to adjustment as provided in Section 21, the aggregate number of shares subject to options or SARs granted by the Board Committee under this Plan shall be less than 2,534,450 shares of Common Stock of Sprint, par value $2.50 per share (the shares), which may be treasury shares reacquired by Sprint or authorized and unissued shares, or a combination of both.

7. Option Price. The option price per share under each option granted by the Board Committee shall be not less than 100% of the market value per share on the date an option is granted, but in no event shall the option price be less than the par value per share.

8.   Exercise of Options.

     (a) Terms. Each option granted under this Plan shall be exercisable on the dates and for the number of shares as shall be provided in a letter of agreement between the Company and the participant evidencing the option granted by the Board Committee and the terms thereof. However, subject to Sections 13, 14, 15, 16, and 17, no option shall become exercisable until six months after its date of award.

     (b) Exercise and Payment of Exercise Price. Shares shall be issued to the participant pursuant to the exercise of an option only upon receipt by Sprint from the participant of written notice of exercise, specifying the number of shares with respect to which the option is being exercised, accompanied by payment in full either in cash or by a single exchange of shares of Common Stock of Sprint previously owned by the optionee, or a combination of both, in an amount or having a combined value equal to the aggregate purchase price for the shares subject to the option or portion thereof being exercised. The value of the previously owned shares of Common Stock exchanged in full or partial payment for the shares purchased upon the exercise of an option shall be equal to the aggregate market value, as defined in Section 2, of such shares on the date of the exercise of such option. Certain optionees may use restricted stock as payment for the exercise price in accordance with paragraph (f) of this
          Section 8. In that event, market value of the shares of restricted stock will be determined as if the shares were not restricted. Previously owned shares acquired via prior exercise of a stock option granted under this Plan shall not be accepted in full or partial payment for shares purchased upon the exercise of an option unless such previously owned shares have been held by the participant for at least six months subsequent to such prior exercise.

     (c) Effect on Tandem Grants. If the option was granted in a tandem grant (as defined in Section 2) with an SAR, then exercise of such option with respect to a stated number of shares shall cancel the right to exercise the tandem SAR with respect to the same number of shares.

     (d) Stock Withholding Election. When federal, state and local income taxes are required to be withheld ("Tax Withholding Obligations") in connection with the exercise of a stock option, or upon the lapse of restrictions on restricted stock received upon the exercise of an option (the date on which income is recognized in connection with any such exercise or lapse of such restrictions hereinafter referred to as the "Tax Date"), the optionee may elect to make payment for Tax Withholding Obligations by one or both of the following methods:

          (i) delivering part or all of the payment in previously-owned unrestricted shares (which shall be valued at market value on the Tax Date) held for at least six months, whether or not received through the prior exercise of a stock option; or

          (ii) requesting Sprint to withhold from those shares that would otherwise be received upon exercise of the option, or upon the lapse of restrictions, a number of shares having a market value (as defined herein) on the Tax Date equal to the amount to be withheld.

          Such election is irrevocable. Any fractional share amount, Social Security taxes, Medicare taxes and any additional withholding not paid by the withholding of shares must be paid in cash. If no timely election is made, cash must be delivered to satisfy all Tax Withholding Obligations.

               Insiders making an election pursuant to (i) or
          (ii) of the immediately preceding paragraph must do so:
          (a) at least six months after the date of grant of the option; and (b) within a "window period" as defined in Rule 16b-3(e)(3) under the Exchange Act (such period a "Quarterly Window Period" and such election a "Quarterly Window Period Election") or at least six months in advance of the Tax Date. An election by an Insider to deliver stock or have stock retained to satisfy tax obligations is subject to the approval of the Board Committee and to such rules as the Board Committee may from time to time adopt.

     (e)  Quarterly Window Period Elections.

          (i) A Quarterly Window Period Election made pursuant to paragraph (d) of this Section 8 or paragraphs
               (c) or (e) of Section 9 becomes effective when made, if made during a Quarterly Window Period, or as of the first day of the next Quarterly Window Period, if not made during a Quarterly Window Period.

          (ii) A Quarterly Window Period Election may be revoked by making a new Quarterly Window Period Election which (A) changes the previous Quarterly Window Period Election and (B) becomes effective (in accordance with Section 8(e)(i)) before the exercise of the option or SAR, as applicable, to which the new election relates. The new Quarterly Window Period Election may, in turn, be revoked in accordance with this clause (ii).

          (iii) A Quarterly Window Period Election may be either a specific election or a standing election. A specific election is effective only with respect to the first exercise of options or SARs, as applicable, after the election becomes effective. A standing election that has become effective remains effective with respect to all subsequent exercises of options or SARs, as applicable, until the election is revoked in accordance with Section 8(e)(ii).

     (f) Restricted Stock. Certain optionees, as determined by the Board Committee, may elect to receive restricted shares upon payment for the exercise of an option in the form of unrestricted common stock. The optionee will receive the same number of unrestricted shares as the number of shares surrendered to pay the exercise price, while the shares received in excess of the number surrendered to pay the exercise price may be restricted. Such optionees may also elect to deliver restricted shares of Sprint common stock in payment of the exercise price notwithstanding restrictions on transferability to which such shares are subject. Sprint shall be authorized to issue restricted shares of common stock upon such exercises of stock options, subject to the following conditions:

          (i) The optionee shall elect a vesting period for the restricted common stock to be received upon exercise of the option of between six (6) months and ten (10) years, subject to rules and procedures established by the Corporate Secretary of Sprint, but in no event may an optionee elect a vesting period shorter than the period provided in paragraph (iv) of this paragraph (f).

          (ii) The optionee who receives the restricted stock may not sell, transfer, assign, pledge, or otherwise encumber or dispose of shares of restricted stock, except in payment of the exercise price of a stock option issued by the Company or Sprint, until such time as all restrictions on such stock have lapsed.

          (iii) An optionee who elects to receive restricted common stock upon an exercise shall have the right to satisfy tax withholding obligations in the manner provided in paragraph (d) of this Section 8.

          (iv) Restricted common stock received in such an exercise or from an election to receive a Long-Term Incentive Plan payout in restricted stock, or any Restricted Stock Award granted pursuant to the Long-Term Stock Incentive Program, shall be eligible for use in payment of the exercise price of a stock option, so long as all the shares received as a result of such an exercise are restricted for a period at least as long as, and with terms at least as restrictive as the terms of, the restricted common stock used in payment.

          (v) The shares of restricted common stock received in an exercise of a stock option that continue to be restricted shall be forfeited in the event that vesting conditions are not satisfied, subject to the discretion of the Board Committee, except in the case of death, disability, normal retirement, or involuntary termination for reasons other than cause, in which case all restrictions lapse; provided, however, that in no event shall restrictions lapse if the restrictions on shares used to pay for the exercise have not lapsed under the same conditions. If restricted shares are forfeited, the optionee or his representative shall sign any document and take any other action required to assign said restricted shares back to Sprint.

          (vi) The optionee will have all the rights of a stockholder with respect to shares of restricted stock received upon the exercise of an option, including the right to vote the shares of stock and the right to dividends on the stock. Unless alternate procedures are established, the shares of restricted stock will be registered in the name of the optionee and the certificates evidencing such shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the award and shall be held in escrow by Sprint. The optionee shall execute a stock power or powers assigning the shares of restricted stock back to Sprint, which stock powers shall be held in escrow by Sprint and used only in the event of the forfeiture of any of the shares of restricted stock. A certificate evidencing unrestricted shares of common stock shall be issued to the optionee promptly after the restrictions lapse on any restricted shares.

          (vii) The Corporate Secretary of Sprint shall have the discretion and authority to establish any rules in connection with the use of restricted stock, including but not limited to regulating the timing of the lapse of restrictions within the six-month to ten-year period and prescribing election forms as the Corporate Secretary of Sprint deems necessary or desirable for the orderly administration of such exercises.

9.   Exercise of SARs.

     (a) Terms. Each SAR granted under this Plan shall be exercisable on the dates and for the number of shares as shall be provided in a letter of agreement between the Company and the participant evidencing the SAR granted by the Board Committee and the terms thereof. However, subject to Sections 13, 14, 15, 16, and 17, no SAR shall become exercisable until six months after its date of award.

     (b) Exercise by Non-Insider Participants. Cash or shares (at the election of the Non-Insider) shall be issued to the Non-Insider pursuant to the exercise of an SAR upon the receipt by Sprint from the Non-Insider of written notice that an SAR is being exercised.

     (c) Exercise by Insider Participants. An Insider may exercise an SAR by delivery to Sprint of written notice of exercise, which notice includes, or is preceded by, the Insider's election to receive cash or stock. If the Insider elects to receive Common Stock, the SAR may be exercised only pursuant to a Quarterly Window Period Election; provided, however, that an Insider's election to receive stock may be made at any time if the Board Committee determines, with the advice of counsel, that the implementation of this proviso does not require shareholder approval pursuant to SEC Rule 16b-3(b). If the Insider elects to receive cash, (i) such election must be a Quarterly Window Period Election and (ii) the SAR may be exercised only during a Quarterly Window Period. Any such election by an Insider to receive cash shall be subject to the approval of the Board Committee in its sole discretion at any time after such election.

     (d) Effect on Tandem Grants. If an SAR was granted in a tandem grant (as defined in Section 2) with an option, then exercise of such SAR with respect to a stated number of shares shall cancel the right to exercise the tandem option with respect to the same number of shares.

     (e) Withholding. Participants may elect to have all or a portion of the cash or shares to be received from exercising an SAR retained by Sprint in order to exercise a stock option, or to satisfy Tax Withholding Obligations in respect of an exercise of an option or SAR; provided, however, that an Insider may elect to have all or a portion of the shares to be received from exercising an SAR retained by Sprint to satisfy Tax Withholding Obligations only if (i) such election is a Quarterly Window Period Election, and (ii) the SAR is exercised during a Quarterly Window Period. Any such election by an Insider that relates to the satisfaction of Tax Withholding Obligations shall be subject to the approval of the Board Committee in its sole discretion at any time after such election.

10. Term of Option or SAR. Each option or SAR granted hereunder shall be exercisable for not more than ten years from the date it is granted, after which the unexercised portion thereof shall expire.

11. Nontransferability of Option. No option or SAR granted under this Plan shall be transferable except by will or the laws of descent or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986. Each such option and SAR shall be exercisable during the participant's lifetime only by the participant.

12. Termination of Employment. Upon termination of employment of a participant for any reason other than retirement, total disability, death, sale or disposition of a business unit, or change in control (as defined in Section 17), all options and SARs previously granted to the participant, whether exercisable or unexercisable, shall be forfeited and canceled.

13.  Retirement of Participant.

     (a) Upon the normal retirement of a participant (after attaining age sixty-five), all options and SARs previously granted to the participant shall become fully exercisable, and may be exercised within a three-year period following the date of retirement, but in no event later than ten years from the date of grant of such options and SARs; provided, however, that an Insider may not exercise an option or SAR until at least six months after the date of award of such option or SAR, as applicable.

     (b) Upon the early retirement of a participant (prior to attaining age sixty-five), the portion of all options and SARs that the participant is then entitled to exercise may be exercised within a three-year period following the date of retirement, but in no event later than ten years from the date of grant of such options and SARs.

14. Total Disability of Participant. Upon the total disability of a participant (as defined in Section 2) all options and SARs previously granted to the participant shall become fully exercisable and may be exercised within a one-year period following the date the participant becomes totally disabled, but in no event later than ten years from the date of grant of such options and SARs; provided, however, than an Insider may not exercise an option or SAR until at least six months after the date of award of such option or SAR, as applicable.

15. Death of Participant. Upon the death of a participant, all options and SARs previously granted to the participant shall become fully exercisable by the legal representative of the deceased participant's estate and may be exercised within a one-year period following the date of the participant's death, but in no event later than ten years from the date of grant of such options or SARs.

16. Sale or Disposition of a Business Unit. Upon the termination of employment of a participant occurring as a result of the disposition by Sprint of a subsidiary, division or business unit, the Board Committee, or, except with respect to Insiders, the Administrative Committee, acting on behalf of the Board Committee, may determine the extent to which unexercisable options and SARs shall become exercisable, and the period of time, if any, following the date of disposition during which the participant may exercise such options and SARs; provided, however, than an Insider may not exercise an option or SAR until at least six months after the date of award of such option or SAR, as applicable.

17.  Change in Control.  Deleted.

18. Committee Discretion in the Event of Termination. Notwithstanding the provisions of Sections 12, 13, 14, and 15, if, upon termination of employment of the participant for any reason, the Board Committee, or, except with respect to Insiders, the Administrative Committee acting on behalf of the Board Committee, determines that it is in the best interest of Sprint, it may determine that all or a portion of the participant's unexercisable options and SARs may become exercisable, and that all or a portion of the participant's exercisable options and SARs may be exercised for a period of time following the date of the participant's termination of employment, but in no event later than ten years from the date of grant of such options or SARs.

19. Nonalienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits except such claims as may be made by the Company, Sprint or any subsidiary. If any participant or beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, such right or benefit shall, in the sole discretion of the Board Committee (or, except with respect to Insiders, the Administrative Committee acting on behalf of the Board Committee), cease, and in such event, the Company or Sprint shall hold or apply the same or any part thereof for the benefit of such participant or beneficiary, such person's spouse, children or other dependents, or any of them, in such manner and in such proportions as the Committee in its sole discretion shall determine.

20. Indemnification of Committee Members. In addition to such other rights of indemnification as any person may have as a director, officer or member of the Board Committee or Administrative Committee, each member of the Committees shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which such person may be a party by reason of any action taken or failure to act under or in connection with this Plan, and against all amounts paid by such person in settlement thereof (provided such settlement is approved by legal counsel selected or approved by the Company), or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, that such Committee member is liable for gross misconduct; provided that within 60 days after the institution of such action, suit or proceeding, such Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

21. Adjustment in Number of Shares and Option Price. In the event of any subdivision or combination of the outstanding shares of Sprint by reclassification or otherwise, or in the event of the payment of a stock dividend, a capital reorganization, a reclassification of shares, a consolidation or merger, or the sale, lease or conveyance of substantially all the assets of Sprint, the Board Committee shall make appropriate and equitable adjustments in the number and kind of shares with respect to which all outstanding options and SARs, or portions thereof then unexercised, shall be exercisable. Any such adjustment made by the Board Committee shall be final and binding upon all participants, Sprint, the Company and all other interested persons.

22. Compliance with Rule 16b-3. the intent of this Plan is to qualify for the exemption provided by Rule 16b-3 of the Exchange Act. To the extent any provision of the Plan does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative and shall not affect the validity of the Plan. In the event Rule 16b-3 is revised or replaced, the Board Committee, or the Administrative Committee acting on behalf of the Board Committee, may exercise discretion to modify this Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement.

23. Amendments and Discontinuance. The Board of Directors of the Company may alter, suspend or terminate this Plan; provided, however, that no such action shall increase the term of any option or SAR previously granted, or increase the number of shares available under the Plan (other than as provided in Section 21), or reduce the minimum option price per share as provided in Section 7, and provided further that no such action shall materially and adversely affect any outstanding options or SARs without the consent of the respective participants.